Exhibit 2.1

                                   ----------

                 AGREEMENT AND PLAN OF MERGER AND REORGANIZATION

                                      AMONG

                            BLUE COAT SYSTEMS, INC.,

                            PIVOT ACQUISITION CORP.,

                            PERMEO TECHNOLOGIES, INC.

                                       AND

                                CHRIS PACITTI, as

                          STOCKHOLDERS' REPRESENTATIVE

                          Dated as of December 30, 2005

                                   ----------

                                TABLE OF CONTENTS
                                -----------------

                                                                            Page
                                                                            ----
ARTICLE I  THE MERGER..........................................................2
        SECTION 1.01  The Merger...............................................2
        SECTION 1.02  Effective Time; Closing..................................3
        SECTION 1.03  Effect of the Merger.....................................3
        SECTION 1.04  Certificate of Incorporation and Bylaws of the
          Surviving Corporation................................................3
        SECTION 1.05  Directors and Officers...................................3

ARTICLE II  MERGER CONSIDERATION; EXCHANGE OF CERTIFICATES.....................4
        SECTION 2.01  Merger Consideration.....................................4
        SECTION 2.02  Exchange of Certificates................................14
        SECTION 2.03  Stock Transfer Books....................................17
        SECTION 2.04  Company Stock Options; Warrants.........................17
        SECTION 2.05  Reserved................................................18
        SECTION 2.06  Dissenting Shares.......................................18

ARTICLE III  REPRESENTATIONS AND WARRANTIES OF THE COMPANY....................18
        SECTION 3.01  Organization and Qualification..........................19
        SECTION 3.02  Certificate of Incorporation and Bylaws.................19
        SECTION 3.03  No Subsidiaries.........................................20
        SECTION 3.04  Capitalization..........................................20
        SECTION 3.05  Authority Relative to This Agreement....................22
        SECTION 3.06  No Conflict; Required Filings and Consents..............23
        SECTION 3.07  Permits; Compliance.....................................23
        SECTION 3.08  Financial Statements....................................24
        SECTION 3.09  Absence of Certain Changes or Events....................25
        SECTION 3.10  Absence of Litigation...................................25
        SECTION 3.11  Employee Benefit Plans; Labor Matters...................26
        SECTION 3.12  Contracts...............................................29
        SECTION 3.13  Environmental Matters...................................31
        SECTION 3.14  Intellectual Property...................................32
        SECTION 3.15  Taxes...................................................35
        SECTION 3.16  Vote Required...........................................38
        SECTION 3.17  Assets; Absence of Liens and Encumbrances...............38
        SECTION 3.18  Owned Real Property.....................................38
        SECTION 3.19  Certain Interests.......................................38
        SECTION 3.20  Insurance Policies......................................39
        SECTION 3.21  Restrictions on Business Activities.....................39
        SECTION 3.22  Brokers.................................................39
        SECTION 3.23  State Takeover Statutes.................................40
        SECTION 3.24  Customers and Suppliers.................................40
        SECTION 3.25  Inventory...............................................40
        SECTION 3.26  Accounts Receivable; Bank Accounts......................40

                                        i
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        SECTION 3.27  Powers of Attorney......................................40
        SECTION 3.28  Offers..................................................40
        SECTION 3.29  Warranties..............................................41
        SECTION 3.30  Books and Records.......................................41
        SECTION 3.31  Tax Matters.............................................41
        SECTION 3.32  No Illegal Payments.....................................41
        SECTION 3.33  Reserved................................................41
        SECTION 3.34  No Misstatements........................................41

ARTICLE IV  REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB...........42
        SECTION 4.01  Organization and Qualification..........................42
        SECTION 4.02  Authority Relative to This Agreement....................43
        SECTION 4.03  Capital Structure.......................................43
        SECTION 4.04  No Conflict; Required Filings and Consents..............44
        SECTION 4.05  SEC Filings; Financial Statements.......................44
        SECTION 4.06  Interim Operations of Merger Sub........................45
        SECTION 4.07  Valid Issuance of Parent Shares.........................45
        SECTION 4.08  Brokers.................................................45
        SECTION 4.09  Tax Matters.............................................45
        SECTION 4.10  Litigation..............................................45
        SECTION 4.11  Intellectual Property...................................45
        SECTION 4.12  NASDAQ Requirements.....................................46
        SECTION 4.13  Absence of Parent Material Adverse Effect...............46
        SECTION 4.14  No Misstatements........................................46

ARTICLE V  CONDUCT OF BUSINESSES PENDING THE MERGER...........................46
        SECTION 5.01  Conduct of Business by the Company Pending the Merger...46
        SECTION 5.02  Litigation..............................................49
        SECTION 5.03  Notification of Certain Matters.........................50

ARTICLE VI  ADDITIONAL AGREEMENTS.............................................50
        SECTION 6.01  California Permit; Company Stockholder Approval.........50
        SECTION 6.02  Access to Information; Confidentiality..................52
        SECTION 6.03  No Solicitation of Transactions.........................52
        SECTION 6.04  Employee Benefits Matters...............................53
        SECTION 6.05  Further Action; Consents; Filings.......................54
        SECTION 6.06  Plan of Reorganization..................................55
        SECTION 6.07  No Public Announcement..................................55
        SECTION 6.08  Expenses................................................55
        SECTION 6.09  Affiliate Agreements....................................55
        SECTION 6.10  Reserved................................................55
        SECTION 6.11  Indemnification of Officers and Directors...............55
        SECTION 6.12  Nasdaq National Market Listing..........................56
        SECTION 6.13  Section 16 Relief.......................................56
        SECTION 6.14  Certificate Amendment...................................56
        SECTION 6.15  Conversion Schedule.....................................57

                                       ii
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        SECTION 6.16  Liquidation Bonus Plan..................................57

ARTICLE VII  CONDITIONS TO THE MERGER.........................................58
        SECTION 7.01  Conditions to the Obligations of Each Party.............58
        SECTION 7.02  Conditions to the Obligations of Parent and Merger Sub..58
        SECTION 7.03  Conditions to the Obligations of the Company............61

ARTICLE VIII  TERMINATION, AMENDMENT AND WAIVER...............................62
        SECTION 8.01  Termination.............................................62
        SECTION 8.02  Effect of Termination...................................63
        SECTION 8.03  Amendment...............................................63
        SECTION 8.04  Waiver..................................................63

ARTICLE IX  INDEMNIFICATION...................................................63
        SECTION 9.01  Survival of Representations and Warranties..............63
        SECTION 9.02  Indemnification by the Company Stockholders.............64
        SECTION 9.03  Reserved................................................66
        SECTION 9.04  Indemnification Procedures..............................66
        SECTION 9.05  Stockholders' Representative............................68

ARTICLE X  GENERAL PROVISIONS.................................................69
        SECTION 10.01 Notices.................................................69
        SECTION 10.02 Certain Definitions.....................................70
        SECTION 10.03 Severability............................................71
        SECTION 10.04 Assignment; Binding Effect; Benefit.....................71
        SECTION 10.05 Incorporation of Exhibits...............................71
        SECTION 10.06 Specific Performance....................................72
        SECTION 10.07 Governing Law; Forum....................................72
        SECTION 10.08 Time of the Essence.....................................72
        SECTION 10.09 Reserved................................................72
        SECTION 10.10 Construction and Interpretation.........................72
        SECTION 10.11 Further Assurances......................................73
        SECTION 10.12 Headings................................................73
        SECTION 10.13 Counterparts............................................73
        SECTION 10.14 Entire Agreement........................................73
        SECTION 10.15 Schedules...............................................73

Exhibit A         Form of Voting Agreement
Exhibit B         Form of Escrow Agreement
Exhibit C         Form of Company Affiliate Agreement
Exhibit D         Form of Company Counsel Legal Opinion
Exhibit E         Form of FIRPTA Notification Letter
Exhibit F         Form of FIRPTA Notice to IRS

Schedule 2.01(b)  Schedule of Merger Consideration
Schedule 6.09     Affiliates

                 AGREEMENT AND PLAN OF MERGER AND REORGANIZATION

        AGREEMENT AND PLAN OF MERGER AND REORGANIZATION, dated as of December 30, 2005 (this "Agreement"), among BLUE COAT SYSTEMS, INC., a Delaware corporation ("Parent"), PIVOT ACQUISITION CORP., a Delaware corporation and a wholly owned subsidiary of Parent ("Merger Sub"), PERMEO TECHNOLOGIES, INC., a Delaware corporation (the "Company"), and Chris Pacitti, as Stockholders' Representative (as defined in Section 9.05 hereof).

                               W I T N E S S E T H

        WHEREAS, upon the terms and subject to the conditions of this Agreement and in accordance with the Delaware General Corporation Law (the "DGCL"), Parent and the Company will enter into a business combination transaction pursuant to which Merger Sub will merge with and into the Company (the "Merger");

        WHEREAS, the Board of Directors of the Company has (i) determined that the Merger is fair to, and in the best interests of, the Company and its stockholders, (ii) unanimously approved and adopted this Agreement, the Merger, and the other transactions contemplated by this Agreement, and (iii) determined to unanimously recommend that the stockholders of the Company approve and adopt this Agreement and the Merger;

        WHEREAS, the Boards of Directors of each of Parent and Merger Sub have
(i) determined that the Merger is consistent with and in furtherance of the long-term business strategy of Parent and fair to, and in the best interests of, Parent, Merger Sub and their respective stockholders and (ii) approved and adopted this Agreement, the Merger, and the other transactions contemplated by this Agreement;

        WHEREAS, Parent, as the sole stockholder of Merger Sub, has approved and adopted this Agreement, the Merger, and the other transactions contemplated by this Agreement;

        WHEREAS, for Federal income tax purposes, the Merger is intended to qualify as a reorganization under the provisions of Section 368(a) of the United States Internal Revenue Code of 1986, as amended (the "Code");

        WHEREAS, each person listed on Schedule 6.09 hereto owns such number of shares of common stock, $0.001 par value, of the Company (the "Company Common Stock"), such number of shares of Series A Convertible Preferred Stock, par value $0.001 per share, of the Company (the "Company Series A Preferred Stock"), such number of shares of Series B Convertible Preferred Stock, par value $0.001 per share, of the Company (the "Company Series B Preferred Stock"), such number of shares of Series C Convertible Preferred Stock, par value $0.001 per share, of the Company (the "Company Series C Preferred Stock"), and such number of shares of Series C-1 Convertible Preferred Stock, par value $0.001 per share, of the Company (the "Company Series C-1 Preferred Stock" and, together with the Company Series A Preferred Stock, Company Series B Preferred Stock and Company Series C Preferred Stock, the "Company Preferred Stock," and, the Company Common Stock together with the Company Preferred Stock, the "Company Stock") as is set forth opposite such stockholder's name in Section 3.04 of the Company Disclosure Schedule (as defined in Article III) (such stockholders being referred to herein as the "Principal Stockholders");

        WHEREAS, pursuant to the Merger, each outstanding share of Company Stock shall be converted into the right to receive shares of Parent's authorized common stock, par value $0.0001 per share ("Parent Common Stock"), and cash, at the rates determined in this Agreement;

        WHEREAS, as a condition and inducement to Parent's and Merger Sub's entering into this Agreement and incurring the obligations set forth herein, concurrently with the execution and delivery of this Agreement, each of the Principal Stockholders is entering into a voting agreement with Parent
(a "Voting Agreement"), dated the date hereof and substantially in the form attached hereto as Exhibit A;

        WHEREAS, a portion of the Parent Common Stock otherwise issuable by Parent in connection with the Merger shall be placed in escrow by Parent, the release of which amount shall be contingent upon certain events and conditions, all as set forth in this Agreement and the Escrow Agreement (as defined in Section 2.02(b)); and

        WHEREAS, certain capitalized terms used in this Agreement are defined in
Section 10.02 of this Agreement.

        NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements herein contained, and intending to be legally bound hereby, Parent, Merger Sub, the Company and the Stockholders' Representative hereby agree as follows:

                                    ARTICLE I

                                   THE MERGER
                                   ----------

        SECTION 1.01 The Merger. Upon the terms of this Agreement and
                     ----------
subject to the conditions set forth in this Agreement, and in accordance with the DGCL, at the Effective Time (as defined in Section 1.02), Merger Sub shall be merged with and into the Company (the "Reverse Merger"). As a result of the Reverse Merger, the separate corporate existence of Merger Sub shall cease, and the Company shall continue as the surviving corporation of the Reverse Merger (the "Surviving Corporation"). As soon as reasonably practicable following the consummation of the Reverse Merger, but in any event within sixty (60) days thereafter, the Company shall be merged (the "Second-Step Merger") with and into Parent or a wholly-owned, first-tier subsidiary of Parent; provided, however, that such Second-Step Merger shall not be required if Parent and the Stockholders' Representative determine in good faith in writing after consultation with their respective counsel that the consummation of the Reverse Merger, by itself, is sufficient to cause the Merger to satisfy the requirement of Code Section 368(a)(2)(E)(ii). Following the Second-Step Merger, if it occurs, the separate corporate existence of the Company shall cease and Parent or its wholly-owned subsidiary, as the case may be, shall continue as the Surviving Corporation. The Reverse Merger is referred to herein as the "Merger." For purposes of Section 3.31, Section 4.09 and Section 6.06, if the Second-Step Merger is consummated, then "Merger" shall refer to the Reverse Merger and the Second-Step Merger, collectively or seriatim, as appropriate.

        SECTION 1.02 Effective Time; Closing. As promptly as practicable
                     -----------------------
following the satisfaction or waiver of the conditions set forth in Article VII (or such other date as may be agreed by Parent and the Company), the parties hereto shall cause the Merger to be consummated by (i) filing a certificate of merger (the "Certificate of Merger") with the Secretary of State of the State of Delaware in such form as is required by, and executed in accordance with, the relevant provisions of the DGCL and (ii) making all other filings and recordings required under the DGCL. The term "Effective Time" means the date and time of the filing of the Certificate of Merger (or such later time as may be agreed by each of the parties hereto and specified in the Certificate of Merger). Immediately prior to the filing of the Certificate of Merger, a closing (the "Closing") will be held at the offices of Gunderson Dettmer Stough Villeneuve Franklin & Hachigian, LLP ("Gunderson Dettmer"), 155 Constitution Drive, Menlo Park, California (or such other place as the parties may agree). The date on which the Closing shall occur is referred to herein as the "Closing Date."

        SECTION 1.03 Effect of the Merger. At and after the Effective Time,
                     --------------------
the Merger shall have the effects as set forth in the applicable provisions of the DGCL. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, all the property, rights, privileges, powers and franchises of each of the Company and Merger Sub shall vest in the Surviving Corporation, and all debts, liabilities, obligations, restrictions, disabilities and duties of each of the Company and Merger Sub shall become the debts, liabilities, obligations, restrictions, disabilities and duties of the Surviving Corporation.

        SECTION 1.04 Certificate of Incorporation and Bylaws of the Surviving
                     --------------------------------------------------------
Corporation.
-----------

                (a) At the Effective Time, the Certificate of Incorporation of the Company as the Surviving Corporation shall be amended and restated to read the same as the Certificate of Incorporation of Merger Sub as in effect immediately prior to the Effective Time, except that Section 1 of the amended and restated Certificate of Incorporation of the Surviving Corporation, instead of reading the same as Section 1 of the Certificate of Incorporation of Merger Sub, shall read as follows: "The name of this corporation is Permeo Technologies, Inc."

                (b) At the Effective Time, the Bylaws of the Company as the Surviving Corporation shall be amended to read the same as the Bylaws of Merger Sub as in effect immediately prior to the Effective Time, except that all references to Merger Sub in the Bylaws of the Surviving Corporation shall be changed to refer to Permeo Technologies, Inc.

        SECTION 1.05 Directors and Officers. The directors of Merger Sub
                     ----------------------
immediately prior to the Effective Time shall be the initial directors of the Surviving Corporation, each to hold office in accordance with the Certificate of Incorporation and Bylaws of the Surviving Corporation, and the officers of Merger Sub immediately prior to the Effective Time shall be the initial officers of the Surviving Corporation, in each case until their respective successors are duly elected or appointed and qualified.

                                   ARTICLE II

                MERGER CONSIDERATION; EXCHANGE OF CERTIFICATES
                ----------------------------------------------

        SECTION 2.01 Merger Consideration. The consideration in the Merger
                     --------------------
consists of (i) shares of Parent Common Stock, (ii) cash and (iii) a payment under the Company's Liquidation Bonus Plan. If the Average Closing Price (as defined below) is $45.00, the Aggregate Merger Consideration (as defined below) will be $59,999,980.00 (assuming that the Bridge Amount (as defined below) is not greater than $1,000,000). The Aggregate Merger Consideration will fluctuate as described in this Section 2, based on changes in the Average Closing Price. The Parent Common Stock issued in the Merger, or Parent Shares (as defined below), consists of 1,104,444 shares of Parent Common Stock, less an amount necessary to compensate for the Bonus Amount (as defined below); provided, however, that the Parent Shares will be subject to adjustment if the Average Closing Price is below $36.00 or above $54.00 (as described below). The cash paid in the Merger will be $10,300,000.00, reduced by certain bridge loan and litigation amounts. The Parent Cash is also subject to adjustment if the Average Closing Price is below $36.00 or above $54.00 (as described below). The payment under the Company's Liquidation Bonus Plan, or Bonus Amount, will be twelve percent (12%) of the Aggregate Merger Consideration. The foregoing description is a general summary, and is subject to the more detailed description set forth herein.

        The Company has four different series of Preferred Stock outstanding (and since the Company Series B Preferred Stock has cumulative dividends and was issued on three different issue dates, this Section 2 treats the Company Series B Preferred Stock as three different series of Preferred Stock). The Company Preferred Stock is entitled to certain liquidation preferences over the Company Common Stock. After the payment of the aggregate liquidation preferences of the Company Preferred Stock, the Company Preferred Stock will share or participate with the Company Common Stock in any remaining proceeds. Since the holder's of Company Stock receive cash and stock in the Merger, this Section 2 describes cash and stock exchange ratios for each series of the Company Preferred Stock and for the Company Common Stock.

        Schedule 2.01 of this Agreement is a spreadsheet that calculates each of the exchange ratios in the Merger, assuming that the Average Closing Price is $45.00 and based on the capitalization of the Company included in the Company's representation as to capitalization contained in Section 3.04 of this Agreement.

                (a) At the Effective Time, by virtue of the Merger and without any action on the part of Parent, Merger Sub, the Company or the holders of any of the following securities:

                        (i)

                                (1)     each share of Company Series C-1
Preferred Stock issued and outstanding immediately prior to the Effective Time (other than any shares of Company Series C-1 Preferred Stock to be canceled pursuant to Section 2.01(a)(ii) and any Dissenting Shares (as defined in Section 2.06)) shall be converted into the right to receive (a) such number of shares of Parent Common Stock equal to the sum of (i) the Series C-1 Stock Exchange Ratio and (ii) the product obtained by multiplying the Participating Stock Exchange Ratio by the then effective Conversion Rate of the Company Series C-1 Preferred Stock, and (b) an amount of cash equal to the sum of (i) the Series C-1 Cash Exchange Ratio and (ii) the product obtained by multiplying the Participating Cash Exchange Ratio by the then effective Conversion Rate of the Company Series C-1 Preferred Stock (each such term as defined in Section 2.01(b));

                                (2)     each share of Company Series C Preferred
Stock issued and outstanding immediately prior to the Effective Time (other than any shares of Company Series C Preferred Stock to be canceled pursuant to
Section 2.01(a)(ii) and any Dissenting Shares (as defined in Section 2.06)) shall be converted into the right to receive (a) such number of shares of Parent Common Stock equal to the sum of (i) the Series C Stock Exchange Ratio and (ii) the product obtained by multiplying the Participating Stock Exchange Ratio by the then effective Conversion Rate of the Company Series C Preferred Stock, and
(b) an amount of cash equal to the sum of (i) the Series C Cash Exchange Ratio and (ii) the product obtained by multiplying the Participating Cash Exchange Ratio by the then effective Conversion Rate of the Company Series C Preferred Stock (each such term as defined in Section 2.01(b));

                                (3)     each share of Company Series B Preferred
Stock originally issued as of April 30, 2002 ("Company Series B April 2002 Preferred Stock") and issued and outstanding immediately prior to the Effective Time (other than any shares of Company Series B Preferred Stock to be canceled pursuant to Section 2.01(a)(ii) and any Dissenting Shares (as defined in Section 2.06)) shall be converted into the right to receive (a) such number of shares of Parent Common Stock equal to the sum of (i) the Series B April 2002 Stock Exchange Ratio and (ii) the product obtained by multiplying the Participating Stock Exchange Ratio by the then effective Conversion Rate of the Company Series B Preferred Stock, and (b) an amount of cash equal to the sum of (i) the Series B April 2002 Cash Exchange Ratio and (ii) the product obtained by multiplying the Participating Cash Exchange Ratio by the then effective Conversion Rate of the Company Series B Preferred Stock (each such term as defined in Section 2.01(b));

                                (4)     each share of Company Series B Preferred
Stock originally issued as of September 18, 2002 ("Company Series B September 2002 Preferred Stock") and issued and outstanding immediately prior to the Effective Time (other than any shares of Company Series B Preferred Stock to be canceled pursuant to Section 2.01(a)(ii) and any Dissenting Shares (as defined in Section 2.06)) shall be converted into the right to receive (a) such number of shares of Parent Common Stock equal to the sum of (i) the Series B September 2002 Stock Exchange Ratio and (ii) the product obtained by multiplying the Participating Stock Exchange Ratio by the then effective Conversion Rate of the Company Series B Preferred Stock, and (b) an amount of cash equal to the sum of
(i) the Series B September 2002 Cash Exchange Ratio and (ii) the product obtained by multiplying the Participating Cash Exchange Ratio by the then effective Conversion Rate of the Company Series B Preferred Stock (each such term as defined in Section 2.01(b));

                                (5)     each share of Company Series B Preferred
Stock originally issued as of May 20, 2003 ("Company Series B May 2003 Preferred Stock") and issued and outstanding immediately prior to the Effective Time (other than any shares of Company Series B Preferred Stock to be canceled pursuant to Section 2.01(a)(ii) and any Dissenting Shares (as defined in Section 2.06)) shall be converted into the right to receive (a) such number of shares of Parent Common Stock equal to the sum of (i) the Series B May 2003 Stock Exchange Ratio and (ii) the product obtained by multiplying the Participating Stock Exchange Ratio by the then effective Conversion Rate of the Company Series B Preferred Stock, and (b) an amount of cash equal to the sum of (i) the Series B May 2003 Cash Exchange Ratio and (ii) the product obtained by multiplying the Participating Cash Exchange Ratio by the then effective Conversion Rate of the Company Series B Preferred Stock (each such term as defined in Section 2.01(b));

                                (6)     each share of Company Series A Preferred
Stock issued and outstanding immediately prior to the Effective Time (other than any shares of Company Series A Preferred Stock to be canceled pursuant to
Section 2.01(a)(ii) and any Dissenting Shares (as defined in Section 2.06)) shall be converted into the right to receive (a) such number of shares of Parent Common Stock equal to the sum of (i) the Series A Stock Exchange Ratio and (ii) the product obtained by multiplying the Participating Stock Exchange Ratio by the then effective Conversion Rate of the Company Series A Preferred Stock, and
(b) an amount of cash equal to the sum of (i) the Series A Cash Exchange Ratio and (ii) the product obtained by multiplying the Participating Cash Exchange Ratio by the then effective Conversion Rate of the Company Series A Preferred Stock (each such term as defined in Section 2.01(b)); and

                                (7)     each share of Company Common Stock
issued and outstanding immediately prior to the Effective Time (other than any shares of Company Common Stock to be canceled pursuant to Section 2.01(a)(ii) and any Dissenting Shares (as defined in Section 2.06)) shall be converted into the right to receive (a) such number of shares of Parent Common Stock equal to the Participating Stock Exchange Ratio and (b) an amount of cash equal to the Participating Cash Exchange Ratio (each as defined in Section 2.01(b));

                        (ii) each share of Company Stock held in the treasury of the Company and each share of Company Stock owned by Parent or any direct or indirect wholly owned subsidiary of Parent or of the Company immediately prior to the Effective Time shall be cancelled and extinguished without any conversion thereof and no payment or distribution shall be made with respect thereto; and

                        (iii) each share of common stock, par value $.0001 per share, of Merger Sub issued and outstanding immediately prior to the Effective Time shall be converted into and exchanged for one validly issued, fully paid and nonassessable share of common stock, par value $$.0001 per share, of the Surviving Corporation. The stock certificate evidencing shares of common stock of Merger Sub shall then evidence ownership of the outstanding shares of common stock of the Surviving Corporation.

                (b) As used in this Agreement, the following terms have the following meanings:

                        (i)     "Aggregate Merger Consideration" means the sum
                                 ------------------------------
of (x) the product obtained by multiplying the Parent Shares by the Average Closing Price, (y) the Parent Cash and (z) the Bonus Amount.

                        (ii)    "Average Closing Price" means the average
                                 ---------------------
closing price per share of Parent Common Stock on The Nasdaq National Market over the ten (10) trading day period ending on and including the trading day that is the third trading day prior to the Closing Date.

                        (iii)   "Bonus Amount" means an amount equal to twelve
                                 ------------
percent (12%) of the Aggregate Merger Consideration.

                        (iv)    "Bridge Amount" means, solely with respect to
                                 -------------
the Bridge Notes that remain outstanding at the Effective Time (such Bridge Notes, the "Closing Bridge Notes"), the aggregate amount in excess of $1,000,000 that, immediately after the Effective Time, would be required to be paid to the holders of the Closing Bridge Notes in order to fully pay all obligations owing under the Closing Bridge Notes. For avoidance of doubt, such amount shall include (x) the aggregate amount of principal and accrued interest that remains outstanding under the Closing Bridge Notes at the Effective Time plus (y) the aggregate of any additional payments that, immediately after the Effective Time, will be required to be paid under the Closing Bridge Notes as a result of the consummation of the Merger (or a combination of the Merger and the occurrence of another event or events).

                        (v)     "Bridge Note" shall mean any promissory note,
                                 -----------
simple or convertible, that is issued by the Company to any party, including Parent, on or after the date of this Agreement and prior to the Effective Time.

                        (vi)    "Company Preferred Stock Liquidation Preference
                                 ----------------------------------------------
Parent Cash" means the sum of (a) the product obtained by multiplying the Series
-----------
A Cash Exchange Ratio by the number of shares of Company Series A Preferred Stock outstanding immediately prior to the Effective Time, (b) the product obtained by multiplying the Series B April 2002 Cash Exchange Ratio by the number of shares of Company Series B April 2002 Preferred Stock outstanding immediately prior to the Effective Time, (c) the product obtained by multiplying the Series B September 2002 Cash Exchange Ratio by the number of shares of Company Series B September 2002 Preferred Stock outstanding immediately prior to the Effective Time, (d) the product obtained by multiplying the Series B May 2003 Cash Exchange Ratio by the number of shares of Company Series B May 2003 Preferred Stock outstanding immediately prior to the Effective Time, (e) the product obtained by multiplying the Series C Cash Exchange Ratio by the number of shares of Company Series C Preferred Stock outstanding immediately prior to the Effective Time, and (f) the product obtained by multiplying the Series C-1 Cash Exchange Ratio by the number of shares of Company Series C-1 Preferred Stock outstanding immediately prior to the Effective Time.

                        (vii)   "Company Preferred Stock Liquidation Preference
                                 ----------------------------------------------
Parent Shares" means the sum of (a) the product obtained by multiplying the
-------------
Series A Stock Exchange Ratio by the number of shares of Company Series A Preferred Stock outstanding immediately prior to the Effective Time, (b) the product obtained by multiplying the Series B April 2002 Stock Exchange Ratio by the number of shares of Company Series B April 2002 Preferred Stock outstanding immediately prior to the Effective Time, (c) the product obtained by multiplying the Series B September 2002 Stock Exchange Ratio by the number of shares of Company Series B September 2002 Preferred Stock outstanding immediately prior to the Effective Time, (d) the product obtained by multiplying the Series B May 2003 Stock Exchange Ratio by the number of shares of Company Series B May 2003 Preferred Stock outstanding immediately prior to the Effective Time, (e) the product obtained by multiplying the Series C Stock Exchange Ratio by the number of shares of Company Series C Preferred Stock outstanding immediately prior to the Effective Time, and (f) the product obtained by multiplying the Series C-1 Stock Exchange Ratio by the number of shares of Company Series C-1 Preferred Stock outstanding immediately prior to the Effective Time.

                        (viii)  "Conversion Rate" of a series of Company
                                 ---------------
Preferred Stock means the rate at which one share of such series of Company Preferred Stock converts into Company Common Stock.

                        (ix)    "Escrow Shares" means a number of shares of
                                 -------------
Parent Common Stock equal to fifteen percent (15%) of the sum the (A) Parent Shares and (B) the quotient obtained by dividing the Bonus Amount by the Average Closing Price.

                        (x)     "Fully Diluted Common Shares Amount" means a
                                 ----------------------------------
number of shares of Company Common Stock equal to the sum of (x) the number of shares of Company Common Stock issued and outstanding immediately prior to the Effective Time and (y) the number of shares of Company Common Stock issuable upon exercise, conversion and/or exchange of all securities issued and outstanding immediately prior to the Effective Time that are exercisable, convertible and/or exchangeable for shares of Company Common Stock (or other capital stock of the Company), including, without limitation, (i) the Company Preferred Stock, and (ii) all vested Company Options (as defined in Section 2.04 below), whether or not exercisable. Notwithstanding the foregoing, "Fully Diluted Common Shares Amount" shall not include unvested Company Options issued and outstanding immediately prior to the Effective Time.

                        (xi)    "Litigation Amounts" means any amounts paid by
                                 ------------------
the Company on or after the date of this Agreement and on or before the Effective Time in connection with the matter described in Item #1 of Section
3.10 of the Company Disclosure Schedule.

                        (xii)   "Parent Cash" means $10,300,000 less (i) the
                                 -----------
Bridge Amount and (ii) the Litigation Amounts; provided, however, that

                                (1)     if the Average Closing Price is between
$31.50 and $36.00, then Parent Cash shall be increased by that amount of cash calculated using the following formula: 0.20 * ( ($39,700,000 - (1,104,444 * Average Closing Price) ) * 0.75);

                                (2)     if the Average Closing Price is equal to
or below $31.50, then Parent Cash shall be increased by that amount of cash calculated using the following formula: $750,000.00 + (0.20 * ( ($34,700,000 - (1,104,444 * Average Closing Price) ) * 0.50) );

                                (3)     if the Average Closing Price is between
$54.00 and $58.50, then Parent Cash shall be reduced by that amount of cash calculated using the following formula: 0.143 * ( ( (1,104,444 * Average Closing Price) - $59,700,000) * 0.75); and

                                (4)     if the Average Closing Price is equal to
or above $58.50, then Parent Cash shall be reduced by that that amount of cash calculated using the following formula: $536,250.00 + (0.143 * ( ( (1,104,444 * Average Closing Price) - $64,700,000) * 0.50) ).

                        (xiii) By way of examples, (A) if the Average Closing Price is $34.00, the amount of Parent Cash shall be increased by $322,335.60 pursuant to (1) above; (B) if the Average Closing Price is $29.00, the amount of Parent Cash shall be increased by $1,017,112.40 pursuant to (2) above; (C) if the Average Closing Price is $56.00, the amount of Parent Cash shall be reduced by $230,465.66 pursuant to (3) above; and (D) if the Average Closing Price is $61.00, the amount of Parent Cash shall be reduced by $727,232.51 shares pursuant to (4) above.

                        (xiv)   "Parent Cash Percentage" means the quotient
                                 ----------------------
obtained by dividing (x) the Parent Cash, by (y) the sum of (i) the Parent Cash and (ii) the product obtained by multiplying the Parent Shares by the Average Closing Price.

                        (xv)    "Parent Shares" means 1,104,444 shares of Parent
                                 -------------
Common Stock, less the quotient obtained by dividing the Bonus Amount by the Average Closing Price; provided, however, that

                                (1)     if the Average Closing Price is between
$31.50 and $36.00, then Parent Shares shall be increased by that number of shares calculated using the following formula: 0.80 * ( ( ($39,700,000 - (1,104,444 * Average Closing Price) ) * 0.75) / Average Closing Price), rounded to the nearest whole share;

                                (2)     if the Average Closing Price is equal to
or below $31.50, then Parent Shares shall be increased by that number of shares calculated using the following formula: ($3,000,000 / Average Closing Price) + (0.80 * ( ( ($34,700,000 - (1,104,444 * Average Closing Price) ) * 0.50 ) /
Average Closing Price) ), rounded to the nearest whole share;

                                (3)     if the Average Closing Price is between
$54.00 and $58.50, then Parent Shares shall be reduced by that number of shares calculated using the following formula: 0.857 * ( ( ( (1,104,444 * Average Closing Price) - $59,700,000) * 0.75 ) / Average Closing Price), rounded to the nearest whole share; and

                                (4)     if the Average Closing Price is equal to
or above $58.50, then Parent Shares shall be reduced by that number of shares calculated using the following formula: ($3,213,750.00 / Average Closing Price) + (0.857 * ( ( ( (1,104,444 * Average Closing Price) - $64,700,000) * 0.50) /
Average Closing Price) ), rounded to the nearest whole share.

By way of examples, (A) if the Average Closing Price is $34.00, the number of Parent Shares shall be increased by 37,922 shares pursuant to (1) above; (B) if the Average Closing Price is $29.00, the number of Parent Shares shall be increased by 140,291 shares pursuant to (2) above; (C) if the Average Closing Price is $56.00, the number of Parent Shares shall be reduced by 24,664 shares pursuant to (3) above; and (D) if the Average Closing Price is $61.00, the number of Parent Shares shall be reduced by 71,448 shares pursuant to (4) above.

Notwithstanding any of the foregoing, in no event will the number of Parent Shares be greater than 1,900,000 shares.

                        (xvi)   "Parent Shares Percentage" means the quotient
                                 ------------------------
obtained by dividing (x) the product obtained by multiplying the Parent Shares by the Average Closing Price, by (y) the sum of (i) the Parent Cash and (ii) the product obtained by multiplying the Parent Shares by the Average Closing Price.

                        (xvii)  "Participating Cash Exchange Ratio" means the
                                 ---------------------------------
quotient obtained by dividing (x) the Parent Cash less the Company Preferred Stock Liquidation Preference Parent Cash, by (y) the Fully Diluted Common Shares Amount.

                        (xviii) "Participating Stock Exchange Ratio" means the
                                 ----------------------------------
quotient obtained by dividing (x) the Parent Shares less the Company Preferred Stock Liquidation Preference Parent Shares, by (y) the Fully Diluted Common Shares Amount.

                        (xix)   "Series A Cash Exchange Ratio" means the product
                                 ----------------------------
obtained by multiplying the Series A Liquidation Preference by the Parent Cash Percentage.

                        (xx)    "Series B April 2002 Cash Exchange Ratio" means
                                 ---------------------------------------
the product obtained by multiplying the Series B April 2002 Liquidation Preference by the Parent Cash Percentage.

                        (xxi)   "Series B May 2003 Cash Exchange Ratio" means
                                 -------------------------------------
the product obtained by multiplying the Series B May 2003 Liquidation Preference by the Parent Cash Percentage.

                        (xxii)  "Series B September 2002 Cash Exchange Ratio"
                                 -------------------------------------------
means the product obtained by multiplying the Series B September 2002 Liquidation Preference by the Parent Cash Percentage.

                        (xxiii) "Series C Cash Exchange Ratio" means the product
                                 -----------------------------------------------
obtained by multiplying the Series C Liquidation Preference by the Parent Cash Percentage.

                        (xxiv)  "Series C-1 Cash Exchange Ratio" means the
                                 ------------------------------
product obtained by multiplying the Series C-1 Liquidation Preference by the Parent Cash Percentage.

                        (xxv)   "Series A Liquidation Preference" means $5.1894
                                 -------------------------------
(as adjusted for any stock splits, stock dividends, combinations, subdivisions, recapitalizations or the like with respect to the Company Series A Preferred Stock occurring after the date of this Agreement and prior to the Effective
Time).

                        (xxvi)  "Series B April 2002 Liquidation Preference"
                                 ------------------------------------------
means the sum of $1.00 (as adjusted for any stock splits, stock dividends, combinations, subdivisions, recapitalizations or the like with respect to the Company Series B April 2002 Preferred Stock occurring after the date of this Agreement and prior to the Effective Time) and the Series B April 2002 Dividend Amount.

                        (xxvii) "Series B September 2002 Liquidation Preference"
                                 ----------------------------------------------
means the sum of $1.00 (as adjusted for any stock splits, stock dividends, combinations, subdivisions, recapitalizations or the like with respect to the Company Series B September 2002 Preferred Stock occurring after the date of this Agreement and prior to the Effective Time) and the Series B September 2002 Dividend Amount.

                        (xxviii) "Series B May 2003 Liquidation Preference"
                                  ----------------------------------------
means the sum of $1.00 (as adjusted for any stock splits, stock dividends, combinations, subdivisions, recapitalizations or the like with respect to the Company Series B May 2003 Preferred Stock occurring after the date of this Agreement and prior to the Effective Time) and the Series B May 2003 Dividend Amount.

                        (xxix)  "Series C Liquidation Preference" means the sum
                                 -------------------------------
of $1.28570951 (as adjusted for any stock splits, stock dividends, combinations, subdivisions, recapitalizations or the like with respect to the Company Series C Preferred Stock occurring after the date of this Agreement and prior to the Effective Time) and the Series C Dividend Amount.

                        (xxx)   "Series C-1 Liquidation Preference" means the
                                 ---------------------------------
sum of $0.76636 (as adjusted for any stock splits, stock dividends, combinations, subdivisions, recapitalizations or the like with respect to the Company Series C-1 Preferred Stock occurring after the date of this Agreement and prior to the Effective Time) and the Series C-1 Dividend Amount.

                        (xxxi)  "Series B April 2002 Dividend Amount" means that
                                 -----------------------------------
dollar amount of dividends that have accrued but have not been paid in respect of a share of Company Series B April 2002 Preferred Stock, which dollar amount is equal to 8% of $1.00 (as adjusted for any stock splits, stock dividends, combinations, subdivisions, recapitalizations or the like with respect to the Company Series B Preferred Stock occurring after the date of this Agreement and prior to the Effective Time) per annum (compounded annually on the anniversary of the original issuance date) for each share of Company Series B April 2002 Preferred Stock, calculated from the date of original issuance by the Company of shares of Company Series B April 2002 Preferred Stock through and including the Closing Date. For avoidance of doubt, "Series B April 2002 Dividend Amount" shall not include that dollar amount of dividends that have otherwise been paid by the Company, or will be paid by the Company at or prior to the Effective Time, in respect of a share of Company Series B April 2002 Preferred Stock.

                        (xxxii) "Series B September 2002 Dividend Amount" means
                                 ---------------------------------------
that dollar amount of dividends that have accrued but have not been paid in respect of a share of Company Series B September 2002 Preferred Stock, which dollar amount is equal to 8% of $1.00 (as adjusted for any stock splits, stock dividends, combinations, subdivisions, recapitalizations or the like with respect to the Company Series B Preferred Stock occurring after the date of this Agreement and prior to the Effective Time) per annum (compounded annually on the anniversary of the original issuance date) for each share of Company Series B September 2002 Preferred Stock, calculated from the date of original issuance by the Company of shares of Company Series B September 2002 Preferred Stock through and including the Closing Date. For avoidance of doubt, "Series B September 2002 Dividend Amount" shall not include that dollar amount of dividends that have otherwise been paid by the Company, or will be paid by the Company at or prior to the Effective Time, in respect of a share of Company Series B September 2002 Preferred Stock.

                        (xxxiii)"Series B May 2003 Dividend Amount" means that
                                 ---------------------------------
dollar amount of dividends that have accrued but have not been paid in respect of a share of Company Series B May 2003 Preferred Stock, which dollar amount is equal to 8% of $1.00 (as adjusted for any stock splits, stock dividends, combinations, subdivisions, recapitalizations or the like with respect to the Company Series B Preferred Stock occurring after the date of this Agreement and prior to the Effective Time) per annum (compounded annually on the anniversary of the original issuance date) for each share of Company Series B May 2003 Preferred Stock, calculated from the date of original issuance by the Company of shares of Company Series B May 2003 Preferred Stock through and including the Closing Date. For avoidance of doubt, "Series B May 2003 Dividend Amount" shall not include that dollar amount of dividends that have otherwise been paid by the Company, or will be paid by the Company at or prior to the Effective Time, in respect of a share of Company Series B May 2003 Preferred Stock.

                        (xxxiv) "Series C Dividend Amount" means that dollar
                                 ------------------------
amount of dividends that have accrued but have not been paid in respect of a share of Company Series C Preferred Stock, which dollar amount is equal to 8% of $1.28570951 (as adjusted for any stock splits, stock dividends, combinations, subdivisions, recapitalizations or the like with respect to the Company Series C Preferred Stock occurring after the date of this Agreement and prior to the Effective Time) per annum (compounded annually on the anniversary of the original issuance date) for each share of Company Series C Preferred Stock, calculated from the date of first issuance by the Company of shares of Company Series C Preferred Stock through and including the Closing Date. For avoidance of doubt, "Series C Dividend Amount" shall not include that dollar amount of dividends that have otherwise been paid by the Company, or will be paid by the Company at or prior to the Effective Time, in respect of a share of Company Series C Preferred Stock.

                        (xxxv)  "Series C-1 Dividend Amount" means that dollar
                                 --------------------------
amount of dividends that have accrued but have not been paid in respect of a share of Company Series C-1 Preferred Stock, which dollar amount is equal to 8% of $0.76636 (as adjusted for any stock splits, stock dividends, combinations, subdivisions, recapitalizations or the like with respect to the Company Series C-1 Preferred Stock occurring after the date of this Agreement and prior to the Effective Time) per annum (compounded annually on the anniversary of the original issuance date) for each share of Company Series C-1 Preferred Stock, calculated from the date of first issuance by the Company of shares of Company Series C-1 Preferred Stock through and including the Closing Date. For avoidance of doubt, "Series C-1 Dividend Amount" shall not include that dollar amount of dividends that have otherwise been paid by the Company, or will be paid by the Company at or prior to the Effective Time, in respect of a share of Company Series C-1 Preferred Stock.

                        (xxxvi) "Series A Stock Exchange Ratio" means the
                                 -----------------------------
product obtained by multiplying (i) the quotient obtained by dividing the Series A Liquidation Preference by the Average Closing Price, by (ii) the Parent Shares Percentage.

                        (xxxvii) "Series B April 2002 Stock Exchange Ratio"
                                  ----------------------------------------
means the product obtained by multiplying (i) the quotient obtained by dividing the Series B April 2002 Liquidation Preference by the Average Closing Price, by
(ii) the Parent Shares Percentage.

                        (xxxviii) "Series B September 2002 Stock Exchange Ratio"
                                   --------------------------------------------
means the product obtained by multiplying (i) the quotient obtained by dividing the Series B September 2002 Liquidation Preference by the Average Closing Price, by (ii) the Parent Shares Percentage.

                        (xxxix) "Series B May 2003 Stock Exchange Ratio" means
                                 --------------------------------------
the product obtained by multiplying (i) the quotient obtained by dividing the Series B May 2003 Liquidation Preference by the Average Closing Price, by (ii) the Parent Shares Percentage.

                        (xl)    "Series C Stock Exchange Ratio" means the
                                 -----------------------------
product obtained by multiplying (i) the quotient obtained by dividing the Series C Liquidation Preference by the Average Closing Price, by (ii) the Parent Shares Percentage.

                        (xli)   "Series C-1 Stock Exchange Ratio" means the
                                 -------------------------------
product obtained by multiplying (i) the quotient obtained by dividing the Series C-1 Liquidation Preference by the Average Closing Price, by (ii) the Parent Shares Percentage.

                (c) If, during the period between the date hereof and the Effective Time, any change in the capital stock of Parent shall occur by reason of reclassification, recapitalization, stock split or combination, exchange or readjustment of shares, or any stock dividend thereon with a record date during such period or any similar event, the definitions set forth in Section 2.01(b) shall be adjusted, to the extent appropriate, to reflect such stock dividend, subdivision, reclassification, recapitalization, split, combination, exchange or readjustment of shares.

                (d) If any shares of Company Common Stock outstanding immediately prior to the Effective Time are unvested or are subject to a repurchase option, risk of forfeiture or other condition under any applicable restricted stock purchase agreement, stock option exercise agreement or other agreement with the Company, then the Parent Shares issued in exchange for such shares of Company Common Stock will also be unvested and/or subject to the same repurchase option, risk of forfeiture or other condition, and the certificates representing such Parent Shares may accordingly be marked with appropriate legends. Notwithstanding the foregoing the Parent Shares issued in exchange for any shares of Company Common Stock outstanding immediately prior to the Effective Time that fully vest automatically at the Effective Time shall be fully vested Parent Shares and shall be issued free of legends other than legends required by the Affiliate Agreement entered into by the recipient thereof.

        SECTION 2.02 Exchange of Certificates.
                     ------------------------

                (a)     Exchange Procedures. From and after the Effective Time,
                        -------------------
a bank or trust company to be designated by Parent, and reasonably approved by the Company (it being agreed by the parties that [Equiserve] is an acceptable exchange agent), shall act as exchange agent (the "Exchange Agent") in effecting the exchange of the applicable Parent Shares and Parent Cash for certificates which immediately prior to the Effective Time represented outstanding shares of Company Stock ("Company Share Certificates") and which were converted into the right to receive the applicable Parent Shares and Parent Cash pursuant to
Section 2.01. At least one day prior to the fairness hearing pursuant to Section 6.01(a), Parent shall deliver to the Company (i) a letter of transmittal (the "Letter of Transmittal") in a form approved by Parent and the Company, (ii) the instructions for use in surrendering such Company Share Certificates and receiving the applicable Parent Shares and Parent Cash pursuant to Section 2.01,
(iii) a Form W-8 and Form W-9 and (iv) such other documents as may reasonably be required by the Exchange Agent. The Company shall distribute such Letter of Transmittal in connection with the notice of the meeting or the solicitation of written consents contemplated by Section 6.01(b). To the extent a completed Letter of Transmittal has not been tendered to Parent by or on behalf of a record holder of Company Share Certificates at Closing, the Parent and the Exchange Agent shall mail to such record holder the Letter of Transmittal and the instructions for use. Promptly after the Effective Time, but in no event later than five (5) business days following the Effective Time, Parent shall cause to be deposited in trust with the Exchange Agent the Parent Shares and Parent Cash less the Escrow Shares.

        Within 15 days following the surrender of each Company Share Certificate for cancellation to the Exchange Agent (or to Parent with respect to those delivered to Parent at Closing), together with a properly completed Letter of Transmittal and such other documents as may reasonably be required by the Exchange Agent (including any applicable Form W-8 or Form W-9):

                        (i) Parent shall cause to be issued to the holder of such Company Share Certificate in exchange therefor (A) a separate stock certificate representing the Parent Shares to which such holder is entitled pursuant to Section 2.01 (less the Escrow Shares attributable to the pro rata interest of such holder in the Escrow Fund pursuant to Section 2.02(b)) and (B) that portion of the Parent Cash to which such holder is entitled pursuant to
Section 2.01; and

                        (ii) the Company Share Certificates so surrendered shall forthwith be cancelled.

        In the event of a transfer of ownership of shares of Company Stock that is not registered in the transfer records of the Company, the applicable Parent Shares and Parent Cash may be issued to a person other than the person in whose name the Company Share Certificate so surrendered is registered if the Company Share Certificate representing such shares of Company Stock is presented to Parent, accompanied by all documents required to evidence and effect such transfer and evidence that (i) the shares are transferable and (ii) any applicable stock transfer taxes have been paid.

        Until surrendered as contemplated by this Article II, each Company Share Certificate shall, subject to appraisal rights under the DGCL and Section 2.06, be deemed at any time after the Effective Time to represent only the right to receive upon surrender the applicable Parent Shares and Parent Cash with respect to the shares of Company Stock formerly represented thereby to which such holder is entitled pursuant to Section 2.01.

                (b)     Escrow Fund. Prior to or simultaneously with the
                        -----------
Closing, the Stockholders' Representative and Parent shall enter into an escrow agreement (the "Escrow Agreement") with an escrow agent selected by Parent and reasonably acceptable to the Stockholders' Representative (the "Escrow Agent"), substantially in the form of Exhibit B hereto. Pursuant to the terms of the Escrow Agreement, Parent shall deposit one or more certificates in the name of the Escrow Agent representing the Escrow Shares into an escrow account, which account is to be managed by the Escrow Agent (the "Escrow Account"). Any Escrow Shares in the Escrow Account are referred to herein as the "Escrow Fund". In connection with such deposit of the Escrow Shares with the Escrow Agent and as of the Effective Time, each holder of Company Stock will be deemed to have received and deposited with the Escrow Agent each such holder's pro rata interest in the Escrow Fund as determined as of the Closing by reference to the number of Parent Shares distributed in exchange for shares of Company Stock to such holder at the Closing (including, in the case of Michael Bennett or his assignees, any shares of Parent Common Stock issued to Mr. Bennett or his assignees pursuant to Section 6.16, but excluding any shares of Parent Common Stock issued to persons other than Michael Bennett or his assignees pursuant to
Section 6.16), relative to the number of Parent Shares distributed in exchange for Company Stock to all stockholders of the Company (the "Company Stockholders") at the Closing (including any shares of Parent Common Stock issued to Mr. Bennett or his assignees pursuant to Section 6.16, but excluding any shares of Parent Common Stock issued to persons other than Michael Bennett or his assignees pursuant to Section 6.16), without any act of the Company Stockholders. Distributions of any Escrow Shares from the Escrow Account shall be governed by the terms and conditions of the Escrow Agreement. The adoption of this Agreement and the approval of the Merger by the Company Stockholders shall constitute approval of the Escrow Agreement and of all the arrangements relating thereto, including, without limitation, the placement of the Escrow Shares in escrow and the appointment of the Stockholders' Representative. No portion of the Escrow Fund shall be contributed in respect of any Company Option or any warrant or other security exercisable or convertible into Company Stock. No Parent Shares contributed to the Escrow Fund shall be unvested or subject to any right of repurchase, risk of forfeiture or other condition in favor of the Surviving Corporation.

                (c)     Distributions with Respect to Unexchanged Parent Shares.
                        -------------------------------------------------------
No dividends or other distributions declared or made after the Effective Time with respect to Parent Shares comprising part of the Aggregate Merger Consideration with a record date after the Effective Time shall be paid to the holder of any unsurrendered Company Share Certificate with respect to the Parent Shares represented thereby until the holder of such Company Share Certificate shall surrender such Company Share Certificate in accordance with this Section
2.02 (at which time such holder shall be entitled to all such dividends or other distributions).

                (d)     No Further Rights in Company Stock. The Parent Shares
                        ----------------------------------
and Parent Cash issued upon the conversion of shares of Company Stock in accordance with the terms hereof shall be deemed to have been issued in full satisfaction of all rights pertaining to such shares of Company Stock.

                (e)     No Fractional Shares. Notwithstanding any other
                        --------------------
provision of this Agreement, no fractional shares of Parent Common Stock shall be issued upon the conversion and exchange of Company Share Certificates, and no holder of Company Share Certificates shall be entitled to receive a fractional share of Parent Common Stock. In the event that any holder of Company Stock would otherwise be entitled to receive a fractional share of Parent Common Stock (after aggregating all shares and fractional shares of Parent Common Stock issuable to such holder), then such holder will receive an aggregate number of shares of Parent Common Stock rounded up or down to the nearest whole share (with 0.5 being rounded up).

                (f)     No Liability. Neither Parent nor the Surviving
                        ------------
Corporation shall be liable to any holder of shares of Company Stock for any such shares of Parent Common Stock (or dividends or distributions with respect thereto) or cash properly and legally delivered to a public official pursuant to any abandoned property, escheat or similar Law (as defined in Section 3.06(a)).

                (g)     Withholding Rights. Each of the Exchange Agent, the
                        ------------------
Surviving Corporation and Parent shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement to any holder of shares of Company Stock such amounts as it is required to deduct and withhold with respect to the making of such payment under the Code, or any provision of state, local or foreign Tax (as defined in Section 3.15(c)) Law. To the extent that amounts are so withheld by the Exchange Agent, the Surviving Corporation or Parent, as the case may be, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the holder of the shares of Company Stock in respect of which such deduction and withholding were made by the Exchange Agent, the Surviving Corporation or Parent, as the case may be.

                (h)     Affiliates. Notwithstanding anything to the contrary
                        ----------
contained in this Agreement, no Parent Shares (or certificates therefor) or Parent Cash shall be issued in exchange for any Company Stock Certificates to any person who, prior to the Effective Time, may be an "affiliate" (as that term is used in Rule 145 under the Securities Act of 1933, as amended (the "Securities Act")) of the Company (each such person, an "Affiliate") until such person shall have delivered to Parent and the Company a duly executed Affiliate Agreement as contemplated by Section 6.09.

                (i)     Lost Certificates. If any Company Share Certificate
                        -----------------
shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming such Company Share Certificate to be lost, stolen or destroyed, Parent shall issue in exchange for such lost, stolen or destroyed Company Share Certificate, the applicable Parent Shares (and dividends or other distributions pursuant to Section 2.02(c)) and Parent Cash to which such person is entitled pursuant to the provisions of this Article II; provided, however, that such affidavit shall contain the agreement of the person claiming such Company Share Certificate to be lost, stolen or destroyed to indemnify Parent for any losses incurred by Parent as a result of any action taken or omitted to have been taken by such person with respect to such lost, stolen or destroyed Company Share Certificate .

                (j)     Return of Parent Shares. Promptly following the end of
                        -----------------------
the sixth full calendar month after the Effective Time, the Exchange Agent shall return to Parent all of the remaining Parent Shares and Parent Cash in the Exchange Agent's possession and the Exchange Agent's duties shall terminate. Thereafter, upon the surrender of a Company Share Certificate to Parent, together with a properly executed Letter of Transmittal and forms of stock power and such other documents as may reasonably be required by Parent, and subject to applicable abandoned property, escheat and similar Laws, the holder of such Company Share Certificate shall be entitled to receive in exchange therefor the applicable Parent Shares (and dividends or other distributions pursuant to Section 2.02(c)) and Parent Cash without any interest thereon.

        SECTION 2.03 Stock Transfer Books. At the Effective Time, the stock
                     --------------------
transfer books of the Company shall be closed and there shall be no further registration of transfers of shares of Company Stock thereafter on the records of the Company. From and after the Effective Time, the holders of certificates representing shares of Company Stock outstanding immediately prior to the Effective Time shall cease to have any rights with respect to such shares of Company Stock, except as otherwise provided in this Agreement or by Law.

        SECTION 2.04 Company Stock Options. At the Effective Time, Parent shall
                     ---------------------
assume all options to purchase Common Stock issued by the Company pursuant to the Stock Plan (as defined in Section 3.04(b)), whether vested or unvested and whether exercisable or unexercisable (each a "Company Option"). The Company's repurchase right with respect to any unvested shares acquired by the exercise of Company Options shall be assigned to Parent by virtue of the Merger and without any further action on the part of the Company or the holder of such unvested shares. Immediately after the Effective Time, each Company Option outstanding immediately prior to the Effective Time shall be deemed to constitute an option to acquire, on the same terms and conditions as were applicable under such Company Option at the Effective Time, such number of shares of Parent Common Stock (rounded down to the nearest whole number) that is equal to the product obtained by multiplying the number of shares of Company Common Stock subject to the unexercised portion of such Company Option by the Option Exchange Ratio. The per share exercise price for the shares of Parent Common Stock issuable upon exercise of such assumed Company Option shall be equal to the quotient obtained by dividing the exercise price per share of such Company Option in effect immediately prior to the Effective Time by the Option Exchange Ratio (rounded up to the nearest whole cent). The term, vesting schedule, and all of the other terms of the Company Options shall otherwise remain unchanged. It is the intention of the parties that the assumption by Parent of the Company Options hereunder satisfies the requirements of Treasury Regulation Section 1.424-1 (as if all such options were incentive stock options) and of Proposed Treasury Regulation Section 1.409A-1(b)(5)(v)(D) and the provisions of this Section 2.04 shall be interpreted and applied consistent with such intention. Within 15 days after the Effective Time, Parent will issue to each person who, immediately prior to the Effective Time, was a holder of a Company Option a document evidencing the foregoing assumption of such option by Parent. Within 15 days after the Effective Time, Parent shall file a registration statement on Form S-8 (or any successor or other appropriate forms) that will register the shares of Parent Common Stock subject to assumed Company Options to the extent permitted by Federal securities laws and shall use its commercially reasonable efforts to maintain the effectiveness of such registration statement or registration statements (and maintain the current status of the prospectus or prospectuses contained therein) for so long as such options remain outstanding. The term "Option Exchange Ratio" means the quotient obtained by dividing (a) the sum of
(i) the Participating Cash Exchange Ratio and (ii) the product obtained by multiplying the Participating Stock Exchange Ratio and the Average Closing Price, by (b) the Average Closing Price.

        SECTION 2.05 Reserved.
                     --------

        SECTION 2.06 Dissenting Shares.
                     -----------------

                (a) Notwithstanding any provision of this Agreement to the contrary, shares of Company Stock that are outstanding immediately prior to the Effective Time and which are held by stockholders who have exercised and perfected appraisal rights for such shares of Company Stock in accordance with the DGCL (collectively, the "Dissenting Shares") shall not be converted into or represent the right to receive the applicable Parent Shares and Parent Cash. Such stockholders shall be entitled to receive payment of the appraised value of such shares of Company Stock held by them in accordance with the DGCL, unless and until such stockholders fail to perfect or effectively withdraw or otherwise lose their appraisal rights under the DGCL. All Dissenting Shares held by stockholders who shall have failed to perfect or who effectively shall have withdrawn or lost their right to appraisal of such shares of Company Stock under the DGCL shall thereupon be deemed to have been converted into and to have become exchangeable for, as of the Effective Time, the right to receive the applicable Parent Shares and Parent Cash (and dividends or other distributions pursuant to Section 2.02(c), if any), without any interest thereon, upon the surrender, in the manner provided in Section 2.02 (including the provision for the Escrow Shares pursuant to Section 2.02(b)), of the corresponding Company Share Certificate.

                (b) The Company shall give Parent (i) prompt notice of any demands for appraisal received by the Company, withdrawals of such demands, and any other related instruments served pursuant to the DGCL and received by the Company and (ii) after the Effective Time, the opportunity to direct all negotiations and proceedings with respect to demands for appraisal under the DGCL. The Company shall not, except with the prior written consent of Parent, make any payment with respect to any demands for appraisal or offer to settle or settle any such demands.

                                  ARTICLE III

                  REPRESENTATIONS AND WARRANTIES OF THE COMPANY
                  ---------------------------------------------

        The Company hereby represents and warrants to Parent and Merger Sub that the statements contained in this Article III are true and correct as of the date of this Agreement and as of the Effective Time (except for any such representation and warranty that expressly is made as of a specific date, which such representation and warranty shall be true and correct as of such date), subject to such qualifications as set forth in the disclosure schedule delivered by the Company to Parent and Merger Sub concurrently with the execution of this Agreement (the "Company Disclosure Schedule"). The Company Disclosure Schedule shall be arranged according to specific sections in this Article III and shall provide exceptions to, or otherwise qualify in reasonable detail, only the corresponding section in this Article III and any other section hereof where it is reasonably apparent, upon a reading of such disclosure, that the disclosure would also qualify or apply to such other section.

        SECTION 3.01 Organization and Qualification. The Company is a
                     ------------------------------
corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and has all requisite corporate power and authority to own, lease and otherwise hold and operate its properties and other assets and to carry on its business as it is now being conducted, except where the failure to be so organized, existing or in good standing or to have such corporate power and authority has not had, and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect (as defined below). The Company is duly qualified or licensed as a foreign corporation to do business, and is in good standing, in each jurisdiction where the character of the properties owned, leased or operated by it or the nature of its business makes such qualification or licensing necessary, except where the failure to be so qualified or licensed and in good standing has not had, and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. Section 3.01 of the Company Disclosure Schedule sets forth each jurisdiction where the Company is qualified or licensed as a foreign corporation and each other jurisdiction in which the Company owns or leases real property or has employees or engages full-time individual independent contractors. The term "Company Material Adverse Effect" means any event, change, violation, inaccuracy, circumstance or effect (regardless of whether or not such events, changes, violations, inaccuracies, circumstances or effects are inconsistent with the representations or warranties made by the Company in this Agreement) that is, or would reasonably be expected to be, individually or in the aggregate, materially adverse to the business, financial condition or results of operations of the Company; provided that none of the following (individually or in combination) shall be deemed to constitute, or shall be taken into account in determining whether there is or would reasonably be expected to be, a Company Material Adverse Effect: any events, changes, violations, inaccuracies, circumstances or effects resulting from or arising in connection with (i) any changes in general economic or business conditions that do not materially disproportionately impact the Company or (ii) any changes or events affecting the industry in which the Company operates that do not materially disproportionately impact the Company, (iii) the announcement or pendency of the Merger (provided that the exception in this clause (iii) shall not be used to excuse a breach of a representation or warranty of the Company contained in this Agreement that arises from the execution and delivery of this Agreement or the consummation of the transactions contemplated by this Agreement), (iv) any action taken at the request of Parent or Merger Sub or as contemplated or permitted by this Agreement, or (v) any matter disclosed in the Company Disclosure Schedule.

        SECTION 3.02 Certificate of Incorporation and Bylaws. The Company has
                     ---------------------------------------
heretofore made available to Parent a complete and correct copy of (a) the Certificate of Incorporation and the Bylaws of the Company, including all amendments thereto, (b) the minute books containing all consents, actions and meetings of the stockholders of the Company and the Company's Board of Directors and any committees thereof, and (c) the stock transfer books of the Company setting forth all issuances or transfers of any capital stock of the Company. Such Certificate of Incorporation and Bylaws are in full force and effect. The Company is not in violation of any of the provisions of its Certificate of Incorporation or Bylaws. The corporate minute books, stock certificate books and stock registers of the Company are complete and accurate, and, to the Company's knowledge, the signatures appearing on all documents contained therein are the true or facsimile signatures of the persons purported to have signed the same.

        SECTION 3.03 No Subsidiaries. The Company does not control, directly or
                     ---------------
indirectly, or have any direct or indirect equity participation or similar interest in any corporation, partnership, limited liability company, joint venture, trust or other business association. There are no contractual obligations of the Company to make any equity investment, loan or capital contribution to any other person.

        SECTION 3.04 Capitalization.
                     --------------

                (a) The authorized capital stock of the Company consists of 35,000,000 shares of Company Common Stock and 24,125,986 shares of Company Preferred Stock, of which 681,858 shares are designated Company Series A Preferred Stock, 5,299,045 shares are designated Company Series B Preferred Stock, 9,622,258 shares are designated Company Series C Preferred Stock, and 8,522,825 shares are designated Company Series C-1 Preferred Stock. As of the date hereof, (i) 2,738,112 shares of Company Common Stock are issued and outstanding, all of which are duly authorized, validly issued, fully paid and nonassessable, (ii) no shares of Company Common Stock are held in the treasury of the Company, (iii) 2,278,267 shares of Company Common Stock are reserved for future issuance pursuant to outstanding Company Options, and (iv) no shares of Company Common Stock are reserved for future issuance pursuant to outstanding Company warrants. As of the date of this Agreement, (A) 681,858 shares of Company Series A Preferred Stock are issued and outstanding, (B) 5,299,045 shares of Company Series B Preferred Stock are issued and outstanding, of which
(a) 1,000,000 shares are Company Series B April Preferred Stock, (b) 4,000,000 shares are Company Series B September Preferred Stock and (c) 299,045 shares are Company Series B May Preferred Stock, (C) 9,622,258 shares of Company Series C Preferred Stock are issued and outstanding and (D) 3,914,615 shares of Company Series C-1 Preferred Stock are issued and outstanding, all of which are duly authorized, validly issued, fully paid and nonassessable. Each share of Company Series A Preferred Stock is convertible into 1.06482665 shares of Company Common Stock. Each share of Company Series B Preferred Stock is convertible into
1.03306852 shares of Company Common Stock. Each share of Company Series C Preferred Stock is convertible into 1.06482665 shares of Company Common Stock. Each share of Company Series C-1 Preferred Stock is convertible into one share of Company Common Stock. There are no other shares of Company Preferred Stock outstanding. As of the date hereof, the outstanding shares of Company Common Stock, Company Series A Preferred Stock, Company Series B Preferred Stock, Company Series C Preferred Stock and Company Series C-1 Preferred Stock are owned as set forth in Section 3.04(a) of the Company Disclosure Schedule.
Section 3.04(a) of the Company Disclosure Schedule also provides an accurate and complete description of the terms of each repurchase option or right of first refusal which is held by the Company and to which any of such shares is subject.

                (b) The Company has reserved 5,377,885 shares of Company Common Stock for issuance under the Company's 2001 Stock Option Plan (the "Stock Plan") of which options to purchase 3,329,416 shares of Company Common Stock are outstanding as of the date of this Agreement. Section 3.04(b) of the Company Disclosure Schedule accurately sets forth with respect to each Company Option that is outstanding as of the date of this Agreement:

(i) the name of the holder of such Company Option; (ii) the total number of shares of Company Common Stock that was originally subject to such Company Option; (iii) the number of shares of Company Common Stock that remain subject to such Company Option, (iv) the date on which such Company Option was granted and the term of such Company Option; (v) the vesting schedule and vesting commencement date for such Company Option; (vi) the exercise price per share of Company Common Stock purchasable under such Company Option; (vii) whether such Company Option has been designated an "incentive stock option" as defined in
Section 422 of the Code; and (viii) the current employee or independent contractor status of the holder of such Company Option. No Company Option will by its terms require an adjustment in connection with the Merger, except as contemplated by this Agreement. Neither the consummation of transactions contemplated by this Agreement, nor any action taken or to be taken by the Company in connection with such transactions, will result in (i) any acceleration of exercisability or vesting, whether or not contingent on the occurrence of any event after consummation of the Merger, in favor of any optionee under any Company Option; (ii) any additional benefits for any optionee under any Company Option; or (iii) the inability of Parent after the Effective Time to exercise any right or benefit held by the Company prior to the Effective Time with respect to any Company Option assumed by Parent or any shares of Company Common Stock previously issued upon exercise of a Company Option, including, without limitation, the right to repurchase an optionee's unvested shares on termination of such optionee's employment. The assumption by Parent of Company Options in accordance with Section 2.04(a) hereunder will not give rise to any event described in clauses (i) through (iii) in the immediately preceding sentence or constitute a breach of the Stock Plan or any agreement entered into pursuant to such plan.

                (c) Except as described in Section 3.04(b) above or as set forth in Section 3.04(b) of the Company Disclosure Schedule, there are no options, warrants or other rights, agreements, arrangements or commitments of any character, whether or not contingent, relating to the issued or unissued capital stock of the Company or obligating the Company to issue or sell any share of capital stock of, or other equity interest in, the Company. All shares of Company Stock so subject to issuance, upon issuance in accordance with the terms and conditions specified in the instruments pursuant to which they are issuable, will be duly authorized, validly issued, fully paid and nonassessable. The holders of Company Options have been or will be given, or shall have properly waived, any required notice of the Merger prior to the Effective Time.

                (d) The Company does not have outstanding any bonds, debentures, notes or other obligations the holders of which have the right to vote (or which are convertible into or exercisable for securities having the right to vote) with the stockholders of the Company on any matter.

                (e) All of the securities offered, sold or issued by the Company (i) have been offered, sold or issued in compliance with the requirements of the Federal securities laws and any applicable state securities or "blue sky" laws and (ii) are not subject to any preemptive right, right of first refusal, right of first offer or right of rescission.

                (f) Except as set forth in Section 3.04(f) of the Company Disclosure Schedule, the Company has never repurchased, redeemed or otherwise reacquired any shares of capital stock or other securities of the Company, other than unvested securities in the ordinary course upon termination of employment or consultancy. There are no outstanding contractual obligations of the Company to repurchase, redeem or otherwise acquire any share of capital stock of, or other equity interest in, the Company. Except for the Voting Agreements, there are no stockholder agreements, voting trusts or other agreements or understandings to which the Company is a party, or of which the Company is aware, that (i) relate to the voting, registration or disposition of any securities of the Company, (ii) grant to any person or group of persons the right to elect, or designate or nominate for election, a director to the Board of Directors of the Company, or (iii) grant to any person or group of persons information rights.

                (g) An updated Section 3.04 of the Company Disclosure Schedule reflecting changes permitted by this Agreement in the capitalization of the Company between the date hereof and the Effective Time shall be delivered by the Company to Parent on the Closing Date.

        SECTION 3.05 Authority Relative to This Agreement.
                     ------------------------------------

                (a) The Company has all necessary corporate power and authority to execute and deliver this Agreement and, subject to obtaining the necessary approvals of the Company Stockholders, to perform its obligations hereunder and to consummate the Merger and the other transactions contemplated by this Agreement. The execution and delivery of this Agreement by the Company and the consummation by the Company of the Merger and the other transactions contemplated by this Agreement have been duly and validly authorized by all necessary corporate action and no other corporate proceedings on the part of the Company are necessary to authorize this Agreement or to consummate the Merger and the other transactions contemplated by this Agreement (other than the approval and adoption of this Agreement and the Merger by the Company Stockholders as described in Section 3.16 hereof and the filing and recordation of appropriate merger documents as required by the DGCL). This Agreement has been duly and validly executed and delivered by the Company and, assuming the due authorization, execution and delivery by Parent and Merger Sub, constitutes a legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, subject to the effect of any applicable bankruptcy, reorganization, insolvency, moratorium or similar Laws affecting creditors' rights generally and subject, as to enforceability, to the effect of general principles of equity.

                (b) Without limiting the generality of the foregoing, the Board of Directors of the Company, at a meeting duly called and held or through valid action by written consent, has unanimously (i) determined that the Merger and the other transactions contemplated hereby are fair to, and in the best interests of, the Company and its stockholders, (ii) approved and adopted the Merger, this Agreement and the other transactions contemplated hereby in accordance with the provisions of the DGCL and the Company's charter documents, and (iii) directed that this Agreement and the Merger be submitted to the Company Stockholders for their approval and adoption and (iv) resolved to recommend that the Company Stockholders vote in favor of the approval and adoption of this Agreement.

        SECTION 3.06 No Conflict; Required Filings and Consents.
                     ------------------------------------------

                (a) The execution and delivery of this Agreement by the Company do not, and the performance of this Agreement (following the approval and adoption of this Agreement and the Merger by the Company Stockholders as described in Section 3.16 hereof) by the Company will not, (i) conflict with or violate the Certificate of Incorporation or Bylaws of the Company, (ii) assuming that all consents, approvals, authorizations and other actions described in
Section 3.06(b) have been obtained and all filings and obligations described in
Section 3.06(b) have been made or complied with, conflict with or violate any foreign or domestic (Federal, state or local) law, statute, ordinance, franchise, permit, concession, license, writ, rule, regulation, order, injunction, judgment or decree ("Law") applicable to the Company or by which any property or asset of the Company is bound or affected, or (iii) conflict with, result in any breach of or constitute a default (or an event which with notice or lapse of time or both would become a default) under, require consent, approval or notice under, give to others any right of termination, amendment, acceleration or cancellation of, require any payment under, or result in the creation of a lien or other encumbrance on any property or asset of the Company pursuant to, any material note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which the Company is a party or by which any property or asset of the Company is bound, except in the case of clauses (ii) and (iii) where such conflicts, violations, breaches or defaults would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. Any consents set forth in
Schedule 3.06(a) of the Company Disclosure Schedule shall be referred to herein as the "Material Consents."

                (b) The execution and delivery of this Agreement by the Company do not, and the performance of this Agreement by the Company will not, require any consent, approval, order, permit, or authorization from, or registration, notification or filing with, any domestic or foreign governmental, regulatory or administrative authority, agency or commission, any court, tribunal or arbitral body, or any quasi-governmental or private body exercising any regulatory, taxing, importing or other governmental authority (a "Governmental Entity") on the part of the Company, except for (i) if necessary, the pre-merger notification requirements of the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations promulgated thereunder (the "HSR Act"), (ii) the filing and recordation of appropriate merger documents as required by the DGCL, (iii) the filing of necessary documents in connection with an application for a permit from the California Department of Corporations pursuant to Section 25121 of the California Corporate Securities Law of 1968, and (iv) such other consents, approvals, orders, authorizations, registrations or permits, filings or notifications that if not obtained or made could not reasonably be expected, individually or in the aggregate, to prevent or materially delay the consummation of the transactions contemplated by this Agreement.

        SECTION 3.07 Permits; Compliance.
                     -------------------

                (a) The Company is in possession of all franchises, grants, authorizations, licenses, permits, easements, variances, exceptions, consents, certificates, approvals and orders of any Governmental Entity necessary for the Company to own, lease and otherwise hold and operate its properties and other assets and to carry on its business as it is now being conducted, except where the failure of the Company to possess such Company Permits would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect (the "Company Permits"). All Company Permits are in full force and effect in all material respects and will remain so after the Closing and no suspension or cancellation of any Company Permit is pending or, to the knowledge of the Company, threatened. The Company has not received any notice or other communication from any Governmental Entity regarding (i) any actual or possible violation of or failure to comply with any term or requirement of any Company Permit, or (ii) any actual or possible revocation, withdrawal, suspension, cancellation, termination or modification of any Company Permit, except for notices or other communications relating to matters that have been cured, waived or otherwise resolved in all material respects.

                (b) The Company is not in conflict with, or in default or violation of, (i) any Law applicable to the Company or by which any property or asset of the Company is bound or affected, (ii) any material note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which the Company is a party or by which the Company or any property or asset of the Company is bound or affected, or (iii) any Company Permit, except in each case, for any conflicts, defaults or violations that would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. No event has occurred or circumstances exist that (with or without the passage of time or the giving of notice) is likely to result in a material violation of, material conflict with or material failure on the part of the Company to comply with, any Law. The Company has not received any notice regarding such a violation of, conflict with, or failure to comply with, any Law.

        SECTION 3.08 Financial Statements.
                     --------------------

                (a) True and complete copies of (i) the unaudited balance sheets of the Company as of March 31, 2005, 2004 and 2003, and the related unaudited statement of operations for the years then ended (collectively referred to herein as the "Annual Financial Statements"), and (ii) the unaudited balance sheet of the Company as of November 30, 2005 (the "Reference Balance Sheet"), and the related statements of operations, changes in stockholders' equity and changes in cash flows for the eight months ended November 30, 2005 (collectively referred to herein as the "Interim Financial Statements"), are attached as Section 3.08(a) of the Company Disclosure Schedule. The Annual Financial Statements and the Interim Financial Statements were prepared in accordance with United States generally accepted accounting principles ("U.S. GAAP") applied on a consistent basis throughout the periods indicated (except that footnotes and schedules required by U.S. GAAP may not be included therein) and each present fairly, in all material respects, the financial position and results of operations of the Company as at the respective dates thereof and for the respective periods indicated therein, except as otherwise noted therein (subject to normal and recurring year-end adjustments which were not and are not expected, individually or in the aggregate, to be material).

                (b) Except to the extent incurred since November 30, 2005 in the ordinary course of business, consistent with past practice, the Company does not have any liabilities that would be required to be reflected in the liabilities column of a balance sheet or the footnotes to financial statements prepared in accordance with U.S. GAAP ("Liabilities") in excess of the aggregate amount recorded or reserved against on the Reference Balance Sheet. Except as set forth in Section 3.08(b) of the Company Disclosure Schedule, reserves are reflected on the Reference Balance Sheet and on the books of account and other financial records of the Company against all Liabilities of the Company in amounts that have been established on a basis consistent with the past practice of the Company and in accordance with U.S. GAAP. Except as set forth in Section 3.08(b) of the Company Disclosure Schedule, there are no outstanding material warranty claims against the Company.

                (c) Except as set forth on Section 3.08(c) of the Company Disclosure Schedule, the Company maintains a standard system of accounting established and administered in accordance with U.S. GAAP. Except as set forth on Section 3.08(c) of the Company Disclosure Schedule, the Company maintains a system of internal accounting controls sufficient to provide reasonable assurance that (i) transactions are executed in accordance with management's general or specific authorizations, (ii) transactions are recorded as necessary to permit preparation of financial statements in conformity with U.S. GAAP and to maintain asset accountability, (iii) access to assets is permitted only in accordance with management's general or specific authorization, and (iv) the recorded accountability for assets is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any differences. The Company has made available to Parent complete and correct copies of, all written descriptions of, and all policies, manuals and other documents promulgating such internal accounting controls.

        SECTION 3.09 Absence of Certain Changes or Events. Between September 30,
                     ------------------------------------
2005 and the date of this Agreement, except as contemplated by or as disclosed in this Agreement, the Company has conducted its business only in the ordinary course and in a manner consistent with past practice and, since such date, (a) there has not been any Company Material Adverse Effect and (b) the Company has not taken or legally committed to take any of the actions specified in Sections 5.01(a) through 5.01(cc).

        SECTION 3.10 Absence of Litigation. There is no litigation, suit, claim,
                     ---------------------
action, proceeding or investigation pending or, to the knowledge of the Company, threatened against the Company, or any property or asset owned or used by the Company or any person whose liability the Company has assumed, either contractually or by operation of Law, before any arbitrator or Governmental Entity (a "Legal Proceeding") that would reasonably be expected, if resolved adversely to the Company, to (i) materially impair the operations of the Company as currently conducted, including, without limitation, any claim of infringement of any Company Intellectual Property, (ii) result in losses to the Company in excess of $50,000, (iii) materially impair the ability of the Company to perform its obligations under this Agreement or (iv) prevent, delay or make illegal the consummation of the transactions contemplated by this Agreement. To the Company's knowledge, no event has occurred, and no claim, dispute or other condition or circumstance exists, that would reasonably be expected to give rise to or serve as a basis of the commencement of any Legal Proceeding. None of the Company, the officers or directors thereof in their capacity as such, or any material property or asset of the Company is subject to any continuing order of, consent decree, settlement agreement or other similar written agreement with, or, to the knowledge of the Company, continuing investigation by, any Governmental Entity, or any order, writ, judgment, injunction, decree, determination or award of any court, arbitrator or Governmental Entity. The Company does not have any plans to initiate any Legal Proceeding against any third party.

        SECTION 3.11 Employee Benefit Plans; Labor Matters.
                     -------------------------------------

                (a) Schedule 3.11(a) of the Company Disclosure Schedule lists (i) all employee benefit plans (as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA")) and all bonus, stock option, stock purchase, stock appreciation right, restricted stock, phantom stock, incentive, deferred compensation, disability or life insurance, retiree medical, cafeteria benefit, dependent care, director or employee loan, fringe benefit, sabbatical, supplemental retirement, severance or other benefit plans, programs or arrangements, and all employment, termination, severance or other contracts or agreements (whether in writing or not) to which the Company is a party, with respect to which the Company has any obligation or which are maintained, contributed to or sponsored by the Company for the benefit of any current or former employee, officer or director of the Company, (ii) each employee benefit plan for which the Company could incur liability under Section 4069 of ERISA in the event such plan has been or were to be terminated, (iii) any plan in respect of which the Company could incur liability under Section 4212(c) of ERISA, and (iv) any employment agreements, offer letters or other contracts, arrangements or understandings between the Company and any employee of the Company (whether in writing or not), including, without limitation, any contracts, arrangements or understandings relating to a sale of the Company (each, a "Plan," and collectively, the "Plans").

                (b) Each Plan is in writing and the Company has made available to Parent with a true and complete copy of each Plan (or a written summary where the Plan is not in writing) and a true and complete copy of each material document, if any, prepared in connection with each such Plan, including, without limitation, (i) a copy of each trust or other funding arrangement, (ii) each summary plan description and summary of material modifications, (iii) the three (3) most recent annual reports (Form 5500 series and all schedules and financial statements attached thereto), if any, required under ERISA or the Code in connection with each Plan, (iv) the most recently received Internal Revenue Service determination letter for each Plan intended to qualify under ERISA or the Code, (v) the most recently prepared financial statement in connection with each such Plan, (vi) any material correspondence with the Internal Revenue Service or the Department of Labor with respect to each such Plan and (vii) each form of notice of grant and stock option agreement used to document Company Options. The Company does not have an express or implied commitment, whether legally enforceable or not, (x) to create, incur liability with respect to, or cause to exist, any other employee benefit plan, program or arrangement, (y) to enter into any contract or agreement to provide compensation or benefits to any individual, or (z) to modify, change or terminate any Plan, other than with respect to a modification, change or termination required by ERISA or the Code.

                (c) None of the Plans is a multi-employer plan (within the meaning of Section 3(37) or 4001(a)(3) of ERISA) (a "Multi-employer Plan") or a single employer pension plan (within the meaning of Section 4001(a)(15) of ERISA) for which the Company could incur liability under Section 4063 or 4064 of ERISA (a "Multiple Employer Plan"). Each Plan is subject only to the Laws of the United States or a political subdivision thereof.

                (d) None of the Plans provides for the payment of severance, termination or similar benefits to any person or obligates the Company to pay severance, termination or similar-type benefits solely or partially as a result of any transaction contemplated by this Agreement or as a result of a "change in ownership or control," within the meaning of such term under Section 280G of the Code.

Neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby, either alone or together with another event, will (i) result in any payment (including, without limitation, severance, unemployment compensation, golden parachute, forgiveness of indebtedness or otherwise) becoming due under any Plan, whether or not such payment is contingent, (ii) increase any benefits otherwise payable under any Plan or other arrangement, (iii) result in the acceleration of the time of payment, vesting or funding of any benefits including, but not limited to, the acceleration of the vesting and exercisability of any Company Option, whether or not contingent, or
(iv) affect in any material respects any Plan's current treatment under any Laws including any Tax or social contribution Law. No Plan provides, or reflects or represents any liability to provide, retiree health, retiree disability, or retiree life insurance benefits to any person for any reason, except as may be required by the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended ("COBRA"), or other applicable statute, and the Company has never represented, promised or contracted (whether in oral or written form) to any employee (either individually or to employees as a group) or any other person that such employee or other person would be provided with retiree health, retiree disability, or retiree life insurance benefits, except to the extent required by statute.

                (e) Each Plan is now and always has been operated in all material respects in accordance with its terms and the requirements of all applicable Laws, regulations and rules promulgated thereunder including, without limitation, ERISA and the Code. The Company has performed all obligations required to be performed by it under, is not in any respect in default under or in violation of, and has no knowledge of any default or violation by any party to, any Plan. No action, claim or proceeding is pending or, to the knowledge of the Company, threatened with respect to any Plan (other than claims for benefits in the ordinary course) and no fact or event exists that could give rise to any such action, claim or proceeding. Neither the Company nor any person that is a member of the same controlled group as the Company or under common control with the Company within the meaning of Section 414 of the Code (each, an "ERISA Affiliate") is subject to any penalty or Tax with respect to any Plan under
Section 502(i) of ERISA or Sections 4975 through 4980 of the Code. Each Plan can be amended, terminated or otherwise discontinued at any time without material liability to Parent, the Company or any of their ERISA Affiliates (other than ordinary administration expenses). Neither the Company nor any affiliate has, prior to the Effective Time and in any material respect, violated any of the health care continuation requirements of COBRA, the requirements of the Family Medical Leave Act of 1993, the requirements of the Health Insurance Portability and Accountability Act of 1996, the requirements of the Women's Health and Cancer Rights Act of 1998, the requirements of the Newborns' and Mothers' Health Protection Act of 1996, or any amendment to each such act, or any similar provisions of state Law applicable to its employees.

                (f)     Each Plan intended to qualify under Section 401(a) or
Section 401(k) of the Code and each trust intended to qualify under Section 501(a) of the Code (i) has received a favorable determination, opinion, notification or advisory letter from the Internal Revenue Service with respect to each such Plan as to its qualified status under the Code, including all amendments to the Code effected by the Tax Reform Act of 1986 and subsequent legislation, and no fact or event has occurred since the date of such determination letter or letters from the Internal Revenue Service that would reasonably be expected to adversely affect the qualified status of any such Plan or the exempt status of any such trust, or (ii) has remaining a period of time under applicable Treasury regulations or Internal Revenue Service pronouncements in which to apply for such a letter and make any amendments necessary to obtain a favorable determination as to the qualified status of each such Plan.

                (g) Neither the Company nor any ERISA Affiliate has incurred any liability under, arising out of or by operation of Title IV of ERISA (other than liability for premiums to the Pension Benefit Guaranty Corporation arising in the ordinary course), including, without limitation, any liability in connection with (i) the termination or reorganization of any employee benefit plan subject to Title IV of ERISA or (ii) the withdrawal from any Multi-employer Plan or Multiple Employer Plan, and no fact or event exists which could give rise to any such liability.

                (h) Section 3.11(h) to the Company Disclosure Schedule lists all "nonqualified deferred compensation plans" (within the meaning of Section 409A of the Code) to which the Company is a party. Each such nonqualified deferred compensation plan to which the Company is a party complies with the requirements of paragraphs (2), (3) and (4) of Section 409A(a) by its terms and has been operated in accordance with such requirements. No event has occurred that would be treated by Section 409A as a transfer of property for purposes of
Section 83 of the Code.

                (i) The Company has not terminated, suspended, discontinued contributions to or withdrawn from any employee pension benefit plan, as defined in Section 3(2) of ERISA, including, without limitation, any Multi-employer Plan. All contributions, premiums or payments required to be made or accrued with respect to any Plan have been made on or before their due dates. All such contributions have been fully deducted for income tax purposes and no such deduction has been challenged or disallowed by any Governmental Entity and no fact or event exists which could give rise to any such challenge or disallowance.

                (j) Except as set forth in Section 3.11(j) of the Company Disclosure Schedule, (i) the Company is not a party to any collective bargaining agreement or other labor union contract applicable to persons employed by the Company or in the Company's business, and currently there are no organizational campaigns, petitions or other unionization activities seeking recognition of a collective bargaining unit that could affect the Company; (ii) there are no controversies, strikes, slowdowns or work stoppages pending or, to the best knowledge of the Company after due inquiry, threatened between the Company and any of its employees, and the Company has not experienced any such controversy, strike, slowdown or work stoppage within the past three years; (iii) the Company has not breached or otherwise failed to comply with the provisions of any collective bargaining or union contract and there are no grievances outstanding against the Company under any such agreement or contract; (iv) the Company has not engaged in any unfair labor practice, and there are no unfair labor practice complaints pending against the Company before the National Labor Relations Board or any other Governmental Entity or any current union representation questions involving employees of the Company; (v) the Company is currently in compliance with all applicable Laws relating to the employment of labor, including those related to wages, hours, worker classification (including the proper classification of independent contractors and consultants), collective bargaining, workers' compensation and the payment and withholding of Taxes and other sums as required by the appropriate Governmental Entity and has withheld and paid to the appropriate Governmental Entity or is holding for payment not yet due to such Governmental Entity all amounts required to be withheld from employees of the Company and is not liable for any arrears of wages, Taxes, penalties or other sums for failure to comply with any of the foregoing; (vi) the Company has paid in full to all employees or adequately accrued for in accordance with U.S. GAAP consistently applied all wages, salaries, commissions, bonuses, benefits and other compensation due to or on behalf of such employees; (vii) there is no claim with respect to payment of wages, salary, overtime pay, workers compensation benefits or disability benefits that has been asserted or threatened against the Company or that is now pending before any Governmental Entity with respect to any person currently or formerly employed by the Company; (viii) the Company is not a party to, or otherwise bound by, any consent decree with, or citation by, any Governmental Entity relating to employees or employment practices; (ix) the Company is in compliance with all Laws and regulations relating to occupational safety and health Laws and regulations, and there is no charge or proceeding with respect to a violation of any occupational safety or health standards that has been asserted or is now pending or threatened with respect to the Company; (x) the Company is in compliance with all Laws and regulations relating to discrimination in employment, and there is no charge of discrimination in employment or employment practices for any reason, including, without limitation, age, gender, race, religion or other legally protected category, which has been asserted or, to the knowledge of the Company, threatened against the Company or that is now pending before the United States Equal Employment Opportunity Commission or any other Governmental Entity; and (xi) each employee of the Company who is located in the United States and is not a United States citizen has all approvals, authorizations and papers necessary to work in the United States in accordance with applicable Law.

                (k) Section 3.11(k) of the Company Disclosure Schedule contains a true and complete list of (i) all individuals who serve as employees of or consultants to the Company as of the date hereof, (ii) in the case of each employee, the position and base compensation payable to such individual, and
(iii) in the case of each such consultant, the consulting rate payable to such individual.

                (l) To the Company's knowledge, no employee of or consultant to the Company has been injured in the workplace or in the course of his or her employment or consultancy, except for injuries which are covered by insurance or for which a claim has been made under worker's compensation or similar Laws.

        SECTION 3.12 Contracts.
                     ---------

                (a) Section 3.12(a) of the Company Disclosure Schedule lists (under the appropriate subsection) each of the following written or oral contracts and agreements to which the Company is a party as of the date of this Agreement (such contracts and agreements being the "Material Contracts"):

                        (i) each contract and agreement for the purchase or lease of personal property with any supplier or for the furnishing of services to the Company with payments greater than $25,000 per year;

                        (ii) all broker, exclusive dealing or exclusivity, distributor, dealer, manufacturer's representative, franchise, agency, sales promotion, market research, marketing, consulting and advertising contracts and agreements to which the Company is a party or any other contract that compensates any person based on any sales by the Company;

                        (iii)   all leases and subleases of real property;

                        (iv) all contracts and agreements relating to indebtedness other than trade indebtedness of the Company, including any contracts and agreements in which the Company is a guarantor of indebtedness;

                        (v) all contracts and agreements with any Governmental Entity to which the Company is a party;

                        (vi) all contracts and agreements that limit or purport to limit the ability of the Company to compete in any line of business or with any person or in any geographic area or during any period of time;

                        (vii)   reserved;

                        (viii) all contracts and agreements between or among the Company and any stockholder of the Company or any affiliate of such person;

                        (ix) all contracts and agreements relating to the voting and any rights or obligations of a stockholder of the Company;

                        (x) all contracts to manufacture for, supply to or distribute to any third party any products or components that contemplate an exchange of consideration with an aggregate value greater than $25,000;

                        (xi) all contracts regarding the acquisition, issuance or transfer of any securities and each contract affecting or dealing with any securities of the Company, including, without limitation, any restricted stock agreements or escrow agreements;

                        (xii) all contracts providing for indemnification of any officer, director, employee or agent of the Company;

                        (xiii) all contracts related to or regarding the performance of consulting, advisory or similar services by any third party (other than any such contracts that (i) contemplate an exchange of consideration with an aggregate value less than $1,000 per annum and (ii) where the services performed did not include the development of Company Intellectual Property);

                        (xiv) all other contracts not otherwise required to be disclosed or specifically excluded from disclosure pursuant to this Section 3.12 that have a term of more than 60 days and that may not be terminated by the Company, without penalty, within 30 days after the delivery of a termination notice by the Company;

                        (xv) any material agreement not otherwise required to be disclosed or specifically excluded from disclosure pursuant to this
Section 3.12 of the Company that is terminable upon or prohibits assignment or a change of ownership or control of the Company;

                        (xvi) all other contracts and agreements, whether or not made in the ordinary course of business, that contemplate a future exchange of consideration with an aggregate value greater than $25,000; and

                        (xvii) any agreement of guarantee, assumption or endorsement of, or any similar commitment with respect to, the obligations, liabilities (whether accrued, absolute, contingent or otherwise) or indebtedness of any person other than software licenses, professional services contracts or reseller or distribution agreements entered into in the ordinary course of business.

                (b) Each Material Contract (i) is valid and binding on the Company and, to the knowledge of the Company, on the other parties thereto, and is in full force and effect, and (ii) to the knowledge of the Company, upon consummation of the transactions contemplated by this Agreement, shall continue in full force and effect without penalty or other adverse consequence. The Company is not in breach or violation of, or default under, any Material Contract and, to the knowledge of the Company, no other party to any Material Contract is in breach or violation thereof or default thereunder.

                (c) The Company has delivered or made available to Parent accurate and complete copies of all Material Contracts identified in Section 3.12(a) of the Company Disclosure Schedule, including all amendments thereto.
Section 3.12(a) of the Company Disclosure Schedule provides an accurate description of the terms of each Material Contract that is not in written form.

                (d) Except as set forth in Section 3.12(d) of the Company Disclosure Schedule, to the Company's knowledge, no event has occurred, and no circumstance or condition exists, that (with or without notice or lapse of time) will, or would reasonably be expected to, (i) result in a breach or violation of, or default under, any Material Contract, (ii) give any entity the right to declare a default, seek damages or exercise any other remedy under any Material Contract, (iii) give any entity the right to accelerate the maturity or performance of any Material Contract or (iv) give any entity the right to cancel, terminate or modify any Material Contract.

        SECTION 3.13 Environmental Matters.
                     ---------------------

                (a) The Company (i) is in compliance in all material respects with all applicable Environmental Laws (as defined below), (ii) holds all material Environmental Permits (as defined below) necessary to conduct the Company's business and (iii) is in compliance in all material respects with its Environmental Permits.

                (b) The Company has not released and, to the knowledge of the Company, no other person has released Hazardous Materials (as defined below) in a manner that is not in compliance with Environmental Laws on any real property owned or leased by the Company or, during its ownership or occupancy of such property, on any property formerly owned or leased by the Company.

                (c) The Company has not received any written request for information, or been notified that it is a potentially responsible party, under CERCLA (as defined below) or any similar Law of any state, locality or any other jurisdiction. The Company has not entered into or agreed to any consent decree or order nor is the Company subject to any judgment, decree or judicial order relating to compliance with Environmental Laws, Environmental Permits or the investigation, sampling, monitoring, treatment, remediation, removal or cleanup of Hazardous Materials and, to the knowledge of the Company, no investigation, litigation or other proceeding is pending or threatened in writing with respect thereto.

                (d) To the knowledge of the Company, none of the real property currently or formerly owned or leased by the Company is listed or, to the knowledge of the Company, proposed to be listed on the "National Priorities List" under CERCLA, as updated through the date of this Agreement, or any similar list of sites in the United States or any other jurisdiction requiring investigation or cleanup.

        For purposes of this Agreement:

        "CERCLA" means the U.S. Comprehensive Environmental Response,
         ------
Compensation and Liability Act of 1980, as amended as of the date hereof.

        "Environmental Laws" means any Federal, state or local statute, law,
         ------------------
ordinance, regulation, rule, code or order of the United States, or any other jurisdiction and any enforceable judicial or administrative interpretation thereof, including any judicial or administrative order, consent decree or judgment, relating to pollution or protection of the environment or natural resources, including, without limitation, those relating to the use, handling, transportation, treatment, storage, disposal, release or discharge of Hazardous Materials, as in effect as of the date of this Agreement.

        "Environmental Permits" means any permit, approval, identification
         ---------------------
number, license and other authorization required under any applicable Environmental Law.

        "Hazardous Materials" means (i) any petroleum, petroleum products,
         -------------------
by-products or breakdown products, radioactive materials, asbestos-containing materials or polychlorinated biphenyls or (ii) any chemical, material or substance defined or regulated as toxic or hazardous or as a pollutant or contaminant or waste under any applicable Environmental Law.

        SECTION 3.14 Intellectual Property.
                     ---------------------

                (a) The Company owns or is licensed for, and in any event possesses sufficient and legally enforceable rights with respect to, all Company Intellectual Property (as defined below) that is or has been used in its business, as presently or proposed to be conducted, or necessary to conduct any such business without any conflict with or infringement or misappropriation of any rights or property of any person ("Infringement"). Such ownership, licenses and rights are exclusive (A) except with respect to Inventions (as defined below) that are not differentiators of the Company's business and (B) except with respect to third-party, generally available "off-the-shelf" software and shrink-wrapped software and commercially available software, in each case that are not part of any previous, current or proposed product or service offering of the Company. "Intellectual Property" means (i) inventions (whether or not patentable);

trade names, trade and service marks, logos, domain names, URLs and other designations ("Marks"); works of authorship; mask works; data; technology, know-how, trade secrets, ideas and information; designs; formulas; algorithms; processes; methods; schematics; computer software (in source code and/or object code form); and all other intellectual property of any sort ("Inventions") and
(ii) patent rights; Mark rights; copyrights; mask work rights; sui generis database rights; trade secret rights; and all other intellectual and industrial property rights of any sort throughout the world, and all applications, registrations, issuances and the like with respect thereto ("IP Rights"). "Company Intellectual Property" means all Intellectual Property that was or is used, exercised, or exploited ("Used") by the Company in any business, or that may be necessary to conduct any such business. All copyrightable matter within Company Intellectual Property that is necessary to conduct the business of the Company has been created by persons who were employees of the Company at the time of creation and no third party has or will have "moral rights" (to the extent effectively waived) or rights to terminate any assignment or license with respect thereto.

                (b) To the extent included in Company Intellectual Property and owned by the Company, Section 3.14(b) of the Company Disclosure Schedule lists (by name, number, jurisdiction and owner) all patents and patent applications; all registered and unregistered Marks; and all registered copyrights and mask works; and all other issuances, registrations, applications and the like with respect to those or any other IP Rights. All the foregoing (i) are valid, in force and subsisting to the extent such concepts are applicable, and (ii) along with all related filings, registrations and correspondence, have been provided to Parent. No cancellation, termination, expiration or abandonment of any of the foregoing (except natural expiration or termination at the end of the full possible term, including extensions and renewals) is anticipated by the Company, except where such event would not reasonably be expected to have a Company Material Adverse Effect. The Company is not aware of any material questions or challenges (or any material basis therefor) with respect to the patentability or validity of any claims of any of the foregoing patents or patent applications or the validity of any such IP Rights.

                (c) Section 3.14(c) of the Company Disclosure Schedule lists: (i) all licenses, sublicenses and other agreements to which the Company is a party and pursuant to which any person has been assigned, authorized to Use, granted any lien or encumbrance regarding, or given access to any Company owned Company Intellectual Property other than (A) distribution of standard object code product pursuant to a standard form end-user, object code, internal-use software license and support/maintenance agreements entered into in the ordinary course of business or (B) access provided under a standard form nondisclosure/nonuse agreement; and (ii) all licenses, sublicenses and other agreements pursuant to which the Company has been assigned or authorized to Use or has incurred or may incur any material obligation in connection with (A) any third party Intellectual Property that may be used in the development of, require payment with respect to, has been incorporated or embodied in, or forms all or any part of any current product, service or Intellectual Property offering of the Company or (B) any Company Intellectual Property, and (iii) each agreement pursuant to which the Company has deposited or is required to deposit with an escrowholder or any other person all or part of the source code (or any algorithm or documentation contained in or relating to any source code) of any Company Intellectual Property ("Source Materials"). The Company has not entered into any agreement to indemnify, hold harmless or defend any other person with respect to any assertion of Infringement, other than indemnification provisions contained in standard forms of end user licenses or Company's standard forms of distribution agreements used in transactions arising in the ordinary course of business. Any standard form referred to above in this section has been clearly identified as such and provided to Parent.

                (d) No event or circumstance has occurred, exists or is contemplated (including, without limitation, the authorization, execution or delivery of this Agreement or the consummation of any of the transactions contemplated hereby) that (with or without notice or the lapse of time) could reasonably be expected to result in (i) the breach or violation of any license, sublicense or other agreement required to be listed in Section 3.14 of the Company Disclosure Schedule, which breach or violation could reasonably be expected to have a Company Material Adverse Effect, or (ii) the loss or expiration of any material right or option by the Company (or the gain thereof by any third party) under any such license, sublicense or other agreement or
(iii) the release, disclosure or delivery to any third party of any part of the Source Materials. Further, the Company makes all the same representations and warranties with respect to each license, sublicense and agreement listed on
Section 3.14 of the Company Disclosure Schedule as are made with respect to Material Contracts elsewhere in this Agreement.

                (e) There is, to the knowledge of the Company, no unauthorized Use, material disclosure, or Infringement of any Company Intellectual Property by any third party, including, without limitation, any employee or former employee of the Company. The Company has not brought or threatened any action, suit or proceeding against any third party for any Infringement of any Company Intellectual Property or any breach of any license, sublicense or agreement involving Company Intellectual Property.

                (f) The Company has taken reasonable steps to protect and preserve the confidentiality of all Company Intellectual Property owned by the Company (or that is subject to Company confidentiality obligations to a third party) not otherwise disclosed in published patents or patent applications or registered copyrights or other publicly available filed or published documents in connection with applying for, obtaining or securing IP Rights herein which constitute trade secrets of the Company ("Company Confidential Information"). All use by and disclosure to employees or others of Company Confidential Information has been pursuant to the terms of valid and binding written confidentiality and nonuse/restricted-use agreements or agreements that contain similar obligations. The Company has not disclosed or delivered to any third party, or permitted the disclosure or delivery to any escrow agent or other third party, any part of the Source Materials.

                (g) Each current and former employee and contractor of the Company who is or was involved in, or who has contributed to, the creation or development of any Company Intellectual Property has executed and delivered (and to the Company's knowledge, is in compliance with) an agreement in substantially the form of the Company's standard Proprietary Information and Inventions Agreement (in the case of an employee) or Consulting Agreement (in the case of a contractor).

                (h) The Company has not received any communication from a third party alleging or suggesting that the Company has been or may be engaged in, liable for or contributing to any Infringement, nor does the Company have any reason to expect that any such communication will be forthcoming.

                (i) The Company is not aware that any of its employees is obligated under any agreement, commitment, judgment, decree, order or otherwise (an "Employee Obligation") that could reasonably be expected to interfere with the use of his or her reasonable best efforts to promote the interests of the Company or that could reasonably be expected to conflict with any of their businesses. Neither the execution nor delivery of this Agreement nor the conduct of the Company's business, will conflict with or result in a breach of the terms, conditions or provisions of, or constitute a default under, any Employee Obligation or any obligation of any contractors of which it is aware. To the Company's knowledge, the Company is not Using, and it will not be necessary to Use, (i) any Inventions of any of their past or present employees or contractors (or people currently intended to be hired) made prior to or outside the scope of their employment by the Company or (ii) any confidential information or trade secret of any former employer of any such person.

                (j) All Software is free of all viruses, worms, trojan horses and other material known infections or intentionally harmful routines and does not contain any bugs, errors, or problems of a material nature that, to the Company's knowledge, could reasonably be expected to materially disrupt its operation or have an material adverse impact on the operation of other software programs or operating systems. "Software" means software, programs, databases and related documentation, in any form (including Internet sites, Internet content and links) that is (i) material to the operation of the business of the Company, including, but not limited to, that operated by the Company on its web sites or used by the Company in connection with processing customer orders, storing customer information, or storing or archiving data, or (ii) manufactured, distributed, sold, licensed or marketed by the Company.

                (k) The Company has obtained all approvals and agreements necessary or appropriate (including, without limitation, assurances from customers regarding further export) for exporting any Company Intellectual Property to any country outside the United States and importing any Company Intellectual Property by Company into any country in which they are or have been disclosed, sold or licensed for Use, and all such export and import approvals in the United States and throughout the world are valid, current, outstanding and in full force and effect.

        SECTION 3.15 Taxes.
                     -----

                (a) All material Tax (as defined below) returns, statements, reports, declarations and other forms and documents (including without limitation estimated Tax returns and reports and material information returns and reports) required to be filed with any Tax Authority (as defined below) with respect to any Taxable (as defined below) period ending on or before the Closing, by or on behalf of the Company (collectively, "Tax Returns" and individually, a "Tax Return"), have been or will be completed and filed when due (including any extensions of such due date) and all amounts shown due on such Tax Returns on or before the Effective Time have been or will be paid on or before such date. The Interim Financial Statements (i) fully accrue all actual and contingent liabilities for Taxes (as defined below) with respect to all periods through November 30, 2005, and the Company has not and will not incur any Tax liability in excess of the amount reflected (excluding any amount thereof that reflects timing differences between the recognition of income for purposes of U.S. GAAP and for Tax purposes) on the Reference Balance Sheet included in the Interim Financial Statements with respect to such periods, and

(ii) properly accrues in accordance with U.S. GAAP all material liabilities for Taxes payable after November 30, 2005, with respect to all transactions and events occurring on or prior to such date. All information set forth in the notes to the Interim Financial Statements relating to Tax matters is true, complete and accurate in all material respects. The Company has not incurred any material Tax liability since November 30, 2005, other than in the ordinary course of business and the Company has made adequate provisions for all Taxes since that date in accordance with U.S. GAAP on at least a quarterly basis.

                (b) The Company has withheld and paid to the applicable financial institution or Tax Authority all amounts required to be withheld with respect to Taxes. To the knowledge of the Company, no Tax Returns filed with respect to Taxable years through the most recently concluded Taxable year end in the case of the United States, have been examined and closed. The Company has not granted any extension or waiver of the limitation period applicable to any Tax Returns that is still in effect and there is no material claim, audit, action, suit, proceeding, or (to the knowledge of the Company) investigation now pending or threatened against or with respect to Taxes of the Company. No notice of deficiency for any Taxes has been proposed, asserted or assessed against the Company that has not been resolved and paid in full. There are no liens for Taxes (other than for Taxes not yet due) upon the assets of the Company. The Company has never been a member of an affiliated group of corporations, within the meaning of Section 1504 of the Code. The Company is in full compliance with all the terms and conditions of any Tax exemption or other Tax-sharing agreement or order of a foreign government, and the consummation of the Merger will not have any adverse effect on the continued validity and effectiveness of any such Tax exemption or other Tax-sharing agreement or order. Neither the Company nor any person on behalf of the Company has entered into or will enter into any agreement or consent pursuant to the collapsible corporation provisions of
Section 341(f) of the Code (or any corresponding provision of state, local or foreign income tax Law) or agreed to have Section 341(f)(2) of the Code (or any corresponding provision of state, local or foreign income tax Law) apply to any disposition of any asset owned by the Company. None of the assets of the Company is property that the Company is required to treat as being owned by any other person pursuant to the so-called "safe harbor lease" provisions of former
Section 168(f)(8) of the Code. None of the assets of the Company directly or indirectly secures any debt the interest on which is tax exempt under Section 103(a) of the Code. None of the assets of the Company is "tax-exempt use property" within the meaning of Section 168(h) of the Code. The Company has not made and will not make a deemed dividend election under Treas. Reg.
Section 1.1502-32(f)(2) or a consent dividend election under Section 565 of the Code. The Company has never been a party (either as a distributing corporation, a distributed corporation or otherwise) to any transaction intended to qualify under Section 355 of the Code or any corresponding provision of state Law. The Company has not participated in (and will not participate in) an international boycott within the meaning of Section 999 of the Code. No Company Stockholder is other than a United States person within the meaning of the Code. The Company does not have and has not had a permanent establishment in any foreign country, as defined in any applicable Tax treaty or convention between the United States of America and such foreign country and the Company has not engaged in a trade or business within any foreign country. The Company has never elected to be treated as an S-corporation under Section 1362 of the Code or any corresponding provision of Federal or state Law. All material elections with respect to the Company's Taxes are reflected on the Company's Tax Returns, copies of which have been provided to Parent. After the date of this Agreement, no material election with respect to Taxes will be made without the prior written consent of Parent, which consent will not be unreasonably withheld or delayed. The Company is not party to any joint venture, partnership, or other arrangement or contract which could be treated as a partnership for Federal income tax purposes. The Company is not currently and never has been subject to the reporting requirements of Section 6038A of the Code. There is no agreement, contract or arrangement to which the Company is a party that could, individually or collectively, result in the payment of any amount that would not be deductible by reason of Sections 280G (as determined without regard to Section 280G(b)(4)), 162 (other than 162(a)) or 404 of the Code. The Company is not a party to or bound by any Tax indemnity, Tax sharing or Tax allocation agreement (whether written or unwritten or arising under operation of Federal Law as a result of being a member of a group filing consolidated Tax Returns, under operation of certain state Laws as a result of being a member of a unitary group, or under comparable Laws of other states or foreign jurisdictions) that includes a party other than the Company nor does the Company owe any amount under any such agreement. The Company has previously provided or made available to Parent true and correct copies of all income, franchise, and sales Tax Returns, and, as reasonably requested by Parent, prior to or following the date hereof, presently existing information statements and reports. The Company is not, and has not been, a United States real property holding corporation (as defined in Section 897(c)(2) of the Code) during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code. Other than by reason of the Merger, the Company has not been and will not be required to include any material adjustment in Taxable income for any Tax period (or portion thereof) pursuant to Section 481 or 263A of the Code or any comparable provision under state or foreign Tax Laws as a result of transactions, events or accounting methods employed prior to the Merger.

                (c) For purposes of this Agreement, the following terms have the following meanings: "Tax" (and, with correlative meaning, "Taxes" and "Taxable") means any and all taxes including, without limitation, (i) any net income, alternative or add-on minimum tax, gross income, gross receipts, sales, use, ad valorem, transfer, franchise, profits, value added, net worth, license, withholding, payroll, employment, excise, severance, stamp, occupation, premium, property, environmental or windfall profit tax, custom, duty or other tax, governmental fee or other like assessment or charge of any kind whatsoever, together with any interest or any penalty, addition to tax or additional amount imposed by any Governmental Entity responsible for the imposition of any such tax (domestic or foreign) (a "Tax Authority"), (ii) any liability for the payment of any amounts of the type described in (i) as a result of being a member of an affiliated, consolidated, combined or unitary group for any taxable period or as the result of being a transferee or successor thereof and (iii) any liability for the payment of any amounts of the type described in (i) or (ii) as a result of any express or implied obligation to indemnify any other person. As used in this Section 3.15, the term "Company" means the Company and any entity included in, or required under U.S. GAAP to be included in, any of the Annual Financial Statements or the Interim Financial Statements.

                (d) Target has not engaged in an transaction that is the same or substantially similar to one of the types of transactions that the Internal Revenue Service has determined to be a tax avoidance transaction and identified by notice, regulation, or other form of published guidance as a listed transaction, as set forth in Treas. Reg. Section 1.6011-4(b)(2).

        SECTION 3.16 Vote Required. The only votes of the holders of any classes
                     -------------
or series of capital stock of the Company necessary to approve and adopt this Agreement, the Merger and the other transactions contemplated by this Agreement are (i) the affirmative vote of the holders of a majority of the outstanding shares of the Company Common Stock and the Company Preferred Stock, voting as a single class, and (ii) the affirmative vote of the holders of at least seventy percent (70%) of the Company Common Stock issuable upon conversion of the outstanding shares of the Company Preferred Stock, voting as a single class, in favor of the approval and adoption of this Agreement and the Merger. The shares of Company Common Stock and the Company Preferred Stock subject to the Voting Agreements are sufficient to secure the affirmative vote of the holders of (i) a majority of the outstanding shares of the Company Common Stock and the Company Common Stock issuable upon conversion of the outstanding shares of the Company Preferred Stock, voting as a single class, and (ii) at least seventy percent (70%) of the Company Common Stock issuable upon conversion of the outstanding shares of the Company Preferred Stock, voting as a single class, in favor of the approval and adoption of this Agreement and the Merger.

        SECTION 3.17 Assets; Absence of Liens and Encumbrances. Except as set
                     -----------------------------------------
forth in Section 3.17 of the Company Disclosure Schedule, the Company owns, leases or has the legal right to use all of the material assets and properties (other than Intellectual Property, which is covered by Section 3.14 hereof) currently used in the conduct of the business of the Company (all such properties and assets being the "Assets"). The Company has good and marketable title to, or, in the case of leased or subleased Assets, valid and subsisting leasehold interests in, all the Assets, free and clear of all mortgages, liens, pledges, charges, claims, defects of title, restrictions, infringements, security interests or encumbrances of any kind or character ("Liens") except for
(i) Liens for current Taxes not yet due and payable or that are otherwise not material; (b) statutory or common law Liens to secure obligations to landlords, lessors or renters under leases or rental agreements; (c) statutory or common law Liens in favor of carriers, warehousemen, mechanics and materialmen, to secure claims for labor, materials or supplies and other like Liens; and (d) Liens that do not, individually or in the aggregate, materially detract from the value, or materially interfere with the present or contemplated use of the Assets subject thereto or affected thereby. The equipment of the Company used in the operation of its business is, taken as a whole, in good operating condition and repair, ordinary wear and tear excepted.

        SECTION 3.18 Owned Real Property. The Company does not own any real
                     -------------------
property.

        SECTION 3.19 Certain Interests.
                     -----------------

                (a) No Affiliate, officer or director of the Company and, to the knowledge of the Company, no immediate relative or spouse (or immediate relative of such spouse) who resides with, or is a dependent of, any such officer or director:

                        (i) has any direct or indirect financial interest in any creditor, competitor, supplier manufacturer, agent, representative, distributor or customer of the Company; provided, however, that (A) the ownership of securities representing no more than 5% of the outstanding voting power of any creditor, competitor, supplier manufacturer, agent, representative, distributor or customer, and which are listed on any national securities exchange or traded actively in the national over-the-counter market, shall not be deemed to be a "financial interest" as long as the person owning such securities has no other connection or relationship with such creditor, competitor, supplier manufacturer, agent, representative, distributor or customer, and (B) ownership of securities held by or acquired through a venture capital fund shall not constitute a "financial interest";

                        (ii) owns, directly or indirectly, in whole or in part, or has any other interest in, any tangible or intangible property that the Company uses in the conduct of its business (except for any such ownership or interest resulting from the ownership of securities in a public company or ownership or interest held by or acquired through a venture capital fund);

                        (iii) has any claim or cause of action against the Company; or

                        (iv)    has outstanding any indebtedness to the Company.

                (b) Except for the payment of employee compensation in the ordinary course of business, consistent with past practice, the Company has no liability or any other obligation of any nature whatsoever to any Company Stockholder or any affiliate thereof or to any officer or director of the Company or, to the knowledge of the Company, to any immediate relative or spouse (or immediate relative of such spouse) of any such officer or director.

        SECTION 3.20 Insurance Policies. Section 3.20 of the Company Disclosure
                     ------------------
Schedule sets forth as of the date of this Agreement (i) a true and complete list of all insurance policies to which the Company is a party or is a beneficiary or named insured and (ii) any material claims made thereunder or made under any other insurance policy within the past three years. True and complete copies of all such policies have been provided to Parent. All premiums due on such policies have been paid, and the Company is otherwise in compliance in all material respects with the terms of such policies. The Company has not failed to give any notice or present any material claim under any such policy in a timely fashion, except where such failure would not prejudice the Company's ability to make a claim. Such insurance policies are in full force and effect. Since the date of adoption of such policies and through the date of this Agreement, the Company has not received any notice or other communication regarding any actual or possible (i) cancellation or threatened termination of any insurance policy, or (ii) refusal of any coverage or rejection of any claim under any insurance policy.

        SECTION 3.21 Restrictions on Business Activities. There is no agreement,
                     -----------------------------------
commitment, judgment, injunction, order or decree binding upon the Company or to which the Company is a party which has or would reasonably be expected to have the effect of prohibiting or materially impairing any business practice material to the Company, any acquisition of property by the Company or the conduct of business by the Company as currently conducted.

        SECTION 3.22 Brokers. No broker, finder or investment banker is entitled
                     -------
to any brokerage, finder's or other fee or commission in connection with the origination, negotiation or execution of this Agreement, the Merger or the other transactions contemplated by this Agreement based upon arrangements made by or on behalf of the Company.

        SECTION 3.23 State Takeover Statutes. The Board of Directors of the
                     -----------------------
Company has taken all action necessary to ensure that any restrictions on business combinations contained in the DGCL will not prevent the Merger and the other transactions contemplated by this Agreement. No other similar anti-takeover statute or regulation is applicable to the Company, the shares of Company Stock, the Merger or the other transactions contemplated by this Agreement.

        SECTION 3.24 Customers and Suppliers. Section 3.24 of the Company
                     -----------------------
Disclosure Schedule contains a complete list of the Company's 25 largest customers based upon aggregate billings during the fiscal years ended March 31, 2004 and 2005 and the eight month period ended November 30, 2005. No customer listed on Section 3.24 of the Company Disclosure Schedule has, within the past 12 months, cancelled or otherwise terminated, or, to the Company's knowledge, made any threat to cancel or terminate, its relationship with the Company, or decreased materially its usage of the Company's services or products. No material supplier of the Company has cancelled or otherwise terminated any contract with the Company prior to the expiration of the contract term, or made any threat to the Company to cancel, reduce the supply or otherwise terminate its relationship with the Company. The Company has not (i) breached any material agreement with or (ii) engaged in any fraudulent conduct with respect to, any customer or supplier of the Company.

        SECTION 3.25 Inventory. All inventory of the Company, whether or not
                     ---------
reflected on the Reference Balance Sheet, consists of a quality and quantity usable and saleable in the ordinary course of business, except for obsolete items and items of below-standard quality, all of which have been written-off or written-down to net realizable value on the Reference Balance Sheet. All inventories not written-off have been priced at the lower of cost or market value on a first-in, first-out basis. The quantities of each type of inventory, whether raw materials, work-in-process or finished goods, are not excessive in the present circumstances of the Company.

        SECTION 3.26 Accounts Receivable; Bank Accounts. All accounts receivable
                     ----------------------------------
of the Company reflected on the Reference Balance Sheet are valid receivables arising from bona fide transactions entered into in the ordinary course of business and, to the Company's knowledge, are collectible when due, without setoff or counterclaim and net of the applicable reserve for bad debts on the Reference Balance Sheet. All accounts receivable reflected in the financial or accounting records of the Company that have arisen since the date of the Reference Balance Sheet are valid receivables subject to no setoffs or counterclaims and, to the Company's knowledge, are current and collectible (within 90 days after the date on which they first became due and payable), net of a reserve for bad debts in an amount proportionate to the reserve shown on the Reference Balance Sheet. Section 3.26 of the Company Disclosure Schedule describes each account maintained by or for the benefit of the Company at any bank or other financial institution.

        SECTION 3.27 Powers of Attorney. There are no outstanding powers of
                     ------------------
attorney executed on behalf of the Company.

        SECTION 3.28 Offers. The Company has suspended or terminated, and has
                     ------
the legal right to terminate or suspend, all negotiations and discussions of any acquisition, merger, consolidation or sale of all substantially all of the assets of Company with parties other than Parent and Merger Sub.

        SECTION 3.29 Warranties. No product or service manufactured, sold,
                     ----------
leased, licensed or delivered by the Company is subject to any guaranty, warranty, right of return, right of credit or other indemnity other than (i) the applicable standard terms and conditions of sale or lease of the Company, which are set forth in Section 3.29 of the Company Disclosure Schedule or immaterial deviations therefrom that are customary and (ii) manufacturers' warranties for which the Company has no liability. Section 3.29 of the Company Disclosure Schedule sets forth the aggregate expenses incurred by the Company in fulfilling its obligations under their guaranty, warranty, right of return and indemnity provisions during each of the fiscal years and the interim period covered by the Annual Financial Statements and the Interim Financial Statements and the Company does not know of any reason why such expenses should significantly increase as a percentage of sales in the future.

        SECTION 3.30 Books and Records. The minute books and other similar
                     -----------------
records of the Company contain complete and accurate records of all actions taken at any meetings of the Company's stockholders, Board of Directors or any committee thereof and of all written consents executed in lieu of the holding of any such meeting.

        SECTION 3.31 Tax Matters. Neither the Company nor any of its affiliates
                     -----------
has taken or agreed to take any action, other than an action expressly contemplated by this Agreement or the Escrow Agreement, that would prevent the Merger from constituting a reorganization qualifying under Section 368(a) of the Code. The Company is not aware of any agreement, plan or other circumstance that would prevent the Merger from qualifying as a reorganization under Section 368(a) of the Code.

        SECTION 3.32 No Illegal Payments. None of the Company or, to the
                     -------------------
knowledge of the Company, any affiliate, officer, agent or employee thereof, directly or indirectly, has, on behalf of or with respect to the Company, (a) made any unlawful domestic or foreign political contributions, (b) made any payment or provided services which were not legal to make or provide or which the Company or any affiliate thereof or any such officer, employee or other person should reasonably have known were not legal for the payee or the recipient of such services to receive, (c) received any payment or any services which were not legal for the payer or the provider of such services to make or provide, (d) with respect to the Company, had any material transactions or payments which are not recorded in its accounting books and records or (e) with respect to the Company, had any off-book bank or cash accounts or "slush funds."

        SECTION 3.33 Reserved.
                     --------

        SECTION 3.34 No Misstatements. To the Company's knowledge, no
                     ----------------
representation or warranty made by the Company in this Agreement, the Company Disclosure Schedule or any certificate delivered or deliverable pursuant to the terms hereof contains or will contain, when taken as a whole, any untrue statement of a material fact, or omits, or will omit, when taken as a whole, to state a material fact, necessary in order to make the statements made, in light of the circumstances under which they were made, not misleading.

                                   ARTICLE IV

             REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB
             -------------------------------------------------------

        Parent and Merger Sub hereby represent and warrant to the Company that the statements contained in this Article IV are true and correct as of the date of this Agreement and as of the Effective Time (except for any such representation and warranty that expressly is made as of a specific date, which such representation and warranty shall be true and correct as of such date), subject to such qualifications as set forth in (i) the disclosure schedule delivered by Parent to the Company concurrently with the execution of this Agreement (the "Parent Disclosure Schedule") and (ii) the Parent SEC Reports (as defined in Section 4.05). The Parent Disclosure Schedule shall be arranged according to specific sections in this Article IV and shall provide exceptions to, or otherwise qualify in reasonable detail, only the corresponding section in this Article IV and any other section hereof where it is reasonably apparent, upon a reading of such disclosure, that the disclosure would also qualify or apply to such other section.

        SECTION 4.01 Organization and Qualification.
                     ------------------------------

                (a) Parent is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Delaware and has all requisite corporate power and authority to own, lease and otherwise hold and operate its properties and other assets and to carry on its business as it is now being conducted, except where the failure to be so organized, existing or in good standing or to have such corporate power and authority has not had, and would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect (as defined below). Parent is duly qualified or licensed as a foreign corporation to do business, and is in good standing, in each jurisdiction where the character of the properties owned, leased or operated by it or the nature of its business makes such qualification or licensing necessary, except where the failure to be so qualified or licensed and in good standing has not had, and would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect. The term "Parent Material Adverse Effect" means any event, change, violation, inaccuracy, circumstance or effect (regardless of whether or not such events, changes, violations, inaccuracies, circumstances or effects are inconsistent with the representations or warranties made by Parent in this Agreement) that is, or would reasonably be expected to be, individually or in the aggregate, materially adverse to the business, financial condition or results of operations of Parent and its subsidiaries taken as a whole; provided that none of the following (individually or in combination) shall be deemed to constitute, or shall be taken into account in determining whether there has been or would reasonably be expected to be, a Parent Material Adverse Effect: any events, changes, violations, inaccuracies, circumstances or effects resulting from or arising in connection with (i) any changes in general economic or business conditions that do not materially disproportionately impact Parent and its subsidiaries taken as a whole, (ii) any changes or events affecting the industry in which Parent and its subsidiaries operate that do not materially disproportionately impact Parent and its subsidiaries taken as a whole, (iii) the announcement or pendency of the Merger (provided that the exception in this clause (iii) shall not be used to excuse a breach of a representation or warranty of Parent contained in this Agreement that arises from the execution and delivery of this Agreement or the consummation of the transactions contemplated by this Agreement), (iv) any decline in the trading price of Parent Common Stock, (v) any adverse change in the United States securities market or (vi) any failure by Parent to meet the revenue or earnings predictions of equity analysts as reflected in the First Call consensus estimates, or any other revenue or earnings estimate, or any other revenue or earnings prediction or expectation, for any period ending (or for which earnings are released) on or after the date of this Agreement and prior to the Closing Date.

                (b) Merger Sub is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Delaware.

        SECTION 4.02 Authority Relative to This Agreement. Each of Parent and
                     ------------------------------------
Merger Sub has all necessary corporate power and authority to execute and deliver this Agreement, and to perform its obligations hereunder and to consummate the Merger and the other transactions contemplated by this Agreement. The execution and delivery of this Agreement by each of Parent and Merger Sub and the consummation by each of Parent and Merger Sub of the Merger and the other transactions contemplated by this Agreement have been duly and validly authorized by all necessary corporate action, and no other corporate proceedings on the part of Parent or Merger Sub are necessary to authorize this Agreement or to consummate the Merger and the other transactions contemplated by this Agreement (other than with respect to the Merger, the filing and recordation of appropriate merger documents as required by the DGCL). This Agreement has been duly and validly executed and delivered by each of Parent and Merger Sub and, assuming the due authorization, execution and delivery by the Company, constitutes a legal, valid and binding obligation of each of Parent and Merger Sub, enforceable against each of Parent and Merger Sub in accordance with its terms, subject to the effect of any applicable bankruptcy, reorganization, insolvency, moratorium or similar Laws affecting creditors' rights generally and subject, as to enforceability, to the effect of general principles of equity.

        SECTION 4.03 Capital Structure.
                     -----------------

                (a) As of the date hereof, the authorized capital stock of Parent consists of (i) 200,000,000 shares of Parent Common Stock and (ii) 10,000,000 shares of preferred stock, par value $.0001 per share, of Parent ("Parent Preferred Stock"). As of November 30, 2005, (i) 12,919,916 shares of Parent Common Stock were issued and outstanding, all of which are duly authorized, validly issued, fully paid and non-assessable and (ii) 3,826,237 shares of Parent Common Stock were reserved for future issuance pursuant to outstanding, unexercised options to purchase Parent Common Stock. As of the date hereof, no shares of Parent Preferred Stock were issued and outstanding.

                (b) As of November 30, 2005, except for outstanding options referred to in clause (ii) of the second sentence of Section 4.03(a), there are no outstanding options, warrants, or other agreements relating to the issuance of capital stock of Parent or obligating Parent to issue or sell any shares of its capital stock.

        SECTION 4.04 No Conflict; Required Filings and Consents.
                     ------------------------------------------

                (a) The execution and delivery of this Agreement by each of Parent and Merger Sub do not, and the performance of this Agreement by each of Parent and Merger Sub will not, (i) conflict with or violate their respective organizational documents, (ii) assuming that all consents, approvals, authorizations and other actions described in Section 4.04(b) have been obtained and all filings and obligations described in Section 4.04(b) have been made or complied with, conflict with or violate in any material respect any Law applicable to Parent or Merger Sub or by which any property or asset of Parent or Merger Sub is bound or affected, or (iii) conflict with, result in any material breach of or constitute a material default (or an event which with notice or lapse of time or both would become a default) under, require consent, approval or notice under, give to others any right of termination, amendment, acceleration or cancellation of, require any payment under, or result in the creation of a lien or other encumbrance on any property or asset of the Parent or Merger Sub pursuant to, any material note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which the Parent or Merger Sub is a party or by which any property or asset of the Company is bound, except in the case of clauses (ii) and (iii) where such conflicts, violations, breaches or defaults would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.

                (b) The execution and delivery of this Agreement by each of Parent and Merger Sub do not, and the performance of this Agreement by each of Parent and Merger Sub will not, require any consent, approval, order, authorization, registration or permit of, or filing with or notification to, any Governmental Entity on the part of Parent, except for (i) if necessary, the pre-merger notification requirements of the HSR Act and the rules and regulations promulgated thereunder, (ii) the filing and recordation of appropriate merger documents as required by the DGCL, (iii) the filing of a Current Report on Form 8-K pursuant to the Exchange Act of 1934, as amended (the "Exchange Act"), (iv) the filing of necessary documents in connection with an application for a permit from the California Department of Corporations pursuant to Section 25121 of the California Corporate Securities Law of 1968, (v) if necessary, the filing of a listing application with the Nasdaq National Market with respect to the shares of Parent Common Stock to be issued pursuant to this Agreement and the Company Options, (vi) the filing of a Form S-8 pursuant to the Securities Act with respect to the Company Options, (vii) if necessary, the filing of a registration statement on Form S-3 with respect to the shares of Parent Common Stock to be issued pursuant to this Agreement, and (viii) such other consents, approvals, orders, authorizations, registrations or permits, filings or notifications that if not obtained or made could not reasonably be expected, individually or in the aggregate, to prevent or materially delay the consummation of the transactions contemplated by this Agreement.

        SECTION 4.05 SEC Filings; Financial Statements.
                     ---------------------------------

                (a) Parent has timely filed all forms, reports and documents required to be filed by it with the Securities and Exchange Commission (the "SEC") since April 30, 2005 (collectively, the "Parent SEC Reports"). As of the respective dates they were filed (and if amended or superseded by a filing prior to the date of this Agreement, then on the date of such filing), (i) the Parent SEC Reports complied in all material respects with the requirements of the Securities Act or the Exchange Act, as the case may be, and (ii) none of the Parent SEC Reports contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading. Parent has complied in all material respects with all Federal and state securities laws.

                (b) Each of the consolidated financial statements (including, in each case, any notes thereto) contained in the Parent SEC Reports was prepared in accordance with U.S. GAAP applied on a consistent basis throughout the periods indicated (except as may be indicated in the notes thereto or, in the case of unaudited statements, as permitted by Form 10-Q or 8-K promulgated by the SEC) and each presented fairly, in all material respects, the consolidated financial position and results of operations of Parent and its consolidated subsidiaries as at the respective dates thereof and for the respective periods indicated therein, except as otherwise noted therein (subject, in the case of unaudited statements, to normal and recurring year-end adjustments which were not and are not expected, individually or in the aggregate, to be material).

        SECTION 4.06 Interim Operations of Merger Sub. Merger Sub was formed by
                     --------------------------------
Parent solely for the purpose of engaging in the transactions contemplated by this Agreement, has engaged in no other business activities and has conducted its operations only as contemplated by this Agreement. Merger Sub has no liabilities and, except for a subscription agreement pursuant to which all of its authorized capital stock was issued to Parent, is not a party to any agreement other than this Agreement and agreements with respect to the appointment of registered agents and similar matters.

        SECTION 4.07 Valid Issuance of Parent Shares. The shares of Parent
                     -------------------------------
Common Stock to be issued pursuant to this Agreement will, when issued, be duly authorized, validly issued, fully paid and non-assessable.

        SECTION 4.08 Brokers. No broker, finder or investment banker is entitled
                     -------
to any brokerage, finder's or other fee or commission in connection with the Merger or the other transactions contemplated by this Agreement based upon arrangements made by or on behalf of Parent or Merger Sub.

        SECTION 4.09 Tax Matters. Neither Parent nor Merger Sub nor any of their
                     -----------
affiliates has taken or agreed to take any action, other than an action expressly contemplated by this Agreement or the Escrow Agreement, that would prevent the Merger from constituting a reorganization qualifying under Section 368(a) of the Code. Parent is not aware of any agreement, plan or other circumstance that would prevent the Merger from qualifying as a reorganization under Section 368(a) of the Code.

        SECTION 4.10 Litigation. There is no litigation, suit, claim, action,
                     ----------
proceeding or investigation pending or, to the knowledge of the Parent, threatened against Parent, or any property or asset owned or used by Parent or any person whose liability Parent has assumed, either contractually or by operation of Law, before any arbitrator or Governmental Entity (a "Legal Proceeding") that would reasonably be expected, if resolved adversely to Parent, to result in a Parent Material Adverse Effect. To Parent's knowledge, no event has occurred, and no claim, dispute or other condition or circumstance exists, that would reasonably be expected to give rise to or serve as a basis of the commencement of any such Legal Proceeding.

        SECTION 4.11 Intellectual Property. Parent owns or is licensed for, and
                     ---------------------
in any event possesses sufficient and legally enforceable rights with respect to, all Intellectual Property used in its business, as presently conducted or necessary to conduct any such business without, to Parent's knowledge (with respect to patents and trademarks), any conflict with or infringement or misappropriation of any rights or property of any person.

        SECTION 4.12 NASDAQ Requirements. Parent is not required to obtain
                     -------------------
stockholder approval of this Agreement or the transactions contemplated hereby pursuant to the rules of NASDAQ applicable to listed companies ("NASDAQ Rules"). Parent will, if required by NASDAQ Rules, file a Listing of Additional Shares Notification Form with NASDAQ in respect of the Parent Common Stock to be issued pursuant to this Agreement.

        SECTION 4.13 Absence of Parent Material Adverse Effect. Between October
                     -----------------------------------------
31, 2005 and the date of this Agreement, there has not been any Parent Material Adverse Effect.

        SECTION 4.14 No Misstatements. To Parent's knowledge, no representation
                     ----------------
or warranty made by Parent or Merger Sub in this Agreement, the Parent Disclosure Schedule or any certificate delivered or deliverable pursuant to the terms hereof contains or will contain, when taken as a whole, any untrue statement of a material fact, or omits, or will omit, when taken as a whole, to state a material fact, necessary in order to make the statements made, in light of the circumstances under which they were made, not misleading.

                                    ARTICLE V

                    CONDUCT OF BUSINESSES PENDING THE MERGER
                    ----------------------------------------

        SECTION 5.01 Conduct of Business by the Company Pending the Merger.
                     -----------------------------------------------------
During the period from the date of this Agreement and continuing until the earlier of the termination of this Agreement or the Effective Time, the Company agrees (except to the extent that Parent shall otherwise consent in writing), to carry on its business in the ordinary course of business consistent with past practices and to use all commercially reasonable efforts consistent with past practices and policies to preserve intact its present business organization, keep available the services of its present officers and key employees and consultants and preserve its relationships with customers, suppliers, distributors, licensors, licensees, and others having business dealings with it, to the end that its goodwill and ongoing businesses would be unimpaired at the Effective Time. The Company shall promptly notify Parent of any event or occurrence not in the ordinary course of business of the Company.

        By way of amplification and not limitation, except as specifically contemplated by this Agreement or as specifically set forth in Section 5.01 of the Company Disclosure Schedule, the Company shall not, between the date of this Agreement and the Effective Time, directly or indirectly, do any of the following without the prior written consent of Parent:

                (a) amend or otherwise change its Certificate of Incorporation or Bylaws or equivalent organizational documents, except as specifically contemplated by this Agreement or the Voting Agreement;

                (b) issue, sell, pledge, dispose of, grant, encumber, authorize or propose the issuance, sale, pledge, disposition, grant or encumbrance of any shares of its capital stock of any class, or any options, warrants, convertible securities or other rights of any kind to acquire any shares of such capital stock or any other ownership interest (including, without limitation, any phantom interest), of the Company, except pursuant to the terms of options, warrants or preferred stock outstanding on the date of this Agreement;

                (c) sell, lease, license, pledge, grant, encumber or otherwise dispose of any of its properties or assets which are material, individually or in the aggregate, to its business;

                (d) declare, set aside, make or pay any dividend or other distribution, payable in cash, stock, property or otherwise, with respect to any of its capital stock;

                (e) split, combine, subdivide, redeem or reclassify any of its capital stock or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock, or purchase or otherwise acquire, directly or indirectly, any shares of its capital stock except from former employees, directors and consultants at cost in accordance with agreements providing for the repurchase of shares in connection with any termination of service by such party and except to the extent required to complete the Merger;

                (f) acquire (including, without limitation, by merger, consolidation, or acquisition of stock or assets) any interest or any assets in any corporation, partnership, other business organization or any division thereof;

                (g) institute or settle any Legal Proceeding (other than those set forth on Section 3.10 of the Company Disclosure Schedule);

                (h) other than pursuant to the provisions of Section 6.01(d) regarding the issuance of promissory notes, incur any indebtedness for borrowed money or issue any debt securities or assume, guarantee or endorse, or otherwise as an accommodation become responsible for, the obligations of any person, or make any loans or advances, except for advances to employees in the ordinary course of business;

                (i) authorize any capital expenditure in excess of $25,000, individually or in the aggregate;

                (j) enter into any lease or contract for the purchase or sale of any property, real or personal;

                (k)     waive or release any material right or claim;

                (l) except as specifically contemplated by this Agreement, increase, or agree to increase, the compensation payable, or to become payable, to its officers or employees, or grant any severance or termination pay to, or enter into any employment or severance agreement with, any of its directors, officers or other employees, or establish, adopt, enter into or amend any collective bargaining, bonus, profit sharing, thrift, compensation, stock option, restricted stock, pension, retirement, deferred compensation, employment, termination, severance or other Plan, agreement, trust, fund, policy or arrangement for the benefit of any director, officer or employee; provided, however, that the foregoing provisions of this subsection shall not apply to any amendments to employee benefit plans described in Section 3(3) of ERISA that may be required by Law;

                (m) accelerate, amend or change the period of exercisability or the vesting schedule of restricted stock or Company Options granted under any option plan, employee stock plan or other agreement or authorize cash payments in exchange for any Company Options granted under any of such plans except as specifically required by the terms of such plans or any such agreement or any related agreement in effect as of the date of this Agreement and disclosed in the Company Disclosure Schedule;

                (n) extend any offers of employment to potential employees, consultants or independent contractors or terminate any existing employment relationships;

                (o)     amend or terminate any Material Contract;

                (p) enter into any contract or agreement material to the business, results of operations or financial condition of the Company;

                (q) enter into, amend or terminate any contract, agreement, commitment or arrangement that, if fully performed, would not be permitted under this Section 5.01;

                (r) other than in the ordinary course of business consistent with past practice, enter into any licensing, distribution, OEM agreements, sponsorship, advertising, merchant program or other similar contracts, agreements or obligations;

                (s) pay, discharge or satisfy any material claim, liability or obligation (absolute, accrued, asserted, unasserted, contingent or otherwise), except in the ordinary course of business, consistent with past practice;

                (t) take any action, with respect to accounting policies, principles or procedures;

                (u) make or change any Tax or accounting election, change any annual accounting period, adopt or change any accounting method, file any amended Tax Return, enter into any closing agreement, settle any Tax claim or assessment relating to the Company, surrender any right to claim refund of Taxes, consent to any extension or waiver of the limitation period applicable to any Tax claim or assessment relating to the Company, or take any other action or omit to take any action that would have the effect of increasing the Tax liability of the Company or Parent;

                (v) (i) sell, assign, lease, terminate, abandon, transfer, permit to be encumbered or otherwise dispose of or, except in connection with the issuance of promissory notes pursuant to the provisions of Section 6.01(d), grant any security interest in and to any item of the Company Intellectual Property, in whole or in part (and provided that such security interest must be terminable upon repayment or conversion of the indebtedness to which it relates), (ii) grant any license with respect to any Company Intellectual Property, other than a license of Software granted to customers of the Company to whom the Company licenses such Software in the ordinary course of business,
(iii) develop, create or invent any Intellectual Property jointly with any third party, or (iv) disclose, or allow to be disclosed, any confidential Company Intellectual Property, unless such Company Intellectual Property is subject to a confidentiality or non-disclosure covenant protecting against disclosure thereof;

                (w) except as specifically contemplated by this Agreement or otherwise pursuant to a previously adopted bonus plan disclosed on the Company Disclosure Schedule, make (or become obligated to make) any bonus payments to any of its officers or employees;

                (x) revalue any of its assets, including writing down the value of inventory or writing off notes or accounts receivable except in the ordinary course of business;

                (y) fail to maintain its equipment and other assets in good working condition and repair according to the standards it has maintained up to the date of this Agreement, subject only to ordinary wear and tear;

                (z) permit any insurance policy naming it as a beneficiary or a loss payable payee to be cancelled or terminated without notice to Parent;

                (aa) write off as uncollectible, or establish any extraordinary reserve with respect to, any account receivable or other indebtedness in excess of $10,000 with respect to a single matter, or in excess of $25,000 in the aggregate;

                (bb) make any loans, advances or capital contributions to, or investments in, any other person or third party, other than travel loans or advances in the ordinary course of business consistent with past practice;

                (cc) knowingly take any action or fail to take any reasonable action that would cause there to be a Company Material Adverse Effect; or

                (dd) take, or agree in writing or otherwise to take, any of the actions described in subsections (a) through (cc) above, or any action which is reasonably likely to make any of the Company's representations or warranties contained in this Agreement untrue or incorrect on the date made (to the extent so limited) or as of the Effective Time.

Notwithstanding anything to the contrary herein, but subject to the terms of any promissory notes issued to Parent as set forth in Section 6.01(d) below, without Parent's consent, the Company may (a) issue promissory notes to parties other than Parent in a principal amount not to exceed $1,000,000, the terms of which provide that (i) payment of the outstanding principal and any accrued interest under any such note will constitute full repayment under such note and (ii) upon such repayment, any security interest in the Company's assets related thereto is terminated and (b) settle the legal proceedings set forth on Section 3.10 of the Company Disclosure Schedule in the manner the Company deems appropriate.

        SECTION 5.02 Litigation. The Company shall notify Parent in writing
                     ----------
promptly after learning of any claim, action, suit, arbitration, mediation, proceeding or investigation by or before any court, arbitrator or arbitration panel, board or other Governmental Entity initiated by it or against it, or known by the Company to be threatened against the Company or any of its officers, directors, employees or stockholders in their capacity as such.

        SECTION 5.03 Notification of Certain Matters. Parent shall give prompt
                     -------------------------------
notice to the Company, and the Company shall give prompt notice to Parent, of
(i) the occurrence, or non-occurrence, of any event the occurrence, or non-occurrence, of which would be likely to cause (x) any representation or warranty contained in this Agreement to be untrue or inaccurate or (y) any covenant, condition or agreement contained in this Agreement not to be complied with or satisfied; and (ii) any failure or inability of Parent or the Company, as the case may be, to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it hereunder; provided, however, that the delivery of any notice pursuant to this Section 5.03 shall not limit or otherwise affect the remedies available hereunder to the party receiving such notice.

                                   ARTICLE VI

                              ADDITIONAL AGREEMENTS
                              ---------------------

        SECTION 6.01 California Permit; Company Stockholder Approval.
                     -----------------------------------------------

                (a) As promptly as practicable after the execution of this Agreement, Parent shall prepare the necessary documents and Parent shall apply for a permit (a "California Permit") from the California Department of Corporations (after a hearing before such Department) pursuant to Section 25121 of the California Corporate Securities Law of 1968, as amended (the "Fairness Hearing Law"), such that the issuance of the Parent Common Stock in the Merger shall be exempt from registration under the Securities Act by virtue of the exemption from the registration contained in Section 3(a)(10) thereof, and the Company shall prepare a related information statement or other disclosure document (the "Information Statement") to be distributed to the Company Stockholders. The Company shall cooperate with, and provide information to, Parent in connection with Parent's application for the California Permit. The Company and Parent will respond to any comments from the California Commissioner of Corporations and use their reasonable best efforts to cause the California Permit to be granted as soon as reasonably practicable after such filing; provided, however, that neither Parent nor the Company shall be required to modify any of the terms of the Merger in order to cause the California Secretary of State to approve the fairness of such terms and conditions. The Company shall provide and include in the Information Statement such information relating to the Company as may be required pursuant to the Fairness Hearing Law or by the California Department of Corporations. The Information Statement shall include the unanimous recommendation of the Board of Directors of the Company to the Company Stockholders to vote in favor of the approval and adoption of the Merger, this Agreement and the other transactions contemplated hereby. None of the information supplied by the Company to Parent in connection with the California Permit application or any other document prepared to comply with Federal or state securities laws shall contain any untrue statement of material fact or omit to state any material fact necessary in order to make the statements contained therein not misleading. None of the information supplied by Parent in connection with the California Permit application or any other document prepared to comply with Federal or state securities laws shall contain any untrue statement of material fact or omit to state any material fact necessary in order to make the statements contained therein not misleading.

                (b) The Company shall promptly, after the date of this Agreement and in accordance with applicable Law, the Company's Certificate of Incorporation and Bylaws and the Fairness Hearing Law, convene a meeting of its stockholders or solicit written consents to obtain their approval and adoption of this Agreement, the Merger, and the other transactions contemplated by this Agreement. The Company shall ensure that the stockholders' meeting is called, noticed, convened, held and conducted, and that all proxies solicited by the Company in connection with the stockholders' meeting are solicited or, in the alternative, that written consents are solicited from its stockholders, in compliance with applicable Law, the Company's Certificate of Incorporation and Bylaws, and all other applicable legal requirements. The Company agrees to use its reasonable best efforts to take all action necessary or advisable to secure the necessary votes required by applicable Law, the Company's Certificate of Incorporation and Bylaws to effect the Merger.

                (c) Parent and the Company agree that, if Parent has not received the California Permit referenced in Section 6.01(a) above by March 31, 2006, unless otherwise agreed to by Parent and the Company, Parent and the Company shall use reasonable best efforts to promptly effect the Closing by means of a private placement exemption from the registration requirements of the Securities Act, so long as such an exemption is available pursuant to federal and state securities laws. If the Closing is effected by means of such an available exemption, in connection therewith Parent and the Company agree to negotiate in good faith and enter into a registration rights agreement that contains customary provisions, including but not limited to Parent's obligation, as soon as practicable after the Effective Time, to file a registration statement on Form S-3 with respect to the shares of Parent Common Stock issued pursuant to this Agreement.

                (d) Beginning February 1, 2006, the Company may issue to Parent promissory note(s) (i) in an aggregate principal amount of up to $1,000,000 and that bear simple interest at an annual rate of 10%, (ii) that grant Parent a first priority security interest in all of the Company's assets (including but not limited to all Company-owned Company Intellectual Property),
(iii) that are senior to all other debt obligations of the Company, (iv) that may be prepaid but shall be due and payable to Parent on the 120th day following the date of termination of this Agreement pursuant to the provisions of the
Section 8.01 below, and (v) that include such other terms that are mutually acceptable to Parent and the Company negotiating in good faith. Following Parent's receipt of notice that the Company has elected to exercise its rights under this Section 6.01(d), Parent and the Company shall negotiate in good faith a mutually acceptable form of promissory note for use in connection with the provisions of this Section 6.01(d). Within two business days of the completion of such negotiation, Parent shall deliver (by wire transfer of immediately available funds to the account designated by the Company) the principal amount of the initial promissory note. Thereafter, Parent shall deliver (by wire transfer of immediately available funds to the account designated by the Company) the principal amount of each additional promissory note within two business days of Parent's receipt of notice that the Company has elected to exercise its rights under this Section 6.01(d).

        SECTION 6.02 Access to Information; Confidentiality.
                     --------------------------------------

                (a) From the date of this Agreement to the Effective Time, the Company shall: (i) provide to Parent (and its officers, directors, employees, accountants, consultants, legal counsel, advisors, agents and other representatives (collectively, "Representatives")) reasonable access at reasonable times upon prior notice to the directors, officers, employees, agents, properties, offices and other facilities of the Company and to the books and records thereof and (ii) furnish promptly such information concerning the business, properties, contracts, assets, liabilities, personnel and other aspects of the Company as Parent or its Representatives may reasonably request.

                (b) The parties shall comply with, and shall cause their respective Representatives to comply with, all of their respective obligations under the Non-Disclosure Agreement, dated December 13, 2005 (the "Non-Disclosure Agreement"), between the Company and Parent. Notwithstanding anything herein to the contrary, each party (and its Representatives) may consult any tax advisor regarding the tax treatment and tax structure of the transactions contemplated hereby and may disclose to any person, without limitation of any kind, the tax treatment and tax structure of the transactions contemplated hereby and all materials (including opinions or other tax analyses) that are provided relating to such treatment or structure.

        SECTION 6.03 No Solicitation of Transactions.
                     -------------------------------

                (a) The Company will not, directly or indirectly, and will instruct its Representatives not to, directly or indirectly, solicit, initiate or knowingly encourage (including by way of furnishing nonpublic information), or take any other action to knowingly facilitate, any inquiries or the making of any proposal or offer (including, without limitation, any proposal or offer to its stockholders) that constitutes, or may reasonably be expected to lead to, any Competing Transaction (as defined below), or enter into or maintain or continue discussions or negotiate with any person in furtherance of such inquiries or to obtain a Competing Transaction, or agree to or endorse any Competing Transaction, or authorize or knowingly permit any of the officers, directors or employees of the Company, or any investment banker, financial advisor, attorney, accountant or other representative retained by the Company, to take any such action. The Company will notify Parent promptly after receipt by the Company (or any of its officers, directors, employees, agents, advisors or other representatives) of any proposal for, or inquiry respecting, any Competing Transaction, or any request for nonpublic information in connection with such proposal or inquiry or for access to the properties, books or records of the Company by any person that informs or has informed the Company that it is considering making or has made such a proposal or inquiry. Such notice to Parent shall indicate in reasonable detail the identity of the person making such proposal or inquiry and the terms and conditions of such proposal or inquiry. The Company immediately shall cease and cause to be terminated all existing discussions or negotiations with any parties conducted heretofore with respect to a Competing Transaction. The Company agrees not to release any third party from, or waive any provision of, any confidentiality or standstill agreement to which it is a party.

                (b)     A "Competing Transaction" means any of the following
                           ---------------------
involving the Company (other than the Merger and the other transactions contemplated by this Agreement): (i) a merger, consolidation, share exchange, business combination or other similar transaction; (ii) any sale, lease, exchange, transfer or other disposition of a material portion of the assets or debt or equity securities of such party, except as permitted pursuant to Section 6.01(d); (iii) a tender offer or exchange offer for 15% or more of the outstanding voting securities of such party; or (iv) any solicitation in opposition to approval by the stockholders of the Company of this Agreement and the Merger.

        SECTION 6.04 Employee Benefits Matters.
                     -------------------------

                (a) All employees of the Company shall continue in their existing benefit plans until such time as, in Parent's sole discretion, an orderly transition can be accomplished to employee benefit plans and programs maintained by Parent for its and its affiliates' employees in the United States. Parent shall take such reasonable actions, to the extent permitted by Parent's benefits programs, as are necessary to allow eligible employees of the Company to participate in the health, welfare and other benefit programs of Parent or alternative benefits programs in the aggregate that are substantially equivalent to those applicable to employees of Parent in similar functions and positions on similar terms (it being understood that equity incentive plans are not considered employee benefits). Pending such action, Parent shall maintain the effectiveness of the Company's benefit plans to the extent permitted by such benefit plans.

                (b) Prior to the Effective Time, the Company shall take all necessary actions to solicit the requisite stockholder approval under Section 280G(b)(5) of the Code of any payments or benefits that could be considered "excess parachute payments" within the meaning of Section 280G of the Code with respect to all "disqualified individuals" within the meaning of Section 280G of the Code that have agreed (prior to the solicitation of stockholder approval of the Merger) to subject their existing benefits and payments to the stockholder approval requirements of Section 280G(b)(5) of the Code, as contemplated in the Proposed Treasury Regulations promulgated thereunder. The Company further agrees that whether or not its stockholders approve any such excess parachute payments, neither Parent nor the Surviving Corporation shall have any responsibility or liability with respect to any excise taxes owed by the recipients of any such payments.

                (c) By giving the Company written notice not less than three business days prior to the Closing Date, Parent may request that the Company take all necessary corporate action to terminate its 401(k) plan (the "401(k) Plan") effective as of the date immediately prior to the Closing Date, but contingent on the Closing. If Parent provides such notice to the Company, Parent shall receive from the Company evidence that the Company's Board of Directors has adopted resolutions to terminate the 401(k) Plan (the form and substance of which resolutions shall be subject to review and approval of Parent), effective as of the date immediately preceding the Closing Date.

                (d) With respect to all stock purchase, stock option and stock award agreements (including any restricted stock, stock purchase, stock option or stock award agreement under the Stock Plan) between the Company and any current or former employee, director, consultant or founder effective as of the Effective Time, any and all rights of repurchase under each such agreement shall be assigned to Parent (or to such other entity as Parent shall designate) by virtue of the Merger and without any further action on the part of the Company, such assignment to be effective as of the Effective Time.

        SECTION 6.05 Further Action; Consents; Filings.
                     ---------------------------------

                (a) Upon the terms and subject to the conditions hereof, each of the parties hereto shall use its reasonable best efforts to (i) take, or cause to be taken, all appropriate action and do, or cause to be done, all things necessary, proper or advisable under applicable Law or otherwise to consummate and make effective the Merger and the other transactions contemplated by this Agreement, (ii) obtain from any Governmental Entity or any other person all consents, licenses, permits, waivers, approvals, authorizations or orders required to be obtained or made by Parent or the Company or any of their subsidiaries in connection with the authorization, execution and delivery of this Agreement and the consummation of the Merger and the other transactions contemplated by this Agreement, including if necessary those required under the HSR Act, and (iii) make all necessary filings, and thereafter make any other required submission, with respect to this Agreement, the Merger and the other transactions contemplated by this Agreement required under applicable Law. The parties hereto shall cooperate with each other in connection with the making of all such filings, including by providing copies of all such documents to the nonfiling party and its advisors prior to filing and, if requested, by accepting all reasonable additions, deletions or changes suggested in connection therewith.

                (b) If necessary, Parent and the Company shall file as soon as practicable after the date hereof notifications under the HSR Act and each of Parent and the Company shall use commercially reasonable efforts to respond as promptly as practicable to all reasonable inquiries or requests and to resolve such objections, if any, as may be asserted by any Governmental Entity with respect to the transactions contemplated by this Agreement under the HSR Act, the Sherman Act, as amended, the Clayton Act, as amended, the Federal Trade Commission Act, as amended, and any other Federal, state or foreign statutes, rules, regulations, orders or decrees that are designed to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade.

                (c)     Notwithstanding anything to the contrary in
Section 6.05(a) or (b), (i) neither Parent nor any of its subsidiaries shall be required to divest (including, without limitation, through a licensing arrangement) any of their respective businesses, product lines or assets, or to take or agree to take any other action or agree to any limitation that would reasonably be expected, individually or in the aggregate, to have a Parent Material Adverse Effect and (ii) the Company shall not be required to divest (including, without limitation, through a licensing arrangement) any of its businesses, product lines or assets, or to take or agree to take any other action or agree to any limitation that would reasonably be expected to have a Company Material Adverse Effect.

                (d) From the date of this Agreement until the earlier of the Effective Time or the termination of this Agreement, each party shall promptly notify the other party in writing of any pending or, to the knowledge of such party, threatened action, proceeding or investigation by any Governmental Entity or any other person (i) challenging or seeking material damages in connection with this Agreement or the transactions contemplated hereunder or (ii) seeking to restrain or prohibit the consummation of the Merger or the transactions contemplated hereunder or otherwise limit the right of Parent or its subsidiaries to own or operate all or any portion of the business, assets or properties of the Company.

        SECTION 6.06 Plan of Reorganization. This Agreement is intended to
                     ----------------------
constitute a "plan of reorganization" within the meaning of Section 1.368-2(g) of the income tax regulations promulgated under the Code. From and after the date of this Agreement, each party hereto shall use its reasonable best efforts to cause the Merger to qualify, and will not knowingly take any action, cause any action to be taken, fail to take any action or cause any action to fail to be taken which action or failure to act could prevent the Merger from qualifying as a reorganization under the provisions of Section 368(a) of the Code.

        SECTION 6.07 No Public Announcement. The initial press release relating
                     ----------------------
to this Agreement shall be a joint press release the text of which has been agreed to by each of Parent and the Company. Thereafter, unless otherwise required by applicable Law, the Company shall not issue any press release or otherwise make any public statements with respect to this Agreement, the Merger or any of the other transactions contemplated by this Agreement without the prior written consent of Parent.

        SECTION 6.08 Expenses. Whether or not the Merger is consummated, all
                     --------
costs and expenses incurred in connection with this Agreement, the Merger and other transactions contemplated by this Agreement (including, without limitation, the fees and expenses of financial advisors, accountants and legal counsel) (i) if incurred by Parent and Merger Sub, shall be paid by Parent, (ii) if incurred by the Company (the "Stockholder Expenses"), shall be paid by Parent at the Closing in an amount not to exceed $410,000 less any Stockholder Expenses paid by the Company prior to the Closing. At least two business days prior to the Closing, the Company shall provide to Parent (a) a list in reasonable detail of all Stockholder Expenses and the amounts of such Stockholder Expenses, in each case estimated through Closing and sufficient to cover estimated post-Closing matters and (b) the Company's estimated positive cash balance immediately prior to the Effective Time ("Estimated Closing Cash").

        SECTION 6.09 Affiliate Agreements. The Company shall use its reasonable
                     --------------------
best efforts to cause each person listed on Schedule 6.09 to execute and deliver to Parent, as promptly as practicable after the execution of this Agreement, an Affiliate Agreement in the form attached hereto as Exhibit C.

        SECTION 6.10 Reserved.
                     --------

        SECTION 6.11 Indemnification of Officers and Directors. For a period of
                     -----------------------------------------
six years from and after the Closing Date, Parent and the Surviving Corporation agree to indemnify (including advancement of expenses) and hold harmless all past and present officers and directors of the Company to the same extent such persons are indemnified by the Company as of the date of this Agreement pursuant to the Company's Certificate of Incorporation or Bylaws, employment agreements, indemnification agreements identified on the Company Disclosure Schedule, or under applicable Law for acts or omissions which occurred at or prior to the Effective Time. This indemnification shall not apply to any claim or action by any such officer or director brought against the Company or any of its predecessors, successors, assigns, officers, directors, stockholders, employees or agents for any Losses (as defined below) paid to a Parent Indemnified Party (as defined below) pursuant to Article IX of this Agreement. If Parent, the Surviving Corporation or any of its successors or assigns (i) consolidates with or merges into any other person and shall not be the continuing or surviving corporation or entity of such consolidation or merger or

(ii) transfers or conveys all or substantially all of its properties and assets to any person, then, and in each such case, to the extent necessary, proper provision shall be made so that the successors, assigns and recipients of such properties and assets of Parent and the Surviving Corporation, as the case may be, shall assume the obligations set forth in this Section 6.11. The rights of all past and present officers and directors of the Company under this Section
6.11 are in addition to, and not in substitution for, any other rights to indemnification or contribution that any such person may have by contract, applicable Law or otherwise. The Company hereby represents to Parent that no claim for indemnification has been made by any director or officer of the Company and, to the knowledge of the Company, no basis exists for any such claim for indemnification.

        SECTION 6.12 Nasdaq National Market Listing. If necessary, Parent shall
                     ------------------------------
promptly prepare and file with The Nasdaq National Market a listing application with respect to the shares of Parent Common Stock to be issued pursuant to this Agreement and pursuant to the Company Options, and shall use its reasonable best efforts to obtain, prior to the Effective Time, approval for the listing of such shares of Parent Common Stock, subject to official notice to The Nasdaq National Market of issuance.

        SECTION 6.13 Section 16 Relief. Provided that the Company delivers to
                     -----------------
Parent the Section 16 Information (as defined below) in a timely fashion, the Board of Directors of Parent, or a committee of two or more Non-Employee Directors thereof (as such term is defined for purposes of Rule 16b-3 under the Exchange Act), shall adopt resolutions prior to the consummation of the Merger providing that the receipt by the Company Insiders (as defined below) of the Parent Common Stock upon conversion of the Company Stock, and of options for Parent Common Stock upon conversion of the Company Options, in each case pursuant to the transactions contemplated hereby and to the extent such securities are listed in the Section 16 Information, are intended to be exempt from liability pursuant to Section 16(b) under the Exchange Act. Such resolutions shall comply with the approval conditions of Rule 16b-3 under the Exchange Act for purposes of such Section 16(b) exemption, including, but not limited to, specifying the name of the Company Insiders, the number of securities to be acquired or disposed of for each such person, the material terms of any derivative securities, and that the approval is intended to make the receipt of such securities exempt pursuant to Rule 13b-3(d). "Section 16 Information" shall mean information regarding the Company Insiders, the number of shares of the Company Stock held by each such Company Insider and expected to be exchanged for Parent Common Stock in connection with the Merger, and the number and description of the Company Options held by each such Company Insider and expected to be converted into options for Parent Common Stock in connection with the Merger. "Company Insiders" shall mean those officers and directors of the Company who will be subject to the reporting requirement of Section 16(b) of the Exchange Act with respect to Parent and who are listed in the Section 16 Information.

        SECTION 6.14 Certificate Amendment. Prior to the Closing Date, the
                     ---------------------
Company shall amend its Certificate of Incorporation to eliminate all requirements that accrued but unpaid dividends on each share of Company Series B Preferred Stock, Company Series C Preferred Stock and Company Series C-1 Preferred Stock shall be payable in cash upon the liquidation, dissolution or winding up of the Company.

        SECTION 6.15 Conversion Schedule. Section 6.15 of the Company Disclosure
                     -------------------
Schedule is a schedule prepared by the Company (the "Preliminary Conversion Schedule") showing the applicable number of Parent Shares and Parent Cash to be issued to each holder of shares of Company Stock and each holder of rights to acquire capital stock of the Company, including the corresponding number of Escrow Shares to be deposited in the Escrow Fund, as of the execution of this Agreement as if the Effective Time and the exchange of shares pursuant to the Merger had occurred as of the date of the execution of this Agreement (but assuming that the Average Closing Price is $45 and that the number of vested Company Options is 1,577,292 and that accrued dividends on Company Series B Preferred Stock, Company Series C Preferred Stock and Company Series C-1 Preferred Stock have been calculated through February 28, 2006). The Company and the Stockholders' Representative shall prepare a final schedule as of the Effective Time (the "Final Conversion Schedule"), and an officer of the Company shall certify the Final Conversion Schedule and deliver such schedule to Parent at Closing. The number of options listed as "vested options" on the Final Conversion Schedule shall accurately reflect the number of options to purchase Company Common Stock that shall be vested as of the Effective Time. Each option whose vesting terms provide for "single trigger" acceleration such that all or some number of shares of Company Common Stock that represent the unvested portion thereof shall become vested in connection with the transactions contemplated hereunder, and each option whose vesting terms provide for "double trigger" acceleration such that all or some number of shares of Company Common Stock that represent the unvested portion thereof shall become vested as a result of the option holder's termination of employment in connection with the transactions contemplated hereunder (including the holder's termination of employment promptly following the Effective Time if Parent has given the Company notice of such termination at least 7 days prior to the Effective Time), shall have the accelerated portion of such option treated as "vested" as of the Effective Time.

        SECTION 6.16 Liquidation Bonus Plan. As promptly as practicable after
                     ----------------------
the Effective Time, and in no event later than five business days following the Effective Time, Parent shall deliver to each of the individuals specified in the Final Liquidation Bonus Plan Schedule cash in an amount equal to 42% of the individual's applicable Bonus Amount and shares of Parent Common Stock having a value equal to 58% of the individual's applicable Bonus Amount (measured using the Average Closing Price), which shall constitute full satisfaction of the claims of such recipients with respect thereto. The Company's Chief Executive Officer ("Company CEO") immediately prior to the Effective Time shall prepare a final schedule as of the Effective Time (the "Final Liquidation Bonus Plan Schedule"), and the Company CEO shall certify the Final Liquidation Bonus Plan Schedule and deliver such schedule to Parent at Closing. The payments to each eligible individual called for under the Final Liquidation Bonus Plan Schedule shall be made upon receipt by Parent of an acknowledgement that such payment constitutes full satisfaction of the claims of such recipient with respect thereto and a general release of claims (in a form prescribed by Parent) of all known and unknown claims that the individual may then have against Parent, the Company or persons affiliated with the Company; provided that such general release shall not release claims relating to rights arising under this Agreement or the Escrow Agreement, rights to severance, benefits or other rights as set forth in a written agreement between the Company and such individual, or rights to indemnification, accrued compensation and benefits. To the extent required by applicable Law, Parent shall withhold from the cash otherwise deliverable to each eligible individual an amount equal to the applicable withholding taxes relating to the payment to the recipient of his or her allocable portion of the Bonus Amount. A portion of the shares of Parent Common Stock issued to Michael Bennett or his assignees pursuant to this Section 6.16 shall be deposited in escrow as described in Section 2.02(b) of this Agreement. If, prior to the issuance of shares of Parent Common Stock as set forth herein, any change in the capital stock of Parent shall occur by reason of reclassification, recapitalization, stock split or combination, exchange or readjustment of shares, or any stock dividend thereon, the Bonus Amount shall be adjusted, to the extent appropriate, to reflect such stock dividend, subdivision, reclassification, recapitalization, split, combination, exchange or readjustment of shares.

                                   ARTICLE VII

                            CONDITIONS TO THE MERGER
                            ------------------------

        SECTION 7.01 Conditions to the Obligations of Each Party. The respective
                     -------------------------------------------
obligations of the Company, Parent and Merger Sub to consummate the Merger are subject to the satisfaction or waiver of the following conditions:

                (a)     Stockholder Approval. This Agreement shall have been
                        --------------------
approved and adopted by the requisite affirmative vote of the stockholders of the Company in accordance with the DGCL and the Company's Certificate of Incorporation and Bylaws;

                (b)     No Order. No Governmental Entity or court of competent
                        --------
jurisdiction located or having jurisdiction in the United States shall have enacted, issued, promulgated, enforced or entered any statute, rule, regulation, decree, judgment, injunction or other order, whether temporary, preliminary or permanent (each an "Order") which is then in effect and has the effect of making the Merger illegal or otherwise prohibiting consummation of the Merger;

                (c)     HSR Act. Any waiting period (and any extension thereof)
                        -------
applicable to the consummation of the Merger under the HSR Act shall have expired or been terminated; and

                (d)     Compliance with the Securities Act. The California
                        ----------------------------------
Department of Corporations shall have issued an approval under the Fairness Hearing Law (following a hearing upon the fairness of the terms and conditions of the Merger, conducted pursuant to the Fairness Hearing Law) for the issuance of the shares of Parent Common Stock to be issued pursuant to this Agreement, and all applicable requirements of Section 3(a)(10) of the Securities Act shall have been satisfied.

        SECTION 7.02 Conditions to the Obligations of Parent and Merger Sub. The
                     ------------------------------------------------------
obligations of Parent and Merger Sub to consummate the Merger are subject to the satisfaction or waiver of the following additional conditions:

                (a)     Representations and Warranties. (i) Except as would not
                        ------------------------------
reasonably be likely to have a Company Material Adverse Effect, each of the representations and warranties made by the Company in Sections 3.01 through 3.13 and Sections 3.15 through 3.34 of this Agreement shall be true and correct in all respects as of the Effective Time with the same force and effect as if made on and as of the Effective Time, except that those representations and warranties that address matters only as of a particular date shall remain true and correct as of such date (it being understood that, for purposes of determining the accuracy of such representations and warranties, all "Company Material Adverse Effect" qualifications and other qualifications based on the word "material" or similar phrases contained in such representations and warranties shall be disregarded), and Parent shall have received a certificate of the Chief Executive Officer of the Company to that effect. Each of the representations and warranties made by the Company in Section 3.14 of this Agreement that are qualified as to materiality or Company Material Adverse Effect, or any similar standard or qualification, shall be true and correct in all respects, and each of the representations and warranties made by the Company in Section 3.14 of this Agreement that are not qualified as to materiality or Company Material Adverse Effect, or any similar standard or qualification, shall be true and correct in all material respects, in each case as of the Effective Time with the same force and effect as if made on and as of the Effective Time, except that those representations and warranties that address matters only as of a particular date shall remain true and correct as of such date. Parent shall have received a certificate of the Chief Executive Officer of the Company to the effects described above;

                (b)     Agreements and Covenants. The Company shall have
                        ------------------------
performed or complied in all material respects with all agreements and covenants required by this Agreement to be performed or complied with by it on or prior to the Effective Time and Parent shall have received a certificate of the Chief Executive Officer of the Company to that effect;

                (c)     Approvals. Parent shall have received, each in form and
                        ---------
substance reasonably satisfactory to Parent, all authorizations, consents, orders and approvals (i) required by any Governmental Entity or official, if any, (ii) set forth in Section 7.02(c) of the Company Disclosure Schedule or
(iii) the failure of which to obtain would have, or could reasonably be expected to have, a Company Material Adverse Effect;

                (d)     Vote in Favor of the Merger. Stockholders holding at
                        ---------------------------
least 90% of the Company Stock outstanding immediately prior to the Effective Time (on an as-converted basis) must have voted such stock in favor of or consented in writing to the approval and adoption of this Agreement and the other transactions contemplated by this Agreement;

                (e)     Reserved.
                        --------

                (f)     Employment Agreements. The individuals set forth on
                        ---------------------
Schedule 7.02(q)(i) of the Company Disclosure Schedule shall have entered into employment agreements with Parent, and such employment agreements shall remain in full force and effect and shall not have been anticipatorily breached or repudiated by such individuals;

                (g)     Reserved.
                        --------

                (h)     Affiliate Agreements. Each of the persons listed on
                        --------------------
Schedule 6.09 shall have executed and delivered to Parent an Affiliate Agreement and such agreement shall remain in full force and effect and shall not have been anticipatorily breached or repudiated by any of such affiliates;

                (i)     No Restraints. There shall not be pending or threatened
                        -------------
in writing any suit, action, investigation or proceeding to which a Governmental Entity is a party (i) seeking to restrain or prohibit the consummation of the Merger or any of the other transactions contemplated by this Agreement or seeking to obtain from Parent or the Company any damages that are material or
(ii) seeking to prohibit or limit the ownership or operation by Parent or the Company of any material portion of their respective businesses or assets;

                (j)     Escrow Agreement. Parent and the Stockholders'
                        ----------------
Representative shall have entered into the Escrow Agreement and the Escrow Agreement shall be in full force and effect and shall not have been anticipatorily breached or repudiated by the Stockholders' Representative;

                (k)     Termination of Employee Plans. The Company shall have
                        -----------------------------
terminated the Plans identified by Parent prior to Closing if (i) such Plans may be terminated contingent upon the Closing, (ii) such Plans may be terminated without material cost or expense and (iii) Parent shall have identified and communicated to the Company at least 30 days prior to Closing that such Plans shall be terminated prior to Closing. The Company shall have provided Parent with evidence, reasonably satisfactory to Parent, as to the termination of such Plans;

                (l)     Opinion of the Company's Counsel. Parent shall have
                        --------------------------------
received the opinion of DLA Piper Rudnick Gray Cary US LLP, counsel to the Company, substantially in the form attached hereto as Exhibit D;

                (m)     Secretary's Certificate. Parent shall have received (i)
                        -----------------------
a certificate executed by the Secretary of the Company attaching and certifying as to true and correct copies of the Company's current Certificate of Incorporation and Bylaws and copies of the resolutions of the Company's Board of Directors and the Company Stockholders approving and adopting this Agreement and the Merger;

                (n)     Reserved.
                        --------

                (o)     FIRPTA Compliance. The Company shall, prior to the
                        -----------------
Closing Date, provide Parent with a properly executed Foreign Investment in Real Property Tax Act of 1980 ("FIRPTA") Notification Letter and a form of notice to the Internal Revenue Service in accordance with the requirements of Treasury Regulation Section 1.897-2(h)(2) substantially in the forms attached hereto as Exhibit E and Exhibit F, respectively;

                (p)     Parachute Payments. Prior to the Effective Time, the
                        ------------------
Company shall have solicited the requisite stockholder approval under Section 280G(b)(5) of the Code of any payments or benefits that could be considered "excess parachute payments" within the meaning of Section 280G of the Code with respect to any "disqualified individuals" as defined in Section 280G of the Code who have agreed (prior to the solicitation of stockholder approval of the Merger) to forfeit any payments that would otherwise be non-deductible if such stockholder approval is not obtained;

                (q)     Employees. All of the individuals set forth on Schedule
                        ---------
7.02(q)(i) of the Company Disclosure Schedule, 80% of the individuals set forth on Schedule 7.02(q)(ii) of the Company Disclosure Schedule and 50% of the individuals set forth on Schedule 7.02(q)(iii) of the Company Disclosure Schedule shall be employed in good standing by the Company;

                (r)     Board and Officer Resignations. The Company shall have
                        ------------------------------
received written letters of resignation from each of the current members of the Board of Directors and officers of the Company, in each case effective at the Effective Time;

                (s)     Reserved;
                        --------

                (t)     Termination of the Company's Agreements. Parent shall
                        ---------------------------------------
have been furnished evidence reasonably satisfactory to it that the agreements set forth in Section 7.02(t) of the Company Disclosure Schedule shall have terminated prior to, or shall terminate upon, the Effective Time; all rights granted by the Company to its stockholders and in effect prior to the Closing, including, but not limited to, rights of co-sale, voting, registration, first refusal, first offer, preemptive, board observation or information or operational covenants, shall have terminated prior to the Closing Date; and

                (u)     Termination of 401(k) Plan. If requested by Parent
                        --------------------------
pursuant to Section 6.04(c), the Company shall have terminated the 401(k) Plan effective at least one day prior to the Closing Date (but contingent on the Closing) and all contributions payable to the 401(k) Plan shall have been made. The Company shall have provided to Parent executed resolutions of the Board of Directors of the Company authorizing the termination.

                (v)     Amendment of Certificate of Incorporation. The
                        -----------------------------------------
Certificate of Incorporation of the Company shall have been amended as set forth in the Voting Agreement and to eliminate all requirements that accrued but unpaid dividends on each share of Company Series B Preferred Stock, Company Series C Preferred Stock and Company Series C-1 Preferred Stock shall be payable in cash upon the liquidation, dissolution or winding up of the Company.

        SECTION 7.03 Conditions to the Obligations of the Company. The
                     --------------------------------------------
obligations of the Company to consummate the Merger are subject to the satisfaction or waiver of the following additional conditions:

                (a)     Representations and Warranties. Except as would not
                        ------------------------------
reasonably be likely to have a Parent Material Adverse Effect, each of the representations and warranties made by Parent and Merger Sub in this Agreement shall be true and correct in all respects as of the Effective Time with the same force and effect as if made on and as of the Effective Time, except that those representations and warranties that address matters only as of a particular date shall remain true and correct as of such date (it being understood that, for purposes of determining the accuracy of such representations and warranties, all "Parent Material Adverse Effect" qualifications and other qualifications based on the word "material" or similar phrases contained in such representations and warranties shall be disregarded), and the Company shall have received a certificate of the Chief Executive Officer of Parent to that effect;

                (b)     Agreements and Covenants. Each of Parent and Merger Sub
                        ------------------------
shall have performed or complied in all material respects with all agreements and covenants required by this Agreement to be performed or complied with by them on or prior to the Effective Time, and the Company shall have received a certificate of a duly authorized officer of Parent to that effect; and

                (c)     Listing. If necessary, Parent shall have filed with The
                        -------
Nasdaq National Market a listing application with respect to the shares of Parent Common Stock to be issued pursuant to this Agreement and pursuant to the Company Options.

                                  ARTICLE VIII

                        TERMINATION, AMENDMENT AND WAIVER
                        ---------------------------------

        SECTION 8.01 Termination. This Agreement may be terminated and the
                     -----------
Merger and the other transactions contemplated by this Agreement may be abandoned at any time prior to the Effective Time, notwithstanding any requisite approval and adoption of this Agreement and the transactions contemplated by this Agreement, as follows:

                (a) by mutual written consent duly authorized by the Boards of Directors of each of Parent and the Company;

                (b) by either Parent or the Company if the Effective Time shall not have occurred on or before April 30, 2006; provided, however, that the right to terminate this Agreement under this Section 8.01(b) shall not be available to any party whose failure to fulfill any obligation under this Agreement has been the cause of, or resulted in, the failure of the Effective Time to occur on or before April 30, 2006;

                (c) by either Parent or the Company upon the issuance of any Order which is final and nonappealable which would (i) prevent the consummation of the Merger, (ii) prohibit Parent's or the Company's ownership or operation of any portion of the business of the Company or (iii) compel Parent or the Company to dispose of or hold separate, as a result of the Merger, any portion of the business or assets of the Company or Parent;

                (d) by Parent upon a breach of any representation, warranty, covenant or agreement on the part of the Company set forth in this Agreement, or if any representation or warranty of the Company shall have become untrue, in either case such that the conditions set forth in Sections 7.02(a) and 7.02(b) could not be satisfied ("Terminating Company Breach"); provided, however, that, if such Terminating Company Breach is curable by the Company through the exercise of its reasonable best efforts and for so long as the Company continues to exercise such reasonable best efforts, Parent may not terminate this Agreement under this Section 8.01(d) unless such breach is not cured within 20 days after notice thereof is provided by Parent to the Company (but no cure period is required for a breach which, by its nature, cannot be cured); or

                (e) by the Company upon a breach of any representation, warranty, covenant or agreement on the part of Parent and Merger Sub set forth in this Agreement, or if any representation or warranty of Parent and Merger Sub shall have become untrue, in either case such that the conditions set forth in Sections 7.03(a) and 7.03(b) could not be satisfied ("Terminating Parent Breach"); provided, however, that, if such Terminating Parent Breach is curable by Parent and Merger Sub through the exercise of their respective reasonable best efforts and for so long as Parent and Merger Sub continue to exercise such reasonable best efforts, the Company may not terminate this Agreement under this
Section 8.01(e) unless such breach is not cured within 20 days after notice thereof is provided by the Company to Parent (but no cure period is required for a breach which, by its nature, cannot be cured).

        SECTION 8.02 Effect of Termination. In the event of termination of this
                     ---------------------
Agreement pursuant to Section 8.01, this Agreement and the Acquisition Documents shall forthwith become void, there shall be no liability under this Agreement or the Acquisition Documents on the part of Parent, Merger Sub or the Company or any of their respective officers, directors or affiliates, and all rights and obligations of each party hereto shall cease; provided, however, that (i)
Section 6.02(b), Section 6.08, Section 8.02 and Article X shall remain in full force and effect and survive any termination of this Agreement and (ii) nothing herein shall relieve any party from liability for the willful breach of any of its representations or warranties or the breach of any of its covenants or agreements set forth in this Agreement.

        SECTION 8.03 Amendment. Prior to the Closing, this Agreement may not be
                     ---------
amended except by an instrument in writing signed by Parent and the Company and, in respect of matters that expressly relate to the Stockholders' Representative, the Stockholders' Representative. After the Closing, this Agreement may not be amended except by an instrument in writing signed by Parent and the Stockholders' Representative.

        SECTION 8.04 Waiver. At any time prior to the Effective Time, any party
                     ------
hereto may (a) extend the time for the performance of any obligation or other act of any other party hereto, (b) waive any inaccuracy in the representations and warranties contained herein or in any document delivered pursuant hereto, and (c) waive compliance with any agreement or condition contained herein. Any such extension or waiver shall be valid if set forth in an instrument in writing signed by the party or parties to be bound thereby.

                                   ARTICLE IX

                                 INDEMNIFICATION
                                 ---------------

        SECTION 9.01 Survival of Representations and Warranties. The
                     ------------------------------------------
representations and warranties of the Company and the Company Stockholders contained in this Agreement, the Voting Agreements and any other document or certificate delivered pursuant to this Agreement (collectively, the "Acquisition Documents") shall survive the Effective Time for a period of 12 months. The representations and warranties of Parent contained in the Acquisition Documents shall not survive beyond the Effective Time. Neither the period of survival nor the liability of a party hereto with respect to representations and warranties shall be affected by any investigation made at any time (whether before or after the Effective Time) by or on behalf of a party hereto or by any actual, implied or constructive knowledge or notice of any facts or circumstances that a party hereto may have as a result of any such investigation or otherwise. The parties hereto agree that reliance shall not be an element of any claim for misrepresentation or indemnification under this Agreement. The waiver by Parent of any condition based on the accuracy of any such representation or warranty, or based on the performance of, or compliance with, any covenant or obligation, shall not affect the right to indemnification or other remedy based on such representations, warranties, covenants or obligations. If written notice of a claim has been given prior to the expiration of the applicable representations and warranties by Parent to the Stockholders' Representative, then the relevant representations and warranties shall survive as to such claim until such claim has been finally resolved.

        SECTION 9.02 Indemnification by the Company Stockholders. (a) After the
                     -------------------------------------------
Effective Time, Parent and its affiliates (including, after the Effective Time, the Surviving Corporation), officers, directors, employees, agents, successors and assigns (collectively, the "Parent Indemnified Parties") shall be indemnified and held harmless by the Company Stockholders, jointly and severally, for any and all liabilities, losses, damages of any kind, claims, costs, expenses, fines, fees, deficiencies, interest, awards, judgments, amounts paid in settlement and penalties (including, without limitation, attorneys', consultants' and experts' customary fees and expenses and other costs of defending, investigating or settling claims) suffered, incurred, accrued (in accordance with U.S. GAAP) or paid by them (including, without limitation, in connection with any action brought or otherwise initiated by any of them) (collectively, "Losses"), without adjustment for any tax deduction relating thereto, arising out of or resulting from:

                        (i) any inaccuracy or breach of any representation or warranty (for purposes of determining the dollar amount of Losses only, without giving effect to any qualification as to materiality (or similar qualifications) contained therein) made by the Company or any Company Stockholder in the Acquisition Documents;

                        (ii) the breach of any covenant or agreement made by the Company or any Company Stockholder in the Acquisition Documents;

                        (iii) in the event that any Company Stockholder properly exercises appraisal rights under applicable Law, the amount, if any, by which the fair market value (determined in accordance with applicable Law) of the Dissenting Shares exceeds the amount such Company Stockholder was otherwise entitled to receive pursuant to Section 2.01 of this Agreement (including any amount that would have been held in the Escrow Fund with respect to such Company Stockholder), and all costs, fees and expenses incurred by Parent in connection with any exercise of appraisal rights (irrespective of the outcome of any such exercise);

                        (iv) any Stockholder Expenses other than those required to be paid by Parent at Closing pursuant to Section 6.08;

                        (v) the events described in Item #1 of Section 3.10 of the Company Disclosure Schedule; or

                        (vi) the events described in Item #2 of Section 3.10 of the Company Disclosure Schedule. The indemnification obligations of the Company Stockholders set forth in Sections 9.02(a)(v) and 9.02(a)(vi) are referred to herein collectively as the "Specific Litigation Indemnification Obligations."

                (b) As used herein, "Losses" are not limited to matters asserted by third parties, but include Losses incurred or sustained by the Parent Indemnified Parties in the absence of claims by third parties. The amount of any Losses required to be paid by the Company Stockholders shall, in respect of any Loss, (i) be reduced by any recoveries actually received by the Parent Indemnified Party under insurance policies in respect of such Loss, net of any costs associated with collecting such amounts, and net of any deductible incurred in obtaining such amounts, and (ii) be increased by the present value of the amount of any annual insurance premium increases caused by any insurance recovery referenced in clause (i) above (with such insurance premium increase to be determined by information provided by the insurance company; or if such information is not adequately provided, as reasonably determined by the Stockholders' Representative and the Parent Indemnified Party in good faith).

                (c) Notwithstanding anything to the contrary contained in this Agreement, except with respect to (A) claims for equitable remedies and (B) claims based on fraud, deceit or willful misconduct, the indemnification provided in this Article IX, which indemnification shall be limited to and satisfied exclusively by the Escrow Fund, shall be the sole and exclusive post-Closing recourse and remedy available to the Parent Indemnified Parties against the Company Stockholders for any Losses. In addition, notwithstanding anything to the contrary contained in this Agreement, the Company Stockholders shall have no liability for any Losses pursuant to this Article IX until the total of all Losses for which Parent Indemnified Parties are entitled to indemnification pursuant to this Section 9.02 exceeds $300,000 in the aggregate (such first $300,000 in Losses referred to herein as the "Basket"), after which time the Company Stockholders shall be liable in full (subject to the limit of the Escrow Fund) for all indemnifiable Losses (including the Basket); provided, however, the liability of the Company Stockholders with respect to the Specific Litigation Indemnification Obligations shall be without regard to the Basket limitations. Any Losses subject to the Specific Litigation Indemnification Obligations shall not count toward the Basket.

                (d) By virtue of their adoption of this Agreement and their approval of the transactions contemplated hereby, the Company Stockholders acknowledge and agree that, if the Surviving Corporation suffers, incurs or otherwise becomes subject to any Losses (any such Losses, "Surviving Corporation Losses") as a result of or in connection with any inaccuracy in or breach of any representation, warranty, covenant or obligation, then (without limiting any of the rights of the Surviving Corporation as an Indemnitee) Parent shall also be deemed, by virtue of its ownership of the stock of the Surviving Corporation, to have incurred Losses as a result of and in connection with such inaccuracy or breach. For the avoidance of doubt and to avoid duplication, the Surviving Corporation shall not be indemnified for that portion of Surviving Corporation Losses for which Parent is indemnified.

                (e) No stockholder of the Company shall have any right of contribution, right of indemnity or other right or remedy against the Surviving Corporation in connection with any indemnification obligation or any other liability to which such stockholder may become subject under or in connection with this Agreement.

                (f) Notwithstanding anything herein to the contrary, the Company's representations and warranties contained in Article III of this Agreement shall, for purposes of the Company Stockholders' indemnification obligations, be deemed to be made as of the date of this Agreement and as of the Effective Time (except for any such representation or warranty that expressly speaks of an earlier date) without regard to the exceptions set forth in the certificates delivered in connection with Section 7.02(a).

                (g) Notwithstanding anything in the Acquisition Documents to the contrary, the Specific Litigation Indemnification Obligations shall survive for a period of 24 months following the Effective Time.

        SECTION 9.03 Reserved.
                     --------

        SECTION 9.04 Indemnification Procedures.
                     --------------------------

                (a) For purposes of this Section 9.04, a party against which indemnification may be sought is referred to as the "Indemnifying Party" and the party which may be entitled to indemnification is referred to as the "Indemnified Party".

                (b) The obligations and liabilities of Indemnifying Parties under this Article IX with respect to Losses arising from actual or threatened claims or demands by any third party which are subject to the indemnification provided for in this Article IX ("Third Party Claims") shall be governed by and contingent upon the following additional terms and conditions: if an Indemnified Party shall receive notice of any Third Party Claim, the Indemnified Party shall give the Stockholders' Representative notice of such Third Party Claim within 60 days of the receipt by the Indemnified Party of such notice; provided, however, that the failure to provide such notice shall not release an Indemnifying Party from any of its obligations under this Article IX except to the extent that such Indemnifying Party is materially prejudiced by such failure. The notice of claim shall describe in reasonable detail (i) the facts known to the Indemnified Party giving rise to such indemnification claim, (ii) if applicable, the representation or warranty that is alleged to have been inaccurate or covenant or agreement that is alleged to have been breached, (iii) the basis for such claim, including the provision of any related documents that are reasonably available to the Indemnified Party and (iv) the amount or good faith estimate of the amount arising therefrom.

                (c) If the Indemnifying Party acknowledges in writing its obligation to indemnify the Indemnified Party hereunder against any Losses that may result from such Third Party Claim, then the Indemnifying Party shall be entitled to assume and control the defense of such Third Party Claim through counsel of its choice (such counsel to be reasonably acceptable to the Indemnified Party) if it gives notice of its intention to do so to the Indemnified Party within 10 days of the receipt of such notice from the Indemnified Party; provided, however, that the Indemnifying Party shall not have the right to assume the defense of the Third Party Claim if (i) any such claim seeks, in addition to or in lieu of monetary losses, any injunctive or other equitable relief, (ii) the Indemnifying Party fails to provide reasonable assurance to the Indemnified Party of the adequacy of the Escrow Fund to provide indemnification in accordance with the provisions of this Agreement and the Escrow Agreement with respect to such proceeding, (iii) there is reasonably likely to exist a conflict of interest that would make it inappropriate (in the judgment of the Indemnified Party in its reasonable discretion) for the same counsel to represent both the Indemnified Party and the Indemnifying Party, (iv) settlement of, or an adverse judgment with respect to, the Third Party Claim may establish (in the good faith judgment of the Indemnified Party) a precedential custom or practice adverse to the business interests of the Indemnified Party or would increase the Tax liability of the Indemnified Party, or (v) such Third Party Claim relates to the Specific Litigation Indemnification Obligations; provided further, that if by reason of the Third Party Claim a Lien, attachment, garnishment, execution or other encumbrance is placed upon any of the property or assets of such Indemnified Party, the Indemnifying Party, if it desires to exercise its right to assume such defense of the Third Party Claim, must agree to use a portion of the Escrow Fund to furnish a satisfactory indemnity bond to obtain the prompt release of such Lien, attachment, garnishment, execution or other encumbrance. If the Indemnifying Party assumes the defense of a Third Party Claim, it will conduct the defense actively, diligently and at its own expense, and it will hold all Indemnified Parties harmless from and against all Losses caused by or arising out of any settlement thereof. The Indemnified Party shall cooperate with the Indemnifying Party in such defense and make available to the Indemnifying Party, at the Indemnifying Party's expense, all witnesses, pertinent records, materials and information in the Indemnified Party's possession or under the Indemnified Party's control relating thereto as is reasonably requested by the Indemnifying Party. Except with the written consent of the Indemnified Party (not to be unreasonably withheld), the Indemnifying Party will not, in the defense of a Third Party Claim, consent to the entry of any judgment or enter into any settlement (i) which does not include as an unconditional term thereof the giving to the Indemnified Party by the third party of a release from all liability with respect to such suit, claim, action, or proceeding; (ii) unless there is no finding or admission of (A) any violation of Law by the Indemnified Party (or any affiliate thereof), (B) any liability on the part of the Indemnified Party (or any affiliate thereof) or (C) any violation of the rights of any person and no effect on any other claims of a similar nature that may be made by the same third party against the Indemnified Party (or any affiliate thereof); or (iii) which exceeds the then current value of the sum of the Escrow Shares remaining in the Escrow Fund.

                (d) In the event that the Indemnifying Party fails or elects not to assume the defense of an Indemnified Party against such Third Party Claim which the Indemnifying Party had the right to assume pursuant to
Section 9.04(c), the Indemnified Party shall have the right, at the expense of the Indemnifying Party, to defend or prosecute such claim in any manner as it may reasonably deem appropriate and may settle such claim after giving written notice thereof to the Indemnifying Party, on such terms as such Indemnified Party may deem appropriate, and the Indemnified Party may seek prompt reimbursement from the Escrow Fund for any Losses incurred in connection with such settlement. If no settlement of such Third Party Claim is made, the Indemnified Party may seek prompt reimbursement from the Escrow Fund for any Losses arising out of any judgment rendered with respect to such claim. Any Losses for which an Indemnified Party is entitled to indemnification hereunder shall be promptly paid as suffered, incurred or accrued (in accordance with U.S.
GAAP). If the Indemnifying Party does not elect to assume the defense of a Third Party Claim which it has the right to assume hereunder, the Indemnified Party shall have no obligation to do so.

                (e) In the event that the Indemnifying Party is not entitled to assume the defense of the Indemnified Party against such Third Party Claim pursuant to Section 9.04(c), the Indemnified Party shall have the right, at the expense of the Indemnifying Party, to defend or prosecute such claim and consent to the entry of any judgment or enter into any settlement with respect to the Third Party Claim in any manner it may reasonably deem appropriate after giving written notice thereof to the Indemnifying Party, and the Indemnified Party may seek prompt reimbursement from the Escrow Fund for any Losses incurred in connection with such judgment or settlement, subject to the limitations set forth in the Escrow Agreement with respect to the Specific Litigation Indemnification Obligations.

In such case, the Indemnified Party shall conduct the defense of the Third Party Claim actively and diligently, and the Indemnifying Party shall cooperate with the Indemnified Party in such defense and make available to the Indemnified Party, at the Indemnifying Party's expense, all such witnesses, records, materials and information in the Indemnifying Party's possession or under the Indemnifying Party's control relating thereto as is reasonably requested by the Indemnified Party. If no settlement of such Third Party Claim is made, the Indemnified Party may seek prompt reimbursement from the Escrow Fund for any Losses arising out of any judgment rendered with respect to such claim. Any Losses for which an Indemnified Party is entitled to indemnification hereunder shall be promptly paid as suffered, incurred or accrued (in accordance with U.S.
GAAP).

        SECTION 9.05 Stockholders' Representative.
                     ----------------------------

                (a) Chris Pacitti (such person and any successor or successors being the "Stockholders' Representative") shall act as the representative of the Company Stockholders, and shall be authorized to act on behalf of the Company Stockholders and to take any and all actions required or permitted to be taken by the Stockholders' Representative under this Agreement with respect to any claims (including the settlement thereof) made by a Parent Indemnified Party for indemnification pursuant to this Article IX and with respect to any actions to be taken by the Stockholders' Representative pursuant to the terms of the Escrow Agreement (including, without limitation, the exercise of the power to (i) authorize the delivery of Escrow Shares to a Parent Indemnified Party in satisfaction of claims by a Parent Indemnified Party, (ii) agree to, negotiate, enter into settlements and compromises of, and comply with orders of courts with respect to any claims for indemnification and (iii) take all actions necessary in the judgment of the Stockholders' Representative for the accomplishment of the foregoing). In all matters relating to this Article IX, the Stockholders' Representative shall be the only party entitled to assert the rights of the Company Stockholders, and the Stockholders' Representative shall perform all of the obligations of the Company Stockholders hereunder. The Parent Indemnified Parties shall be entitled to rely on all statements, representations and decisions of the Stockholders' Representative.

                (b) The Company Stockholders shall be bound by all actions taken by the Stockholders' Representative in his, her or its capacity thereof, except for any action that conflicts with the limitations set forth in subsection (d) below. The Stockholders' Representative shall promptly, and in any event within five business days, provide written notice to the Company Stockholders of any material action taken on behalf of them by the Stockholders' Representative pursuant to the authority delegated to the Stockholders' Representative under this Section 9.05. The Stockholders' Representative shall at all times act in his or her capacity as Stockholders' Representative in a manner that the Stockholders' Representative believes to be in the best interest of the Company Stockholders. Neither the Stockholders' Representative nor any of its directors, officers, agents or employees, if any, shall be liable to any person for any error of judgment, or any action taken, suffered or omitted to be taken under this Agreement or the Escrow Agreement, except in the case of its gross negligence, bad faith or willful misconduct. The Stockholders' Representative may consult with legal counsel, independent public accountants and other experts selected by it. The Stockholders' Representative shall not have any duty to ascertain or to inquire as to the performance or observance of any of the terms, covenants or conditions of this Agreement or the Escrow Agreement. As to any matters not expressly provided for in this Agreement or the Escrow Agreement, the Stockholders' Representative shall not exercise any discretion or take any action.

                (c) Each Company Stockholder shall indemnify and hold harmless and reimburse the Stockholders' Representative from and against such Company Stockholder's ratable share of any and all liabilities, losses, damages, claims, costs or expenses suffered or incurred by the Stockholders' Representative arising out of or resulting from any action taken or omitted to be taken by the Stockholders' Representative under this Agreement or the Escrow Agreement, other than such liabilities, losses, damages, claims, costs or expenses arising out of or resulting from the Stockholders' Representative's gross negligence, bad faith or willful misconduct.

                (d) Notwithstanding anything to the contrary herein or in the Escrow Agreement, the Stockholders' Representative is not authorized to, and shall not, accept on behalf of any Company Stockholder any merger consideration to which such Company Stockholder is entitled under this Agreement and the Stockholders' Representative shall not in any manner exercise, or seek to exercise, any voting power whatsoever with respect to shares of capital stock of the Company or Parent now or hereafter owned of record or beneficially by any Company Stockholder unless the Stockholders' Representative is expressly authorized to do so in a writing signed by such Company Stockholder.

                                    ARTICLE X

                               GENERAL PROVISIONS
                               ------------------

        SECTION 10.01 Notices. All notices, requests, claims, demands and other
                      -------
communications hereunder shall be in writing and shall be given (and shall be deemed to have been duly given upon receipt) by delivery in person, by cable, telecopy, facsimile, overnight delivery service or by registered or certified mail (postage prepaid, return receipt requested) to the respective parties at the following addresses (or at such other address for a party as shall be specified in a notice given in accordance with this Section 10.01):

                (a)     if to Parent or Merger Sub:

                        Blue Coat Systems, Inc.
                        420 N. Mary Avenue
                        Sunnyvale, California  94085
                        Facsimile No.:  (408) 220-2327
                        Attention:  General Counsel

                        with a copy to:

                        Gunderson Dettmer Stough Villeneuve
                        Franklin & Hachigian, LLP
                        155 Constitution Drive
                        Menlo Park, California  94025
                        Facsimile No.:  (650) 321-2800
                        Attention:  Daniel E. O'Connor, Esq.

                (b)     if to the Company:

                        Permeo Technologies, Inc.
                        1501 South Mopac
                        Building 1, Suite A200
                        Austin, Texas 78746
                        Facsimile No.:  (512) 334-3614
                        Attention:  Chief Executive Officer

                        with a copy to:

                        DLA Piper Rudnick Gray Cary US LLP
                        1221 South MoPac Expressway
                        Austin, Texas 78746
                        Facsimile No.:  (512) 457-7001
                        Attention:  Philip W. Russell, Esq.

                (c)     if to the Stockholders' Representative:

                        Chris Pacitti
                        300 West Sixth Street, Suite 2300
                        Austin, Texas  78701
                        Facsimile No.:  (512) 476-3952

        SECTION 10.02 Certain Definitions. As used in this Agreement, the
                      -------------------
following terms shall have the following meanings:

                        (i)     "affiliate" of a specified person means a person
                                 ---------
who directly or indirectly through one or more intermediaries controls, is controlled by, or is under common control with such specified person.

                        (ii)    "beneficial owner" with respect to any shares
                                 ----------------
means a person who shall be deemed to be the beneficial owner of such shares (i) which such person or any of its affiliates or associates (as such term is defined in Rule 12b-2 promulgated under the Exchange Act) beneficially owns, directly or indirectly, (ii) which such person or any of its affiliates or associates has, directly or indirectly, (A) the right to acquire (whether such right is exercisable immediately or subject only to the passage of time), pursuant to any agreement, arrangement or understanding or upon the exercise of consideration rights, exchange rights, warrants or options, or otherwise, or (B) the right to vote pursuant to any agreement, arrangement or understanding, or
(iii) which are beneficially owned, directly or indirectly, by any other persons with whom such person or any of its affiliates or associates or person with whom such person or any of its affiliates or associates has any agreement, arrangement or understanding for the purpose of acquiring, holding, voting or disposing of any shares.

                        (iii)   "business day" means any day on which banks are
                                 ------------
not required or authorized to close in San Francisco, California and Austin, Texas.

                        (iv)    "control" (including the terms "controlled by"
                                 -------
and "under common control with") means the possession, directly or indirectly or as trustee or executor, of the power to direct or cause the direction of the management and policies of a person, whether through the ownership of voting securities, as trustee or executor, by contract or credit arrangement or otherwise.

                        (v)     "Federal" means United States Federal.
                                 -------

                        (vi)    "person" means an individual, corporation,
                                 ------
partnership, limited partnership, syndicate, person (including, without limitation, a "person" as defined in Section 13(d)(3) of the Exchange Act), trust, association or entity or government, political subdivision, agency or instrumentality of a government.

                        (vii)   "subsidiary" or "subsidiaries" of any person
                                 ----------      ------------
means any corporation, partnership, joint venture or other legal entity of which such person (either alone or through or together with any other subsidiary) owns, directly or indirectly, more than 50% of the stock or other equity interests, the holders of which are generally entitled to vote for the election of the board of directors or other governing body of such corporation or other legal entity.

        SECTION 10.03 Severability. If any term or other provision of this
                      ------------
Agreement is invalid, illegal or incapable of being enforced by any rule of Law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated by this Agreement is not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated by this Agreement be consummated as originally contemplated to the fullest extent possible.

        SECTION 10.04 Assignment; Binding Effect; Benefit. Neither this
                      -----------------------------------
Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto (whether by operation of Law or otherwise) without the prior written consent of the other parties. Subject to the preceding sentence, this Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and assigns. Notwithstanding anything contained in this Agreement to the contrary, nothing in this Agreement, expressed or implied, is intended to confer on any person other than the parties hereto or their respective successors and assigns any rights, remedies, obligations or liabilities under or by reason of this Agreement.

        SECTION 10.05 Incorporation of Exhibits. The Company Disclosure
                      -------------------------
Schedule, the Parent Disclosure Schedule, the Schedules and all Exhibits attached hereto and referred to herein are hereby incorporated herein and made a part hereof for all purposes as if fully set forth herein.

        SECTION 10.06 Specific Performance. The parties hereto agree that
                      --------------------
irreparable damage would occur in the event any provision of this Agreement was not performed in accordance with the terms hereof and that the parties shall be entitled to specific performance of the terms hereof in addition to any other remedy at law or in equity.

        SECTION 10.07 Governing Law; Forum. This Agreement shall be governed by,
                      --------------------
and construed in accordance with, the laws of the State of Delaware applicable to contracts executed in and to be performed in that state and without regard to any applicable conflicts of law. In any action between the parties hereto arising out of or relating to this Agreement or any of the transactions contemplated by this Agreement: (i) each of the parties irrevocably and unconditionally consents and submits to the exclusive jurisdiction and venue of the Delaware Court of Chancery; and (ii) each of the parties irrevocably consents to service of process by first class certified mail, return receipt requested, postage prepaid.

        SECTION 10.08 Time of the Essence. For purposes of this Agreement and
                      -------------------
the transactions contemplated by this Agreement, time is of the essence.

        SECTION 10.09 Reserved.
                      --------

        SECTION 10.10 Construction and Interpretation.
                      -------------------------------

                (a) For purposes of this Agreement, whenever the context requires, the singular number shall include the plural, and vice versa; the masculine gender shall include the feminine and neuter genders; the feminine gender shall include the masculine and neuter genders; and the neuter gender shall include the masculine and feminine genders.

                (b) Neither this Agreement nor any uncertainty or ambiguity herein shall be construed or resolved against any party, whether under any rule of construction or otherwise. No party to this Agreement shall be considered the draftsman. The parties acknowledge and agree that this Agreement has been reviewed, negotiated, and accepted by all parties and their attorneys and shall be construed and interpreted according to the ordinary meaning of the words used so as fairly to accomplish the purposes and intentions of all parties hereto.

                (c) As used in this Agreement, the words "include" and "including," and variations thereof, shall not be deemed to be terms of limitation, but rather shall be deemed to be followed by the words "without limitation."

                (d) Except as otherwise indicated, all references in this Agreement to "Articles," "Sections," "Schedules" and "Exhibits" are intended to refer to an Article or Section of, or Schedule or Exhibit to, this Agreement.

                (e) Except as otherwise indicated, all references (i) to any agreement (including this Agreement), contract or Law are to such agreement, contract or Law as amended, modified, supplemented or replaced from time to time, and (ii) to any Governmental Entity include any successor to that Governmental Entity.

        SECTION 10.11 Further Assurances. Each party hereto shall execute and
                      ------------------
cause to be delivered to each other party hereto such instruments and other documents, and shall take such other actions, as such other party may reasonably request (prior to, at or after the Closing) for the purpose of carrying out or evidencing any of the transactions contemplated by this Agreement.

        SECTION 10.12 Headings. The descriptive headings contained in this
                      --------
Agreement are included for convenience of reference only and shall not affect in any way the meaning or interpretation of this Agreement.

        SECTION 10.13 Counterparts. This Agreement may be executed and delivered
                      ------------
(including by facsimile transmission) in two or more counterparts, each of which when executed and delivered shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.

        SECTION 10.14 Entire Agreement. This Agreement (including the Exhibits,
                      ----------------
the Schedules, the Company Disclosure Schedule and the Parent Disclosure Schedule) and the Non-Disclosure Agreement constitute the entire agreement among the parties with respect to the subject matter hereof and supersede all prior agreements and understandings among the parties with respect thereto. No addition to or modification of any provision of this Agreement shall be binding upon any party hereto unless made in writing and signed by all parties hereto.

        SECTION 10.15 Schedules. The Parent Disclosure Schedule and the Company
                      ---------
Disclosure Schedule (the "Disclosure Schedules") contain a series of schedules corresponding to the sections contained in Articles III and IV. Matters set forth in the Disclosure Schedules are not necessarily limited to matters required by the Agreement to be reflected in the Disclosure Schedules. Such additional matters are set forth for information purposes and the Disclosure Schedules do not necessarily include other matters of a similar nature

                  [Remainder of page intentionally left blank]

        IN WITNESS WHEREOF, each of Parent, Merger Sub, the Company and the Stockholders' Representative has executed or has caused this Agreement to be executed by its duly authorized officer as of the date first written above.

                                            BLUE COAT SYSTEMS, INC.

                                            By:    /s/ Brian NeSmith
                                                   ----------------------------
                                            Name:  Brian NeSmith
                                            Title: Chief Executive Officer

                                            PIVOT ACQUISITION CORP.

                                            By:    /s/ Brian NeSmith
                                                   ----------------------------
                                            Name:  Brian NeSmith
                                            Title: Chief Executive Officer

                                            PERMEO TECHNOLOGIES, INC.

                                            By:    /s/ Michael S. Bennett
                                                   ----------------------------
                                            Name:  Michael S. Bennett
                                            Title: Chief Executive Officer

                                            CHRIS PACITTI

                                                   /s/ Chris Pacitti
                                                   ----------------------------
                                                   Chris Pacitti, solely as
                                                   Stockholders' Representative

                                SCHEDULE 2.01(b)

                        SCHEDULE OF MERGER CONSIDERATION

                                  SCHEDULE 6.09

                                   AFFILIATES

                Sierra Ventures VII, L.P.
                Sierra Ventures Associates VII, LLC
                Sierra Ventures VIII-A, L.P.
                Sierra Ventures VIII-B, L.P.
                Sierra Ventures Associates VIII, LLC
                Austin Ventures VII, L.P.
                Austin Ventures VIII, L.P.
                AV Labs I, L.P.
                Michael Bennett
                Steve Odom*

                *Steve Odom is not a Principal Stockholder and, accordingly, shall not be required to execute a Voting Agreement

                                    EXHIBIT A

                            FORM OF VOTING AGREEMENT

                                    EXHIBIT B

                            FORM OF ESCROW AGREEMENT

                                    EXHIBIT C

                       FORM OF COMPANY AFFILIATE AGREEMENT

                                    EXHIBIT D

                      FORM OF COMPANY COUNSEL LEGAL OPINION

                                    EXHIBIT E

                       FORM OF FIRPTA NOTIFICATION LETTER

                                    EXHIBIT F

                          FORM OF FIRPTA NOTICE TO IRS